EXHIBIT 10.1

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated to be Effective as of December 8, 2010

among

ATMOS ENERGY MARKETING, LLC,

as Borrower,

BNP PARIBAS SECURITIES CORP.,

as sole Lead Arranger,

BNP PARIBAS,

as Administrative Agent, Collateral Agent, Swing Line Bank, an Issuing Bank and a Bank,

SOCIETE GENERALE,

as Co-Syndication Agent. an Issuing Bank and a Bank,

THE ROYAL BANK OF SCOTLAND PLC,

as Co-Syndication Agent and a Bank,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

NATIXIS, NEW YORK BRANCH, and

COOPERATIEVE CENTRALE RAIFFEISEN – BOERENLEENBANK B.A.

as Co-Documentation Agents

and

THE OTHER FINANCIAL INSTITUTIONS THAT

BECOME PARTIES HERETO

-i-

3.09	Applicability of Uniform Customs and Practice and ISP98	54
3.10	Existing Letters of Credit	54

ARTICLE IV TAXES, YIELD PROTECTION AND ILLEGALITY

4.01	Taxes	54
4.02	Illegality	55
4.03	Increased Costs and Reduction of Return	56
4.04	Funding Losses	56
4.05	[Reserved]	57
4.06	Reserves on Offshore Rate Loans	57
4.07	Certificates of Banks	57
4.08	Substitution of Banks	58
4.09	Survival	58

ARTICLE V CLOSING ITEMS

5.01	Matters to be Satisfied Upon Execution of Agreement	58
5.02	Conditions to Each Credit Extension	59

ARTICLE VI REPRESENTATIONS AND WARRANTIES

6.01	Existence and Power	60
6.02	Authorization; No Contravention	60
6.03	Governmental Authorization	61
6.04	Binding Effect	61
6.05	Litigation	61
6.06	No Default	61
6.07	ERISA Compliance	61
6.08	Use of Proceeds; Margin Regulations	62
6.09	Title to Properties	62
6.10	Taxes	62
6.11	Financial Condition	62
6.12	Environmental Matters	62
6.13	Regulated Entities	62
6.14	No Burdensome Restrictions	62
6.15	Copyrights, Patents, Trademarks and Licenses, Etc.	63
6.16	Subsidiaries	63
6.17	Insurance	63
6.18	Full Disclosure	63

-ii-

6.19	Solvency	63
6.20	AML Laws	64

ARTICLE VII AFFIRMATIVE COVENANTS

7.01	Financial Statements	65
7.02	Certificates; Other Information	65
7.03	Notices	66
7.04	Preservation of Corporate Existence, Etc.	67
7.05	Maintenance of Property	68
7.06	Insurance	68
7.07	Payment of Obligations	68
7.08	Compliance with Laws	68
7.09	Compliance with ERISA	68
7.10	Inspection of Property and Books and Records	68
7.11	Environmental Laws	69
7.12	Use of Proceeds	69
7.13	Collateral Position Audit	69
7.14	Lock Box	69
7.15	Financial Covenants	69
7.16	Swap Contracts	70
7.17	Physical Trade Contracts	70

ARTICLE VIII NEGATIVE COVENANTS

8.01	Limitation on Liens	70
8.02	Consolidations and Mergers	71
8.03	Limitation on Indebtedness	71
8.04	Transactions with Affiliates	72
8.05	Use of Proceeds	72
8.06	Contingent Obligations	72
8.07	Restricted Payments	72
8.08	ERISA	72
8.09	Change in Business	72
8.10	Accounting Changes	73
8.11	Net Position	73
8.12	Loans and Investments	73
8.13	[Reserved]	73
8.14	Collateral Accounts	74
8.15	Risk Management Policy	74
8.16	SPT-Related Standby Letters of Credit	74

-iii-

ARTICLE IX EVENTS OF DEFAULT
9.01	Event of Default	74
9.02	Remedies	76
9.03	Rights Not Exclusive	76
9.04	Application of Collateral Proceeds	76

ARTICLE X AGENTS

10.01	Appointment and Authorization	77
10.02	Delegation of Duties	77
10.03	Liability of Agents	77
10.04	Reliance by Agents	78
10.05	Notice of Default	78
10.06	Credit Decision	78
10.07	Indemnification	79
10.08	Agents in Individual Capacity	79
10.09	Successor Administrative Agent	79
10.10	Withholding Tax	80
10.11	Collateral Matters	81
10.12	Monitoring Responsibility	81

ARTICLE XI MISCELLANEOUS

11.01	Amendments and Waivers	82
11.02	Notices	83
11.03	No Waiver; Cumulative Remedies	83
11.04	Costs and Expenses	83
11.05	Indemnity	84
11.06	Payments Set Aside	84
11.07	Successors and Assigns	84
11.08	Assignments, Participations, Etc.	85
11.09	Set-off	86
11.10	Automatic Debits of Fees	87
11.11	Notification of Addresses, Lending Offices, Etc.	87
11.12	Collateral Accounts Charges and Procedures	87
11.13	Counterparts	87
11.14	Severability	87
11.15	No Third Parties Benefited	87
11.16	GOVERNING LAW	87

-iv-

11.17	Submission to Jurisdiction	88
11.18	Waiver of Jury Trial	88
11.19	Release of Collateral	89
11.20	Entire Agreement	89
11.21	Effect of Amendment and Restatement	89
11.22	Joinder	89
11.23	Specified Laws	89

SCHEDULES

2.01	Committed Line and Committed Line Portion
6.05	Litigation, and Patent, Trademark, Etc. Claims
6.07	ERISA Matters
6.12	Environmental Matters
6.16	Subsidiaries and Equity Investments
6.17	Insurance Matters
7.03(f)	Locations of Inventory Storage
8.01	Permitted Indebtedness and Liens
8.06	Contingent Obligations
11.02	Addresses for Notices and Lending Offices
11.22	Committed Line Portion Addendum

EXHIBITS

A	Form of Notice of Borrowing (Letters of Credit)
B	Notice of Conversion/Continuation
C	Form of Compliance Certificate
D	Form of Assignment and Acceptance
E	Form of Borrowing Base Collateral Position Report
F	Form of Net Position Report and Exposure Report
G	Form of Subordination Agreement
H	Form of Bailee Acknowledgement
I	Form of Embedded Value Report
J	Form of SPT Activity Report
K	Form of Administrative Agent Confirmation of Letter of Credit Issuance/Amendment Approval

-v-

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (as amended, supplemented and otherwise modified from time to time, the “Agreement”) is entered into effective as of December 8, 2010, among ATMOS ENERGY MARKETING, LLC, a Delaware limited liability company (the “Borrower”), BNP PARIBAS, a bank organized under the laws of France, as a Bank, as an Issuing Bank, and as Administrative Agent for the Banks, and as Collateral Agent, SOCIETE GENERALE and ROYAL BANK OF SCOTLAND (as defined below), as co-syndication agents (in such capacity, each a “Co-Syndication Agent”), CREDIT AGRICOLE, NATIXIS and RABOBANK (as defined below), as co-documentation agents (in such capacity, each a “Co-Documentation Agent”), and each other financial institution that becomes a party hereto.

WHEREAS, the Borrower, and certain of the Agents, the Issuing Banks and the Banks entered into that certain Credit Agreement, dated as of December 1, 2001 (as amended and restated by the Uncommitted Amended and Restated Credit Agreement, dated as of July 1, 2002, the Uncommitted Second Amended and Restated Credit Agreement, dated as of March 30, 2005, the Third Amended and Restated Credit Agreement, dated as of December 30, 2008, the Fourth Amended and Restated Credit Agreement, dated as of December 10, 2009 and as otherwise amended, supplemented and modified prior to the date hereof, the “Original Credit Agreement”).

WHEREAS, the Borrower, the Agents, the Issuing Banks and the Banks desire to amend and restate the Original Credit Agreement so that, from time to time, the Banks, on a committed basis, continue to make loans to the Borrower and continue to issue Letters of Credit for the account of the Borrower in order to provide working capital to the Borrower, to facilitate the Borrower’s purchases of natural gas in the ordinary course of business, to secure swap and physical trade counterparties for out-of-the-money swap and physical trade obligations, and for such other purposes set forth herein. The Banks have indicated their willingness to continue to lend such amounts and to continue to issue and participate in such Letters of Credit on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Defined Terms. The following terms have the following meanings:

“360-Day L/C Cap” means a cap upon 360-Day Letters of Credit equal to $30,000,000:

“360-Day L/C Maturity Date” means, with respect to any Letter of Credit, the earlier of 360 days after the date of Issuance of such Letter of Credit and 360 days after the Expiration Date.

“360-Day Letter of Credit” means any letter of credit (whether a standby letter of credit or commercial documentary letter of credit) that is Issued by an Issuing Bank pursuant to Article III, to the extent that such letter of credit (a) is Issued in connection with trade-related obligations in the ordinary course of business of the Borrower and its Subsidiaries, (b) expires not later than the 360-Day L/C Maturity Date, and (c) immediately after giving effect to the Issuance thereof, does not cause the aggregate undrawn amount of all outstanding 360-Day Letters of Credit, together with the amount of all unreimbursed drawings under all 360-Day Letters of Credit, to be an amount in excess of the 360-Day L/C Cap.

“Account” has the meaning stated in the New York Uniform Commercial Code.

“Account Debtor” means a Person who is obligated to the Borrower under an Account of the Borrower.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary); provided, however, that the relevant Borrower or the Subsidiary is the surviving entity.

“Activation Period” means the period which commences within a reasonable period of time not to exceed two Business Days after receipt by Bank of America, N.A. of a written notice from BNP Paribas (or its successor or assignee under the Deposit Account Control Agreement in the form set forth in the Deposit Account Control Agreement).

“Administrative Agent” means BNP Paribas in its capacity as administrative agent for the Banks hereunder, and any successor agent arising under Section 10.09.

“Administrative Agent’s Payment Office” means the address for payments set forth on Schedule 11.02 hereto in relation to the Administrative Agent, or such other address as the Administrative Agent may from time to time specify.

“Advance Cap Percentage” with respect to any Borrowing Base Sub-Cap, the percentage set opposite such level under the column “Advance Cap Percentage” in the table set forth in the definition of Revolving Loan Dollar Advance Cap.

“Advance Maturity Date” means with respect to (a) Revolving Loans that are Base Rate Loans, the earliest to occur of (i) sixty (60) days from the date of the Borrowing, or the (ii) Expiration Date; (b) Revolving Loans that are Offshore Rate Loans, the earliest to occur of (i) sixty (60) days from the date of the Borrowing, (ii) the end of the Interest Period for such Offshore Rate Loan; or (iii) the Expiration Date; and (c) Swing Line Loans, the earliest to occur of (i) five (5) Business Days from the date of the Borrowing, (ii) demand for repayment of such Borrowing; or (iii) the Expiration Date.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agents” means the Administrative Agent and the Collateral Agent, and “Agent” means each of them, as context requires.

“Agent-Related Persons” means the Administrative Agent, the Collateral Agent, the Co-Documentation Agents and the Co-Syndication Agents, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” has the meaning ascribed to such term in the preamble hereto.

“AML Laws” has the meaning ascribed to such term in Section 6.20(a).

“Applicable Margin” means with respect to Base Rate Loans, Offshore Rate Loans, Swing Line Loans, Loans tied to the Cost of Funds rate, Letters of Credit, and SPT-Related Letters of Credit, for any day, the applicable rate per annum set forth below, based upon the Excess Tangible Net Worth determined as of the last day of the most recently ended fiscal quarter:

Excess Tangible Net Worth	Applicable Margin for Base Rate Loans, Offshore Rate Loans, Swing Line Loans, and Loans tied to the Cost of Funds	Applicable Margin for Letters of Credit (including Physical Trade Delivery- Related Standby Letters of Credit)	Applicable Margin for SPT-Related Standby Letters of Credit (other than Physical Trade Delivery-Related Standby Letters of Credit)
Less than or equal to $10,000,000	2.250%	2.250%	2.500%
Greater than $10,000,000 and less than or equal to $25,000,000	2.125%	2.125%	2.375%
Greater than $25,000,000 and less than or equal to $50,000,000	2.000%	2.000%	2.250%
Greater than $50,000,000	1.875%	1.875%	2.125%

For the purposes of the foregoing, the Excess Tangible Net Worth shall be determined based upon the Borrower’s most recent consolidated financial statements delivered pursuant to Section 7.01(c), and each change in the Applicable Margin resulting from a change in the Excess Tangible Net Worth shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Excess Tangible Net Worth shall be deemed to be less than or equal to $10,000,000 at any time that an Event of Default has occurred and is continuing.

“Assignee” has the meaning specified in Subsection 11.08(a).

“Assignment of Claims Act”: the Federal Assignment of Claims Act of 1940, as amended from time-to-time (31 U.S.C. §3727 et seq.) and any similar state or local laws, as the same now exist or may from time-to-time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations or interpretations related thereto.

“Atmos Support Agreement” means an agreement of Atmos Energy Corporation to provide certain support for Borrower and its operations and to remit insurance proceeds to the Administrative Agent, as provided therein, such agreement to be in form and substance acceptable to Administrative Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Available Committed Line Portion” means, with respect to any Bank at any time, an amount equal to the excess, if any of (a) such Bank’s Committed Line Portion then in effect over (b) such Bank’s total Effective Amount at such time.

“Bank Blocked Account” means an account of the Collateral Agent into which Cash Collateral shall and certain other funds may (at the direction of the Collateral Agent) be deposited from time to time.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as amended (11 U.S.C. §101, et seq.).

“Banks” shall mean BNP Paribas, Société Générale, Royal Bank of Scotland, Natixis, Brown Brothers Harriman & Co., Rabobank, Lloyds, Credit Agricole, DZ Bank, Trustmark and each additional lending institution added to this Agreement, through an amendment to this Agreement, by execution of a Committed Line Portion Addendum, or through an Assignment and Acceptance in accordance with Subsection 11.08(a) hereof. References to the “Banks” shall include BNP Paribas, Société Générale and Natixis including each in its capacity as an Issuing Bank and BNP Paribas in its capacity as the Swing Line Bank; for purposes of clarification only, to the extent that BNP Paribas, Société Générale or Natixis may have any rights or obligations in addition to those of the Banks due to their status as an Issuing Bank and as Agent, as applicable, BNP Paribas’, Société Générale’s and Natixis’ status as such will be specifically referenced.

“Base Rate” means, for any day, the higher of the following rates (provided that if any of the following rates cannot be determined for any day, it will be the higher of the then-determinable rates for such day): (a) 0.50% per annum above the latest Federal Funds Effective Rate; (b) the per annum rate of interest established by BNP Paribas from time to time at its principal office in New York City as its “prime rate” or “base rate” for U.S. dollar loans (with any change in such prime rate or base rate to become effective as and when such prime rate or base rate changes); (c) the Offshore Rate (based on an Interest Period of three-months) as in effect from time to time; and (d) the Cost of Funds rate.

“Base Rate Loan” means any Loan bearing interest based upon the Base Rate.

“Basis Swap Cumulative Mark-to-Market Amount” means the cumulative Mark-to-Market gain or loss related to existing undesignated basis swaps entered into by the Borrower, as reported on the most recent monthly financial statements received pursuant to Section 7.01(c) (or as otherwise evidenced to the satisfaction of the Administrative Agent).

“Below Index Sales Exposure” has the meaning ascribed to such term in Section 8.11 hereof.

“BNP Paribas” means BNP Paribas, a bank organized under the laws of France.

“Borrower” has the meaning ascribed to such term in the preamble.

“Borrowing” means a borrowing hereunder consisting of Revolving Loans or Swing Line Loans made to the Borrower under Article II.

“Borrowing Base Advance Cap” means at any time an amount equal to the least of:

(a)	the Maximum Line;

(b)	the Total Committed Line Portions;

(c)	the Borrowing Base Sub-Cap; or

(d)	the sum of:

(i) the amount of Cash Collateral and Cash Equivalents that are subject to a first priority perfected security interest in favor of the Collateral Agent, as collateral agent for the Banks, and that have not been used in determining availability for any other advance (other than advances made under the Borrowing Base Line) or Letter of Credit Issuance; plus

(ii) 90% of Borrower’s equity in Eligible Broker accounts from and after the date that a tri-party agreement with respect to such accounts is entered into, to the extent such equity is not being used in determining availability for any other advance (other than advances made under the Borrowing Base Line) or Letter of Credit Issuance; plus

(iii) 90% of the amount of Tier I Accounts which are not being used in determining availability for any other advance (other than advances made under the Borrowing Base Line) or Letter of Credit Issuance, net of deductions, offsets and counterclaims; plus

(iv) 85% of the amount of Tier II Accounts which are not being used in determining availability for any other advance (other than advances made under the Borrowing Base Line) or Letter of Credit Issuance, net of deductions, offsets and counterclaims; plus

(v) 85% of the amount of Tier I Unbilled Accounts which are not being used in determining availability for any other advance (other than advances made under the Borrowing Base Line) or Letter of Credit Issuance; plus

(vi) 80% of the amount of Tier II Unbilled Accounts which are not being used in determining availability for any other advance (other than advances made under the Borrowing Base Line) or Letter of Credit Issuance; plus

(vii) 85% of the amount of Eligible Hedged Inventory that is not being used in determining availability for any other advance (other than advances made under the Borrowing Base Line) or Letter of Credit Issuance; plus

(viii) 80% of the amount of Eligible Unhedged Inventory that is not being used in determining availability for any other advance (other than advances made under the Borrowing Base Line) or Letter of Credit Issuance; plus

(ix) 80% of the amount of Eligible Exchange Receivables which are not being used in determining availability for any other advance (other than advances made under the Borrowing Base Line) or Letter of Credit Issuance; plus

(x) 80% of the amount of Undelivered Product Value; plus

(xi) 70% of Realizable Unrealized Profits, up to a maximum amount of $50,000,000; less

(xii) the amounts which would be subject to a so-called “First Purchaser Lien” as defined in Texas Bus. & Com. Code Section 9.343, comparable laws of the states of Oklahoma, Kansas or New Mexico, or any other comparable law of any other state, unless a Letter of Credit secures payment of all amounts subject to such First Purchaser Lien; and less

(xiii) 100% of the Physical Trade Bank Prompt Close-Out Amounts of all Physical Trade Banks, as of the date of determination of the Borrowing Base Advance Cap.

(xiv) 125% of the SPT Bank Close-Out Amounts (other than Physical Trade Bank Prompt Close-Out Amounts) of all SPT Banks, as of the date of determination of the Borrowing Base Advance Cap.

In no event shall any amounts described in (d)(i) through (d)(x) above which may fall into more than one of such categories be counted more than once when making the calculation under this definition.

“Borrowing Base Collateral Position Report” means a report detailing all Collateral which has been or is being used in determining availability for an advance or letter of credit issuance under the Borrowing Base Line, such report to be in the form attached hereto as Exhibit E.

“Borrowing Base Date” means, with respect to the Borrower at any time, the most recent date as of which the Borrower has based a Borrowing Base Collateral Position Report.

“Borrowing Base Line” means the line of credit for the purpose of (a) providing working capital and to fund payments to suppliers of Product; (b) to provide for Letters of Credit to secure suppliers of Product; and (c) to fund payments due to any SPT Bank under any SPT Contract.

“Borrowing Base Sub-Cap” means (a) from the date of this Agreement until the date the first election is made by the Borrower pursuant to clause (b) of this definition, $150,000,000, and (b) thereafter, at any time, the amount set forth in the table below under the heading “Borrowing Base Sub-Cap” elected by the Borrower from time to time by written notice to the Administrative Agent (which the Administrative Agent shall promptly forward to each Bank); provided that, at the time of any such election of any such amount as the Borrowing Base Sub-Cap, but not for any other purpose herein, each of the Borrower’s Net Working Capital, Tangible Net Worth and ratio of Total Liabilities to Tangible Net Worth at such time of election, each as determined by the most recent monthly financial statements received pursuant to Section 7.01(c) are within the requirements set forth opposite such amount in the table below; provided further that the Borrowing Base Sub-Cap shall at no time exceed the Total Committed Line Portions; however, to the extent that the Total Committed Line Portions aggregate to an amount between two listed “Borrowing Base Sub-Cap” levels set forth in the table below, in order to permit the Borrower to fully utilize the Line (to the extent the Borrower indicates its desire to fully utilize the Line by including language in its Borrowing Base Sub-Cap election, after electing one of the specified levels below, to the effect of “or such higher level equal to the Total Available Committed Line Portions in effect from time to time, not to exceed the next highest Borrowing Base Sub-Cap level, unless a new election is submitted”), the Borrower shall be permitted to request Letters of Credit and Loans with respect to the excess of the Total Committed Line Portion above the lower elected Borrowing Base Sub-Cap level listed below, and the financial covenants for such Total Committed Line Portions amount shall be deemed to be set at a level consistent with such Total Committed Line Portion and the linear rate of change between the financial covenant level set opposite the lower elected “Borrowing Base Sub-Cap” level and the “Borrowing Base Sub-Cap” level immediately above such Total Committed Line Portions amount. For purposes of testing whether such requirements have been met, the highest amount elected by the Borrower for the month being tested shall be used, where during the same month being tested the Borrower elected to either increase or decrease the availability by selecting a different amount under the column entitled “Borrowing Base Sub-Cap”.

Borrowing Base Sub-Cap	Minimum Net Working Capital	Minimum Tangible Net Worth	Maximum Ratio at Total Liabilities to Tangible Net Worth
$100,000,000	$20,000,000	$20,000,000	5.00 to 1
$150,000,000	$30,000,000	$30,000,000	5.00 to 1
$200,000,000	$40,000,000	$40,000,000	5.00 to 1
$250,000,000	$50,000,000	$50,000,000	5.00 to 1
$300,000,000	$60,000,000	$60,000,000	5.00 to 1
$350,000,000	$70,000,000	$70,000,000	5.00 to 1
$400,000,000	$80,000,000	$80,000,000	5.00 to 1
$450,000,000	$90,500,000	$90,500,000	5.00 to 1
$500,000,000	$100,000,000	$100,000,000	5.00 to 1

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.

“Business Day” (a) with respect to all matters other than those related to Offshore Rate Loans, means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized, or required, by law to close and (b) means, for purposes of determining business days in connection with Offshore Rate Loans, any day on which transactions are made in the applicable offshore dollar interbank market other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required, by law to close.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Bank or of any corporation controlling a Bank.

“Capital Stock” means capital stock, membership interest, equity interest or other obligations or securities of, or any interest in, any Person.

“Cash Collateral” means currency issued by the United States and Marketable Securities that have been Cash Collateralized for the benefit of the Secured Parties.

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, Cash Collateral as collateral for the Obligations pursuant to documentation in form and substance satisfactory to Collateral Agent (which documents are hereby consented to by the Banks). The Borrower hereby grants to the Collateral Agent, for the benefit of such Secured Parties, a security interest in all such Cash Collateral. Cash Collateral shall be maintained in the Bank Blocked Account.

“Cash Equivalents” means (a) securities with maturities of twelve (12) months or less from the date of acquisition or acceptance which are issued or fully guaranteed or insured by the United States, or any agency or instrumentality thereof, (b) bankers’ acceptances, certificates of deposit, time deposits and eurodollar time deposits with maturities of twelve (12) months or less from the date of acquisition and overnight bank deposits, in each case, of the Agent, any Bank or of any international or national commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, (c) commercial paper, variable rate or auction rate securities, or any other short-term, liquid investment having ratings, on the date of purchase, of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and that matures or resets not more than twelve (12) months after the date of acquisition, (d) obligations of any U.S. state or a division, public instrumentality or taxing authority thereof, having on the date of purchase a rating of at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, (e) fully collateralized repurchase agreements with a term of not greater than seven (7) days for securities described in clauses (a) and (b) above and entered into with a financial institution satisfying the criteria described in clause (b) above, (f) investments in money market funds, mutual funds or other pooled investment vehicles (i) a majority of whose assets of which are comprised of securities of the types described in clauses (a), (b), (c), (d) or (e) above or (ii) that are rated AAA by S&P and Aaa by Moody’s and (g) investments and other instruments that are otherwise reasonably acceptable to the Agent.

“Change of Control” means, at any time:

(a) Atmos Energy Corporation shall cease to own and control legally and beneficially, either directly or indirectly, Voting Interests in Atmos Energy Holdings, Inc. representing 100% of the combined voting power of all of the Voting Interests in Atmos Energy Holdings, Inc. (on a fully diluted basis); or

(b) Atmos Energy Holdings, Inc. shall cease to own and control directly or indirectly, beneficial interest in Equity Interests representing 100% of the economic equity interest in the Borrower.

“Chase” means JP Morgan Chase Bank N.A. (or any successor).

“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by all Banks.

“Co-Documentation Agent” has the meaning specified in the preamble hereto.

“Co-Syndication Agent” has the meaning specified in the preamble hereto.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all assets of the Borrower including, without limitation, all accounts, equipment, chattel paper, inventory, natural gas in transit, instruments, contract rights, the Collateral Accounts, stock, partnership interests, and general intangibles, whether presently existing or hereafter acquired or created and the proceeds thereof.

“Collateral Accounts” means (i) the Bank Blocked Account, (ii) the Commodity Account and (iii) the Deposit Accounts and each other “deposit account” (as defined in Section 9-102 of the Uniform Commercial Code), “commodity account” (as defined in Section 9-102 of the Uniform Commercial Code) and securities account (as defined in Section 8-501 of the Uniform Commercial Code) to the extent such account is (x) pledged in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations hereunder, and (y) the Collateral Agent has established and maintains “control” (as defined in Sections 9-104 and 9-106, as applicable, of the Uniform Commercial Code) over such account.

“Collateral Agent” means BNP Paribas (and its successors and assigns permitted hereunder).

“Collateral Position” means the total availability under the Borrowing Base Advance Cap.

“Commodity Account” means “the Account” as defined in the Commodity Account Hedging Assignment Agreement.

“Commodity Account Hedging Assignment Agreement” means that certain Second Amended and Restated Assignment of Hedging Account, Security Agreement and Control Agreement, dated as of December 10, 2009 among, the Borrower, BNP Paribas and BNP Paribas Commodity Futures Inc.

“Commitment Fee Rate” means, for any day, the rate per annum equal to 0.40%.

“Committed Line Portion” means for each Bank the portion of each of the Line limits assigned to such Bank as set forth on Schedule 2.01, as amended from time to time in accordance with Section 2.14(d).

“Committed Line Portion Addendum” has the meaning set forth in Section 11.22.

“Committed Percentage” means with respect to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Committed Line Portion divided by the Total Committed Line Portion.

“Compliance Certificate” means a certificate, in form attached hereto as Exhibit C, whereby the Borrower certifies that it is in compliance with this Agreement.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (which obligations and Person are referred to herein as the “primary obligation” and the “primary obligor,” respectively), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any swap contract.

“Continuing Agreement for Letters of Credit” means that certain Continuing Agreement for Letters of Credit, dated as of December 8, 2010 executed by the Borrower and acknowledged by the Issuing Banks and each other financial institution that becomes an Issuing Bank under this Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Control Agreements” means, collectively, the Deposit Account Control Agreement and each other agreement (or series of agreements) acceptable in form and substance to the Collateral Agent (in its sole discretion) pursuant to which the Collateral Agent establishes and maintains “control” (as defined in Sections 9-104 and 9-106, as applicable, of the Uniform Commercial Code) over a Collateral Account.

“Conversion/Continuation Date” means any date on which, under Section 2.04, the Borrower (a) converts Loans of one Type to another Type, or (b) continues such Loans as Loans of the same Type, but with a new Interest Period.

“Cost of Funds” means the rate per annum quoted by the Administrative Agent in New York, New York to the Borrower at or about the time of the making of any Loan as the cost of funds of the Administrative Agent (as determined by the Administrative Agent in its reasonable discretion which determination may include, without limitation, market, regulatory and liquidity conditions) for the relevant Interest Period then applicable to such Loan.

“Credit Agricole” means Credit Agricole Corporate and Investment Bank.

“Credit Extension” means and includes (a) the making of any Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.

“Cross-Affiliate Creditor” means as of any date of determination, with respect to any Cross-Affiliate Pair, each entity, if any, with a positive Swap Bank Close-Out Amount or Physical Trade Bank Close-Out Amount, as applicable. For the avoidance of doubt as of any date of determination (i) both entities comprising a Cross-Affiliate pair might qualify as Cross-Affiliate Creditors, and (ii) a Cross-Affiliate Creditor is an entity that is owed money by Borrower under a SPT Contract (or would be owed money by the Borrower if its SPT Contracts were terminated as of such date of determination).

“Cross-Affiliate Debtor” means as of any date of determination, with respect to any pair of Cross-Affiliate Pair, each entity, if any, with a negative Swap Bank Close-Out Amount or Physical Trade Bank Close-Out Amount, as applicable. For the avoidance of doubt as of any date of determination (i) both entities comprising a Cross-Affiliate Pair may qualify as Cross-Affiliate Debtors and (ii) a Cross-Affiliate Debtor is an entity that owes money to the Borrower under a SPT Contract (or would owe money to the Borrower if its SPT Contracts were terminated as of such date of determination).

“Cross-Affiliate Netting Lien” means any pledge by the Borrower securing only obligations under a SPT Contract in favor of a Cross-Affiliate Creditor of general intangibles or receivables due from the affiliated Cross-Affiliate Debtor to the Borrower under a Swap Contract or Physical Trade Contract (as the case may be). For the avoidance of doubt, a Cross-Affiliate Netting Lien will be available only where one Cross-Affiliate Pair entity is a Cross-Affiliate Creditor and the other entity is a Cross-Affiliate Debtor.

“Cross-Affiliate Pair” means (i) any Swap Bank that is an Affiliate of a Physical Trade Bank and (ii) any Physical Trade Bank that is an Affiliate of a Swap Bank, in each case, so long as the affiliated Swap Bank and Physical Trade Bank are separate legal entities.

“Cumulative Loss” means the consolidated net loss of the Borrower and its Subsidiaries for the twelve (12) calendar months immediately prior to the calendar month of such determination date, as defined according to GAAP (not including other comprehensive income), adjusted to (i) negate the impact of the Basis Swap Cumulative Mark-to-Market Amount, and (ii) reflect (A) Embedded Value Difference from General Ledger for the Fixed Price Book, and (B) Embedded Value Difference from General Ledger for the Storage Book.

“Current Assets” means, with respect to any Person on any date of determination, all assets of such Person and its Subsidiaries that, in accordance with GAAP, would be classified as current assets on the balance sheet of a Person conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in accordance with GAAP, determined on a Consolidated basis, and excluding any accounts receivable owed by any Affiliate of the Borrower to the extent such accounts receivable arose in transactions conducted other than on an arms-length basis.

“Current Liabilities” means, with respect to any Person on any date of determination, all liabilities of such Person and its Subsidiaries that, in accordance with GAAP, would be classified as current liabilities on the balance sheet of a Person conducting a business the same as or similar to that of such Person, as determined on a Consolidated basis, but excluding to the extent otherwise included therein any current portion of the Subordinated Debt.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to 2.00% per annum.

“Defaulting Bank”: means at any time any Bank that (a) within one Business Day of when due, has failed to fund any portion of any Revolving Loan, Swing Line Loan, Refunded Swing Line Loan, Swing Line Participation Amount or L/C Advance (or any participation in the foregoing) to the Borrower, the Administrative Agent, any Swing Line Bank or Issuing Bank, required pursuant to the terms of this Agreement to be funded by such Bank, or has notified the Administrative Agent that it does not intend to do so; (b) within one Business Day of when due, has failed to pay over to the Administrative Agent or any other Bank any amount other than as set forth in clause (a) above, required to be paid by such Bank pursuant to the terms hereof, unless such amount is the subject of a good faith dispute; or (c) that has become subject to a bankruptcy proceeding or other similar proceeding as debtor. With respect to any Bank that is a “Defaulting Bank” pursuant to clauses (a) or (b) above, upon such “Defaulting Bank” paying all amounts owed to the applicable Bank(s) or the Administrative Agent pursuant to the terms hereof, as reasonably determined by such Bank(s), Issuing Banks, the Swing Line Bank, and the Administrative Agent, as applicable, such “Defaulting Bank” shall cease to be a “Defaulting Bank;” provided, however, for the avoidance of doubt, any interest that accrued under this Agreement on any amount that a Defaulting Bank failed to advance, shall be for the account of the party that advanced such amount (or parties on a pro rata basis if more than one Bank advanced such amount), from the time such advance was made by the applicable Bank(s) until, but not including, the date that the Defaulting Bank made the applicable payment or advance (as the case may be) to such Bank(s).

“Delta” in relation to an option contract referencing Product, the change in the option premium under such option for a one unit change in the price of the underlying Product.

“Delta Equivalent Basis” the method of calculating the quantity of cash (or futures) position in Product that will theoretically hedge an option position against an adverse change in the price of any underlying Product by multiplying the Delta of the option by the relevant contract size or nominal amount.

“Deposit Account Control Agreement” means the Amended and Restated Deposit Account Control Agreement entered into as of September 14, 2009, among the Borrower, Bank of America, N.A. and the Collateral Agent.

“Deposit Accounts” means, collectively, the Accounts as defined in the Deposit Account Control Agreement.

“Dollars,” and “$” each mean lawful money of the United States.

“DZ Bank” means DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main.

“Effective Amount” means (a) with respect to Loans as of any date, the aggregate outstanding principal amount of Loans on such date after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to L/C Obligations as of any date, the aggregate outstanding amount of L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including changes as a result of expiration or cancellation, any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Effective Amount Percentage” means with respect to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Effective Amount divided by the aggregate sum of the Effective Amount of all Banks.

“Eligible Accounts” means, at the time of any determination thereof, each of the Borrower’s Accounts as to which the following requirements have been fulfilled to the satisfaction of the Required Banks:

(a) Such Account (i) if for an amount in excess of $1,000,000, is acceptable to the Required Banks in their sole discretion exercised in good faith (which accounts shall be subject to a credit limit, which credit limit shall be, as of the Closing Date, set forth on Attachment A to the Special Certificate), and either (x) is the result of a sale to a Tier I or Tier II Account Party, or (y) is secured by letters of credit in form acceptable to the Required Banks in their sole discretion exercised in good faith and issued by banks approved by the Required Banks in their sole discretion exercised in good faith, or (ii) if for an amount of $1,000,000 or less, such Account will be included as a Tier II Account unless such Account has been previously approved by the Required Banks as a Tier I Account, whether or not the account debtor on such account has been previously approved as a Tier II Account Party;

(b) Borrower has lawful and absolute title to such Account;

(c) Such Account is a valid, legally enforceable obligation of the Person who is obligated under such Account for goods actually delivered or to be delivered to such Account Debtor in the ordinary course of the Borrower’s business;

(d) Such Account shall have excluded therefrom any portion that is subject to any dispute, offset, counterclaim, net Unrealized Mark-to-Market Loss (on a counterparty by counterparty basis), or other claim or defense on the part of the Account Debtor or to any claim on the part of the Account Debtor denying liability under such Account; provided, however, that in the event that the portion that is subject to any such dispute, counterclaim or other claim or defense is secured with a Letter of Credit, such portion secured by the Letter of Credit shall not be excluded;

(e) Such Account is not evidenced by any chattel paper, promissory note or other instrument;

(f) Such Account is (i) subject to a fully perfected first priority security interest (and, in the case of any Account where the Account Debtor in respect of such Account is a Governmental Authority all actions required under any Assignment of Claims Act applicable to such Account and such Governmental Authority shall have been taken to approve and permit the assignment of rights to payment thereunder or thereon) in favor of the Administrative Agent pursuant to the Loan Documents, prior to the rights of, and enforceable as such against, any other Person, and such Account is not subject to any security interest or Lien in favor of any Person other than the Liens of the Banks pursuant to the Loan Documents;

(g) Such Account shall have excluded therefrom any portion which is not payable in Dollars in the U.S.;

(h) Such Account has been due and payable for 15 days or less (or 30 days or less, if the Account Debtor is a Governmental Authority) from the date of the invoice and no extension or indulgence has been granted extending the due date beyond a 15-day period (or 30 days, as the case may be), except if such Account by its terms provides for a 15-day payment period, then such Account shall be eligible for up to 30 days from the date of invoice, or as otherwise approved by the Required Banks in writing; and

(i) No Account Debtor in respect of such Account is (i) incorporated in or primarily conducting business in any jurisdiction outside of the U.S., unless such Account Debtor and the Account is approved by the Required Banks and the Borrower is notified in writing by the Administrative Agent, or (ii) an Affiliate of the Borrower, other than Atmos Energy Corporation, provided, that as long as Atmos Energy Corporation maintains an S&P rating of BBB or a Moody’s rating of Baa2 or better, and such Accounts would otherwise qualify as Eligible Accounts, Accounts of Atmos Energy Corporation (and its Subsidiaries and Affiliates that have been approved by Agents as Tier I Account Parties) may be included as Tier I Accounts to the extent that such Accounts do not exceed 50% of Borrower’s total Accounts, provided, further, should Atmos Energy Corporation not maintain such ratings, and such Accounts would otherwise qualify as Eligible Accounts, Accounts of Atmos Energy Corporation may be included, subject to the approval of the Required Banks, as Eligible Accounts as a Tier I Account or a Tier II Account.

(j) The balance of such Account shall be the net of, in each case (i) any accounts payable owing to the Account Debtor by the Borrower on such Account and (ii) after application thereof to any Eligible Exchange Receivables, Unbilled Eligible Accounts, and Realizable Unrealized Profits with such Account Debtor, other offsets against amounts owed to such Account Debtor, whether in respect of unbilled purchases, out-of-the-money positions or unperformed contracts for purchase.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided, however, that such bank is acting through a branch or agency located in the United States; and (c) a Person that is primarily engaged in the business of commercial lending and that is (i) a Subsidiary of a Bank (or bank referred to in the preceding clauses (a) or (b)), (ii) a Subsidiary of a Person of which a Bank (or bank referred to in the preceding clauses (a) or (b)) is a Subsidiary, or (iii) a Person of which a Bank (or bank referred to in the preceding clauses (a) or (b)) is a Subsidiary.

“Eligible Broker” means Newedge Broker Ltd., BNP Paribas, or any Affiliate of BNP Paribas, or Société Générale, or any broker approved in writing by the Agents and the Banks.

“Eligible Commodity Futures Accounts” means an account or accounts with an Eligible Broker, in which the Collateral Agent is granted a first and prior security interest as Collateral Agent for the Banks pursuant to Hedging Assignments which security interest is subject only to the rights of the Eligible Broker under such accounts.

“Eligible Exchange Receivables” means all enforceable rights of the Borrower to receive Product in exchange for the sale or trade of Product previously delivered to the exchange debtor by the Borrower valued at an independent posting and which (a) are evidenced by a written agreement enforceable against the exchange debtor thereof, (b) are current pursuant to the terms of the contract or invoice, (c) are subject to a perfected, first Lien in favor of the Administrative Agent for the benefit of the Banks subject only to Permitted Liens, and no other Lien, charge, offset or claim, (d) are not the subject of a dispute between the exchange debtor and the Borrower, (e) are valued at Platt’s spot market price or an independent posting acceptable to the Required Banks in their sole discretion exercised in good faith, (f) if arising pursuant to contracts involving an amount in excess of $1,000,000, are contracts by exchangers pre-approved by the Required Banks in their sole discretion exercised in good faith, or contracts secured by letters of credit in form acceptable to the Required Banks in their sole discretion exercised in good faith and issued by banks approved by the Required Banks in their sole discretion exercised in good faith, (g) have not been otherwise determined by the Required Banks in their sole discretion exercised in good faith to be unacceptable to them, and (h) are the net of, in each case (i) any payables owing to such exchange debtor by the Borrower and (ii) after application thereof to any Eligible Accounts, Unbilled Eligible Accounts, and Realizable Unrealized Profits with such Account Debtor, other offsets against amounts owed to such exchange debtor, whether in respect of unbilled purchases, out-of-the-money positions or unperformed contracts for purchase. The Product and Account relating to or creating any Eligible Exchange Receivable shall not be simultaneously included in any other availability calculation, including, without limitation, Undelivered Product Value, Eligible Inventory or Eligible Accounts.

“Eligible Hedged Inventory”: as of any Borrowing Base Date, the Market Value of Eligible Inventory as of such date, which has been Hedged.

“Eligible Inventory” means, at the time of determination thereof, all of the Borrower’s inventory consisting of Product valued at the lower of cost or the current Market Value, and in all instances as to which the following requirements have been fulfilled to the satisfaction of the Required Banks:

(a) The inventory is owned by the Borrower free and clear of all Liens in favor of third parties, except Liens in favor of the Banks under the Loan Documents and except for Permitted Liens;

(b) The inventory has not been identified to deliveries with the result that a buyer would have rights to the inventory that would be superior to the Administrative Agent’s security interest for the benefit of the Banks, nor shall such inventory have become the subject of a customer’s ownership or Lien;

(c) The inventory is (i) in transit in the U.S. under the control and ownership of the Borrower, or (ii) in a pipeline or a bill of lading has been issued to the Administrative Agent if such inventory is in the hands of a third party carrier or (iii) in storage facilities located in the U.S. at the locations described on Schedule 7.03(f) or at such other place as has been specifically agreed to in writing by the Banks and the Borrower; and

(d) The inventory is subject to a fully perfected first priority security interest in favor of the Administrative Agent for the benefit of the Banks pursuant to the Loan Documents.

“Eligible Unhedged Inventory”: as of any Borrowing Base Date, the Market Value of Eligible Inventory as of such date, which has not been Hedged.

“Embedded Value Difference from General Ledger for the Fixed Price Book” means, at any time of determination, the Fixed Price Book Embedded Value determined as of the date of the Borrower’s most recent financial statements at such time minus the net balance sheet value associated with the fixed price natural gas physical delivery contracts and the associated financial positions hedging such delivery contracts on the most recent consolidated balance sheet of the Borrower at such time.

“Embedded Value Difference from General Ledger for the Storage Book” means, at any time of determination, the Storage Book Embedded Value determined as of the date of the Borrower’s most recent financial statements at such time minus the amount of gains and losses due to the mark to market treatment of the derivative positions and natural gas inventory of the Borrower and its Subsidiaries recorded on the most recent consolidated balance sheet of the Borrower at such time.

“Embedded Value Report” means a report substantially in form attached hereto as Exhibit I.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership, beneficial or profit interests in) such Person, all of the warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership, beneficial or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, beneficial or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and all of the other ownership, beneficial or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Reserve Percentage” means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Excess Tangible Net Worth” means the excess of (a) the arithmetic mean of the Borrower’s Tangible Net Worth for the consecutive six calendar month period ended on the last day of the calendar month for which financial statements have been most recently delivered pursuant to Section 7.01(c), over (b) the arithmetic mean of the minimum Tangible Net Worth amount for each month in such period which corresponds to the highest Borrowing Base Sub-Cap selected by the Borrower for such period.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and regulations promulgated thereunder.

“Executive Order” has the meaning ascribed to such term in Section 6.20(a).

“Existing Bank” has the meaning ascribed to such term in Section 2.14(e) hereof.

“Existing Effective Amount” has the meaning ascribed to such term in Section 2.14(e) hereof.

“Existing Letters of Credit” means all letters of credit described on Attachment B to the Special Certificate.

“Expiration Date” means the earliest to occur of:

(a) December 8, 2013; or

(b) any other date on which the Obligations hereunder become due and payable pursuant to the terms of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fixed Price Book Embedded Value” means, at any time, the forecasted gross profit margin from the Borrower’s forward fixed price sales and purchase commitments for natural gas then in effect reasonably determined based on contracted fixed price physical sales and purchases of natural gas at such time and the associated financial positions hedging those transactions, without regard to associated credit or market risks inherent in the natural gas industry (it being understood for the avoidance of doubt that realization of the Fixed Price Embedded Value is contingent on the performance of those contracts, including the physical delivery or acceptance or the otherwise net settlement of the physical and financial trades).

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholding or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amount payable or paid pursuant to Section 4.01.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means Atmos Energy Holdings, Inc.

“Guaranty” means an Amended and Restated Guaranty Agreement, dated as of the date hereof, which has been executed by a Guarantor and delivered to the Administrative Agent for the benefit of the Banks.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Hedged”: in relation to Eligible Inventory, if the purchase or sale price thereof has been (i) materially hedged as evidenced by the Net Position Report or, if not in the Net Position Report, as otherwise reasonably acceptable to the Administrative Agent and (ii) pledged through one or a combination of Eligible Commodity Futures Accounts entered into or held in accordance with the Risk Management Policy for the corresponding volume of physical Product held in Eligible Inventory.

“Hedging Assignment” means a security agreement among Borrower, the Administrative Agent and an Eligible Broker relating to the collateral assignment to the Administrative Agent, as collateral agent for the Banks, of all sums owing from time to time to Borrower with respect to an Eligible Commodities Futures Account, such agreement to be in form and substance acceptable to the Required Banks in the exercise of reasonable discretion. For the avoidance of doubt, the Commodity Account Hedging Assignment Agreement is a Hedging Assignment.

“Honor Date” has the meaning specified in Subsection 3.03(b).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all payment obligations with respect to swap contracts and physical trade contracts (including, for the avoidance of doubt, all SPT Contracts); (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Person” has the meaning specified in Section 11.05.

“Independent Auditor” has the meaning specified in Subsection 7.01(a).

“Insolvency Proceeding” means, with respect to any Person (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means the Third Amended and Restated Intercreditor Agreement dated as of the date hereof, among the Agent, the Banks, the Swap Banks and the Physical Trade Banks relating to, among other things, the sharing of proceeds of Collateral with and among the Secured Parties.

“Interest Payment Date” means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the later to occur of (i) the fifth Business Day of each month and (ii) two Business Days following receipt of a final invoice for the same.

“Interest Period” means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending one week, two weeks, one month or two months later as selected by the Borrower as the ending date thereof in its Notice of Borrowing or Notice of Conversion/Continuation;

provided, however, that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Expiration Date.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issuance Cap” means an amount equal to the sum of all Issuing Bank Sub-Limits.

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Bank” means each of BNP Paribas, Société Générale and Natixis (or any Affiliate of the foregoing), each in its capacity as an issuer of one or more Letters of Credit and, collectively, the “Issuing Banks”.

“Issuing Bank Sub-Limit” means, with respect to each Issuing Bank, the limit set opposite such Issuing Bank under the heading “Sub-Limit” in the table below, subject to the modifications to such limits arising under Section 11.01; provided that while any Bank qualifies as a Defaulting Bank hereunder, each Issuing Bank’s “Sub-Limit” as set forth in the table below shall be reduced to an amount equal to the product of (a) such Issuing Bank’s Issuing Percentage Cap (expressed as a decimal, rounded to the ninth decimal place) at such time multiplied by (b) the Total Available Committed Line Portion at such time, rounded to the nearest whole dollar:

Issuing Bank	Sub-Limit
BNP Paribas	$200,000,000
Société Générale	$150,000,000
Natixis	$100,000,000

“Issuing Percentage Cap” means, with respect to each Issuing Bank, the percentage set opposite such Issuing Bank under the heading “Issuing Percentage” in the table below, as such amounts may be amended from time to time pursuant to Section 11.01 hereof, which percentages have been determined initially as the result of the Issuing Bank Sub-Limit for such Issuing Bank over the Total Committed Line Portion on the Closing Date.

Issuing Bank	Issuing Percentage
BNP Paribas	100.00%
Société Générale	75.0%
Natixis	50.0%

“L/C Advance” means each Bank’s participation in any L/C Borrowing or Reducing L/C Borrowing in accordance with its Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Agreement, with respect to each Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable).

“L/C Amendment Application” means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at any Issuing Bank, as such Issuing Bank shall request.

“L/C Application” means an application form for Issuances of standby or commercial documentary letters of credit as shall at any time be in use at any Issuing Bank, as such Issuing Bank shall request.

“L/C Borrowing” means an extension of credit resulting from either a drawing under any Letter of Credit or a Reducing L/C Borrowing, which extension of credit shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under Subsection 3.03(c).

“L/C Cap” means, at any time, the maximum availability for Issuance of Letters of Credit under the Borrowing Base Line which shall be an amount equal to the Borrowing Base Advance Cap, at such time, minus the Effective Amount of the then outstanding Loans.

“L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications, the Continuing Agreement for Letters of Credit, and any other document relating to any Letter of Credit, including, but not limited to, any Issuing Bank’s standard form documents for letter of credit issuances.

“Lead Arranger” means BNP Paribas Securities Corp.

“Lending Office” means, as to any Bank, the office or offices of such Bank specified as its “Lending Office” on Schedule 11.02, or such other office or offices as such Bank may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit Facility” means, at any time, the undertaking to provide Letters of Credit in an amount equal to the lesser of (a) the Total Available Committed Line Portions at such time and (b) $200,000,000, as such amount may be increased at or prior to such time pursuant to Section 2.14(d) this Agreement.

“Letters of Credit” means (a) any letters of credit (whether standby letters of credit or commercial documentary letters of credit) Issued by an Issuing Bank pursuant to Article III, (b) any Reducing Letters of Credit, (c) any of the Existing Letters of Credit, (d) any 360-Day Letters of Credit, and (e) any TLGP Letters of Credit.

“LIBOR” means with respect to each day during each Interest Period pertaining to an Offshore Rate Loan, the rate per annum determined on the basis of the rate for deposits in United States Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Reference LIBOR 01 (or otherwise on such screen) at approximately, with respect to any “revocable” Notice of Borrowing or Notice of Conversion/Continuation (as applicable), 11:00 am (London time) three (3) Business Days prior to the first day of such Interest Period, and with respect to any “irrevocable” Notice of Borrowing or Notice of Conversion/Continuation (as applicable), 11:00 am (London time) two (2) Business Days prior to the first day of such Interest Period. In the event that such rate does not appear or shall cease to be available from Reuters Reference LIBOR 01, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Borrower.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge, encumbrance, or lien, statutory or other in respect of any property, including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law.

“Line” means the Borrowing Base Line.

“Lloyds” means Lloyds TSB Bank plc.

“Loan” means any extension of credit by a Bank to the Borrower under Article II or Article III in the form of a Revolving Loan, Swing Line Loan, or an L/C Advance.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Security Documents, the L/C-Related Documents, SPT Contracts, the Atmos Support Agreement, the Intercreditor Agreement, each Subordination Agreement and all other documents delivered to the Administrative Agent or any Bank in connection herewith.

“Lock Box” has the meaning specified in Section 7.14.

“Long Position” means the aggregate number of MMBTUS of Product, including that of the Prompt Month, which are either held in inventory by the Borrower or which the Borrower has contracted to purchase (whether by purchase of a contract on a commodities exchange or otherwise), or which the Borrower will receive on exchange or the notional quantity under a swap contract including, without limitation, all option contracts (calculated on a Delta Equivalent Basis) representing the obligation of the Borrower to purchase Product at the option of a third party, and in each case, for which a fixed purchase price has been set. Long Positions will be expressed as a positive number.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Mark-to-Market” means, the method of accounting used to account for derivative commodity instruments entered into for trading purposes, in accordance with EITF 98-10, “Accounting for Energy Trading and Risk Management Activities” and any future open obligation.

“Market Value” with respect to any Product on any date, the price at which such Product could be purchased or sold for delivery on that date or during the applicable period adjusted to reflect the specifications thereof and the location and transportation differential, determined by using prices (a) on the New York Mercantile Exchange, the COMEX, the London Metal Exchange, the New York Board of Trade, the International Petroleum Exchange, the Intercontinental Commodities Exchange, the Chicago Board of Trade, the Chicago Mercantile Exchange or, if a price for any such Product (or delivery period or location) is not available on such exchanges, such other markets or exchanges recognized as such in the commodities trading industry, including over-the-counter markets and private quotations, or as published in an independent industry recognized source, in each case reasonably selected by the Borrower and reasonably satisfactory to the Administrative Agent on such date, (b) if such a price for any such Product is not available in any market or exchange described in clause (a) above, any other exchange or market reasonably selected by the Borrower and reasonably satisfactory to the Administrative Agent on such date or (c) if such a price for any such Product is not available in any market or exchange described in clauses (a) or (b) above, such other value determined pursuant to methodology reasonably selected by the Borrower and reasonably satisfactory to the Administrative Agent.

“Marketable Securities” means (a) certificates of deposit issued by any bank with a Fitch rating of A or better, (b) commercial paper rated P-1, A-1 or F-1, (c) bankers acceptances rated prime, or (d) U.S. Government obligations with tenors of 90 days or less.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, management or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower to perform under any Loan Document and to avoid any Event of Default, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document against the Borrower or any of its Subsidiaries.

“Maturity Date” means March 8, 2014.

“Maximum Line” means (a) prior to the increase of the Total Committed Line Portions pursuant to Section 2 of this Agreement, $200,000,000, and (b) thereafter at any time, the aggregate sum of (i) each increase in the Total Committed Line Portion pursuant to Section 2.14 and (ii) $200,000,000.

“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three (3) calendar years, has made, or been obligated to make, contributions.

“Natixis” means Natixis, acting through its New York Branch.

“Net Position” means the sum of all Long Positions and Short Positions of the Borrower.

“Net Position Report” means a report in form attached hereto as Exhibit F.

“Net Position Value” has the meaning ascribed to such term in Section 8.11 hereof.

“Net Working Capital” means, as to the Borrower and its Subsidiaries, the excess of Current Assets (minus all amounts due from employees, owners, Subsidiaries and Affiliates other than Accounts of Atmos Energy Corporation and its Subsidiaries and Affiliates permitted to be included as Eligible Accounts in the calculation of the Borrowing Base Advance Cap) over Current Liabilities (excluding the current portion of the Subordinated Debt), minus (a) the net impact on the value of Net Working Capital attributable to accumulated other comprehensive income, as of the date of determination prepared in accordance with GAAP, minus (b) investments in Capital Stock, and (c) adjusted to negate the impact of the Basis Swap Cumulative Mark-to-Market Amount.

“Non-Defaulting Bank” means, at any time, each Bank that is not a Defaulting Bank at such time.

“Notes” means the promissory notes executed by the Borrower in favor of a Bank pursuant to Subsection 2.02(b), in form approved by the Banks. A Note will be issued by the Borrower to each entity that becomes a Bank hereunder from time to time, but will not be issued to Participants of a Bank.

“Notice of Borrowing” means the applicable notice in substantially the form of Exhibit A.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under (a) any Loan Document, owing by the Borrower to any Bank, or any affiliate of any Bank, Agents, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all obligations of the Borrower under Revolving Loans, Swing Line Loans, and with respect to Letters of Credit, (b) any Swap Contract, and (c) any Physical Trade Contract, including with respect to clauses (b) and (c) all Unmatured SPT Contract Obligations, if any.

“OFAC”: as defined in Section 6.20(b)(v).

“Offshore Effective Amount” means the product of the principal amount of an Offshore Rate Loan or requested Offshore Rate Loan and the number of days in the applicable Interest Period for such Offshore Rate Loan.

“Offshore Rate” means, for any Interest Period, pertaining to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by Agents as follows:

Offshore Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

“Offshore Rate Loan” means a Loan that bears interest based on the Offshore Rate.

“One-Year NYMEX Natural Gas Strip” means, for any date of determination, the average of the monthly NYMEX price of natural gas for the succeeding twelve-month period.

“Organization Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement, and all other documents or filings as may be required by the Secretary of State (or other applicable governmental agency) in the state of such partnership’s formation, and (c) for any limited liability company, the certificate or articles of formation or organization and the operating agreement and any other organizational or governing documents of such limited liability company.

“Original Credit Agreement” has the meaning ascribed to such term in the Recitals hereto.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” has the meaning specified in Subsection 11.08(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Liens” has the meaning specified in Section 8.01.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Physical Trade Bank” means each of (a) BNP Paribas, Société Générale, and Royal Bank of Scotland, or their respective Affiliates, and (b) any other Bank or any Affiliate thereof approved by the Required Banks, in the case of each of the foregoing clauses, in its capacity as a party to a Physical Trade Contract, to the extent that such Bank, or its Affiliate (as the case may be) signs and becomes a party to the Intercreditor Agreement prior to entering into such Physical Trade Contract.

“Physical Trade Bank Close-Out Amount” has the meaning ascribed to such term in the Intercreditor Agreement.

“Physical Trade Bank Prompt Close-Out Amount” means with respect to any Physical Trade Bank as of any date, the portion of the Physical Trade Bank Close-Out Amount as of such date arising from deliveries under Physical Trade Contracts made in the calendar month of such date or any preceding calendar month for payment not later than the end of the immediately succeeding calendar month.

“Physical Trade Contract” means any agreement entered between a Physical Trade Bank and the Borrower, whether or not in writing, relating to any single transaction that is for the purchase, sale, transfer or exchange of Product or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing and, unless the context clearly requires, any master agreement relating to or governing any or all of the foregoing; provided that at the time such agreement is entered, the Physical Trade Bank is a Bank with a Committed Line Portion under this Agreement, or an Affiliate of such a Bank.

“Physical Trade Delivery-Related Standby Letter of Credit” means any Physical Trade-Related Standby Letter of Credit issued to support payment obligations of the Borrower owed or to become due to a Physical Trade Bank or any other counterparty on a physical trade contract, in each case, for natural gas that has been delivered or will be delivered to the Borrower by such Physical Trade Bank or such other counterparty, as the case may be.

“Physical Trade-Related Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility to support obligations of the Borrower under a Physical Trade Contract.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Product” means natural gas.

“Pro Rata Advance Share” means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Committed Line Portion divided by the Total Committed Line Portions.

“Pro Rata Adjusted Advance Share” means, at any time that one or more Banks qualifies as a Defaulting Bank hereunder, with respect to each Non-Defaulting Bank, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Committed Line Portion divided by the Total Committed Line Portions (excluding the Total Committed Line Portions of all Defaulting Banks); provided that the application of the Pro Rata Adjusted Advance Share shall in no event result in a Non-Defaulting Bank being obligated to extend credit in an amount in excess of its Committed Line Portion, and no adjustment to a Non-Defaulting Bank’s Committed Line Portion shall arise from such Non-Defaulting Bank’s agreement herein to fund in accordance with its Pro Rata Adjusted Advance Share.

“Pro Rata Payment Share” means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s total Effective Amount divided by the combined total Effective Amount of all Banks.

“Prompt Month” means, as of any Reporting Effective Date, the month following the month such reporting occurs.

“Rabobank” means Cooperatieve Centrale Raiffeisen - Boerenleenbank B.A., “Rabobank Nederland”, New York Branch.

“Realizable Unrealized Profits” means at any time, the sum of the Borrower’s net unrealized cash market profits realizable within twelve months from such time, from Accounts of the Borrower which are Eligible Accounts (other than the requirement of subparagraph (h) in the definition of “Eligible Accounts”) and which are attributable to Product which has been contracted to be delivered to an Account Debtor, net of, in each case (on a counterparty by counterparty basis) (i) any Unrealized Mark-to-Market Losses payable owing to the Account Debtor from the Borrower on such Account and (ii) after application thereof to any Eligible Accounts, Eligible Exchange Receivables, and Unbilled Eligible Accounts with such Account Debtor, other offsets against amounts owed to such Account Debtor, whether in respect of unbilled purchases, or unperformed contracts for purchase.

“Reducing Letters of Credit” means any letters of credit (whether standby letters of credit or commercial documentary letters of credit) that (a) are Issued by an Issuing Bank pursuant to Article III, and (b) specifically provide that the amount available for drawing under such letters of credit will be reduced, automatically and without any further amendment or endorsement to such letters of credit, by the amount of any payment or payments made to the beneficiary of such Letter of Credit by the Borrower if such payment or payments (i) are made through a bank and (ii) reference such letters of credit by the letter of credit numbers thereof, notwithstanding the fact that such payment or payments are not made pursuant to conforming and proper draws under such letters of credit.

“Reducing L/C Borrowing” means any extension of credit by the Banks to the Borrower for the purpose of funding any payment or payments made to the beneficiary of a Reducing Letter of Credit by the Borrower if such payment or payments (a) are made through the Issuing Bank of such Reducing Letter of Credit, (b) reference the Reducing Letter of Credit by the letter of credit number thereof and (c) are not made pursuant to a conforming and proper draws under such Reducing Letter of Credit.

“Refunded Swing Line Loan” has the meaning specified in Section 2.03

“Replacement Bank” has the meaning specified in Section 4.08.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Reporting Effective Date” means the effective date of any report required to be made hereunder.

“Requested TCL Increase Effective Date” has the meaning ascribed to such term in Section 2.14(a) hereof.

“Required Banks” means, at any time, the Banks that hold at least two-thirds of the Total Available Committed Line Portion at such time, which amount shall, for the avoidance of doubt, be allocated to each Non-Defaulting Bank in an amount equal to its Total Committed Line Portion, and to each Defaulting Bank, its Effective Amount thereof, in each case at such time.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer and the president of the Borrower or, with respect to financial matters, the chief financial officer of the Borrower, or such other officer of the Borrower that is acceptable to the Agents in the exercise of reasonable discretion.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Dollar Advance Cap” means a cap upon Revolving Loans under the Borrowing Base Line (based on the applicable Borrowing Base Sub-Cap level listed below), with the following limits (and the related Advance Cap Percentage limits):

Borrowing Base Sub-Cap	Revolving Loan Dollar Advance Cap	Advance Cap Percentage
$100,000,000	$35,000,000	35.00%
$150,000,000	$70,000,000	46.6666667%
$200,000,000	$105,000,000	52.50%
$250,000,000	$140,000,000	56.00%
$300,000,000	$175,000,000	58.3333333%
$350,000,000	$210,000,000	60.00%
$400,000,000	$245,000,000	61.25%
$450,000,000	$280,000,000	62.2222222%
$500,000,000	$315,000,000	63.00%

The “Revolving Loan Dollar Advance Cap” set forth opposite each Borrowing Base Sub-Cap level above shall be reduced, as of any date of determination of such cap, dollar for dollar by the aggregate amount of (i) the then-outstanding Revolving Loans and (ii) each Defaulting Bank’s “Revolving Loan Dollar Advance Cap Amount.” For purposes of this definition, the “Revolving Loan Dollar Advance Cap Amount” of any Defaulting Bank shall be the product of such Defaulting Bank’s Available Committed Line Portion multiplied by the applicable Advance Cap Percentage (expressed as a decimal, rounded to the ninth decimal place) set opposite the applicable Borrowing Base Sub-Cap as of such date. The “Revolving Loan Dollar Advance Cap” shall not be interpolated between Borrowing Base Sub-Cap levels and shall remain at the lower level until the higher Borrowing Base Sub-Cap level is elected by the Borrower. The Borrowing Base Sub-Cap level shall at no time exceed the Total Committed Line Portion.

“Risk Management Policy” means the risk management policy of the Borrower applicable to the funding activities of the Borrower as approved by the Board of Directors of the Borrower and as in effect as of the date hereof, and as the same may be modified in accordance with Section 8.15.

“Royal Bank of Scotland” means The Royal Bank of Scotland plc.

“Secured Parties” means the Collateral Agent, each of the Banks, each of their respective Affiliates that is an SPT Bank and the Indemnified Persons.

“Security Agreement” means that certain Third Amended and Restated Security Agreement dated as of December 8, 2010 duly executed by the Borrower and delivered to the Collateral Agent for the benefit of the Secured Parties granting to the Collateral Agent, as collateral agent for the Secured Parties, a first priority security interest in and Lien upon the Collateral.

“Security Documents” means (i) the Security Agreement, (ii) all Hedging Assignments and (iii) the Control Agreements.

“Short Position” means the aggregate number of MMBTUS of Product, including that of the Prompt Month, which the Borrower has contracted to sell (whether by sale of a contract on a commodities exchange or otherwise) or deliver on exchange or under a swap contract, including, without limitation, all option contracts (calculated on a Delta Equivalent Basis) representing the obligation of the Borrower to sell Product at the option of a third party and in each case for which a fixed sales price has been set. Short Positions shall be expressed as a negative number.

“Special Certificate” means that certain certificate provided pursuant to Section 5.01(l), as amended from time to time pursuant to the terms thereof.

“Specified Laws”: (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

“SPT Activity Report” means a report detailing all SPT Close-Out Amounts and the SPT Activity Utilization Ratio (as defined therein) to be used for monitoring the availability of SPT-Related Letters of Credit and compliance with the covenant set forth in Section 8.16, which report shall be substantially in the form attached hereto as Exhibit J.

“SPT Bank” means each Swap Bank and each Physical Trade Bank.

“SPT Bank Close-Out Amounts” has the meaning ascribed to such term in the Intercreditor Agreement.

“SPT Contract” means each Swap Contract and each Physical Trade Contract.

“SPT-Related L/C Cap” means $100,000,000.

“SPT-Related Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility to support obligations of the Borrower under (i) any SPT Contract, or (ii) any other swap contract or physical trade contract.

“Storage Book Embedded Value” means, at any time, the forecasted gross profit margin from natural gas storage operations based on the Borrower’s natural gas inventory at such time and the associated financial positions at such time hedging such inventory, reasonably determined based on the Borrower’s planned natural gas injection and withdrawal schedules (it being understood for the avoidance of doubt that the actual realization of the Storage Book Embedded Value is contingent on the execution of planned injections and withdrawals and is subject to weather and other execution factors) less associated storage costs for the respective schedule period.

“Storage and Unhedged Transportation Exposure” has the meaning ascribed to such term in Section 8.11 hereof.

“Subordinated Debt” means Indebtedness of the Borrower that has been reported to the Banks and that has been subordinated to the Obligations pursuant to a Subordination Agreement substantially in the form attached hereto as Exhibit G.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the voting stock or other Equity Interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Bank Close-Out Amount” has the meaning ascribed to such term in the Intercreditor Agreement.

“Swap Banks” means each of (a) BNP Paribas, Société Générale, Royal Bank of Scotland, NATIXIS, Rabobank and Credit Agricole, or their respective Affiliates, and (b) any other Bank or any Affiliate thereof approved by the Required Banks, in the case of each of the foregoing clauses, in its capacity as a party to a Swap Contract, to the extent that such Bank, or its Affiliate (as the case may be) signs and becomes a party to the Intercreditor Agreement prior to entering into such Swap Contract.

“Swap Contract” means any agreement entered between a Swap Bank and the Borrower, whether or not in writing, relating to any single transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing and, unless the context clearly requires, any master agreement relating to or governing any or all of the foregoing; provided that at the time such agreement is entered, the Swap Bank is a Bank with a Committed Line Portion under this Agreement, or an Affiliate of such a Bank.

“Swing Line Bank” means BNP Paribas.

“Swing Line Dollar Advance Cap” means a cap upon Swing Line Loans under the Borrowing Base Line (based on the applicable Borrowing Base Sub-Cap level listed below), with the following limits (and the related Advance Cap Percentage limits):

Borrowing Base Sub-Cap	Swing Line Dollar Advance Cap	Advance Cap Percentage
$100,000,000	$6,000,000	6.00%
$150,000,000	$9,000,000	6.00%
$200,000,000	$12,000,000	6.00%
$250,000,000	$15,000,000	6.00%
$300,000,000	$18,000,000	6.00%
$350,000,000	$21,000,000	6.00%
$400,000,000	$24,000,000	6.00%
$450,000,000	$27,000,000	6.00%
$500,000,000	$30,000,000	6.00%

The “Swing Line Dollar Advance Cap” set forth opposite each Borrowing Base Sub-Cap level above shall be reduced, as of any date of determination of such cap, dollar for dollar by the aggregate amount of (i) the then-outstanding Swing Line Loans and (ii) each Defaulting Bank’s “Swing Line Dollar Advance Cap Amount.” For purposes of this definition, the “Swing Line Dollar Advance Cap Amount” of any Defaulting Bank shall be the product of such Defaulting Bank’s Available Committed Line Portion multiplied by the applicable Advance Cap Percentage (expressed as a decimal, rounded to the ninth decimal place) set opposite the applicable Borrowing Base Sub-Cap as of such date. The “Swing Line Dollar Advance Cap” shall not be interpolated between Borrowing Base Sub-Cap levels and shall remain at the lower level until the higher Borrowing Base Sub-Cap level is elected by the Borrower. The Borrowing Base Sub-Cap level shall at no time exceed the Total Committed Line Portion.

“Swing Line Loan” has the meaning ascribed to such term in Section 2.01.

“Swing Line Participation Amount” has the meaning ascribed to such term in Section 2.03(b)(iii).

“Swing Line Premium” means 0.750% per annum.

“Swing Line Rate” means, as of the date of any Swing Line Loan, the Cost of Funds.

“Tangible Net Worth” means (a) the sum of the Borrower’s assets, as determined in accordance with GAAP, minus (b) the sum of the Borrower’s liabilities excluding Subordinated Debt, as determined in accordance with GAAP, minus (c) all amounts due from employees, owners, Subsidiaries and Affiliates other than Accounts permitted to be included as Eligible Accounts in the calculation of the Borrowing Base Advance Cap, minus (d) investments in Capital Stock, minus (e) the intangible assets of the Borrower, as determined in accordance with GAAP, minus (f) if the Embedded Value Difference from General Ledger for the Fixed Price Book is negative, the absolute value thereof, minus (g) the amount of accumulated other comprehensive income, minus (h) if the Embedded Value Difference from General Ledger for the Storage Book is negative, the absolute value thereof and (i) adjusted to negate the impact of the Basis Swap Cumulative Mark-to-Market Amount.

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings, or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on or measured by each Bank’s net income or capital (with respect to franchise taxes or similar taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Administrative Agent, as the case may be, is organized or maintains a Lending Office.

“Termination Date” means the first date upon which (i) all Unmatured SPT Contract Obligations have been fully Cash Collateralized, (ii) all other Obligations have been paid in full in cash and performed, as applicable, (iii) all of the commitments arising under the other Loan Documents have been terminated, and (iv) all claims against the Agents and the Banks arising under the Loan Documents have been released. The obligation to Cash Collateralize any Unmatured SPT Contract Obligations on the Termination Date shall be subject to the sharing provisions of Section 2.11(a) and Section 2.01 of the Intercreditor Agreement, as applicable.

“Tier I Account” means an Eligible Account with a Tier I Account Party.

“Tier I Account Party” means an Account Debtor that is approved by the Required Banks in their sole discretion exercised in good faith as a Tier I Account Party.

“Tier I Unbilled Account” means Unbilled Eligible Accounts with a Tier I Account Party.

“Tier II Account” means Eligible Accounts (i) with a Tier II Account Party or (ii) if for an amount of $1,000,000 or less, with any account debtor.

“Tier II Account Party” means any Account Debtor that is approved by the Required Banks in their sole discretion exercised in good faith as a Tier II Account Party.

“Tier II Unbilled Account” means Unbilled Eligible Accounts (i) with a Tier II Account Party or (ii) if for an amount of $1,000,000 or less, with any account debtor.

“TLGP” means Trans Louisiana Gas Pipeline, Inc., an indirect wholly-owned subsidiary of the Guarantor.

“TLGP L/C Cap” means $30,000,000.

“TLGP Letter of Credit” means any letter of credit (whether a standby letter of credit or commercial documentary letter of credit) that is Issued by an Issuing Bank for the account of Borrower, to the extent that such letter of credit (a) is Issued pursuant to Article III on behalf of TLGP to support payment obligations of TLGP with respect to the acquisition of Product in the ordinary course of business of TLGP, and (b) immediately after giving effect to the Issuance thereof, does not cause the aggregate undrawn amount of all outstanding TLGP Letters of Credit, together with the amount of all unreimbursed drawings under all TLGP Letters of Credit, to be an amount in excess of the TLGP L/C Cap.

“Total Available Committed Line Portion” means, at any time, the Total Committed Line Portions of all Banks minus the aggregate Available Committed Line Portions of all Defaulting Banks at such time.

“Total Committed Line Portion” means the Dollar amount shown in Schedule 2.01 across from the phrase “Total Committed Line Portion,” as amended from time to time in accordance with Section 2.14(d).

“Total Committed Percentage” means the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) of Total Committed Line Portions divided by the Maximum Line.

“Total Liabilities” means, with respect to any Person on any date of determination, all liabilities of such Person and its Subsidiaries that, in accordance with GAAP, would be classified as liabilities on the balance sheet of a Person conducting a business the same as or similar to that of such Person, as determined on a Consolidated basis, but excluding to the extent otherwise included therein any portion of the Subordinated Debt and adjusted to negate the impact of the Basis Swap Cumulative Mark-to-Market Amount.

“Trustmark” means Trustmark National Bank.

“Type” means either a Base Rate Loan or an Offshore Rate Loan.

“Unbilled Eligible Accounts” means Accounts of the Borrower for Product which has been delivered to an Account Debtor and which would be Eligible Accounts but for the fact that such Accounts have not actually been invoiced at such time, net of, in each case, (i) any accounts payable owing to the Account Debtor from the Borrower on such Account and (ii) after application thereof to any Eligible Accounts, Eligible Exchange Receivables, and Realizable Unrealized Profits with such Account Debtor, other offsets against amounts owed to such Account Debtor, whether in respect of unbilled purchases, out-of-the-money positions or unperformed contracts for purchase.

“Undelivered Product Value” means the lesser of the (a) cost or (b) current market value of Product purchased by the Borrower under the Letters of Credit but which has not been physically delivered to the Borrower. Undelivered Product Value cannot simultaneously be included in an Eligible Exchange Receivable.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“Unmatured SPT Contract Obligations” with respect to any SPT Contract as of any date, the portion of the SPT Bank Close-Out Amount under such SPT Contract that ultimately would be expected to come due, upon crystallization or otherwise, if such date were designated the “early termination date” or the “termination date” or, in each case, its equivalent, of such SPT Contact, but which are not as of such date, then due and payable.

“Unrealized Mark-to-Market Losses” means, on a counterparty by counterparty basis, (a) if the Embedded Value Difference from General Ledger for the Fixed Price Book is negative, the absolute value thereof plus (b) if the Embedded Value Difference from General Ledger for the Storage Book is negative, the absolute value thereof.

“USA PATRIOT Act” has the meaning ascribed to such term in Section 6.20(a).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agents, the Banks, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or Agents merely because of Agents’ or Banks’ involvement in their preparation.

1.03 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower.

ARTICLE II

THE CREDITS

2.01 Amounts and Terms of Committed Lines.

(a) Revolving Loans. Each Bank severally agrees on the terms and conditions set forth herein, to make loans, from time to time, to the Borrower under the Borrowing Base Line (each such loan, a “Revolving Loan”) on any Business Day during the period from the Closing Date to the Expiration Date, in an aggregate amount not to exceed at any time outstanding (i) such Bank’s Committed Line Portion for the Borrowing Base Line; or (ii) such Bank’s Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 2.01, with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) of the Revolving Loan Dollar Advance Cap; provided, however, that, after giving effect to any Borrowing of Revolving Loans, the Effective Amount of all outstanding Revolving Loans, plus Swing Line Loans, plus the Effective Amount of all L/C Obligations, shall not exceed the lesser of the Borrowing Base Advance Cap or the Total Available Committed Line Portion. At no time shall the Revolving Loan Dollar Advance Cap be exceeded.

(b) Advances Related to the Swap Contracts. In addition to advances requested from time to time by the Borrower, in the event that any amounts owing to any Swap Bank or any of its Affiliates under any Swap Contract are not paid within two (2) Business Days after such obligation becomes due thereunder (whether at a scheduled date, by acceleration, early termination, on demand, or otherwise), then such Swap Bank shall notify the Administrative Agent of such failure to pay and the Administrative Agent (without the necessity of any instructions or request from the Borrower) shall, during the period from the Closing Date until the Expiration Date and so long as such Swap Bank (or its Affiliate) is not then a Defaulting Bank, make a Revolving Loan in accordance with the provisions of Section 2.03 of this Agreement under the Borrowing Base Line (after notice from the Administrative Agent that the requested advance is to be made to cover obligations of the Borrower under a Swap Contract) and such Revolving Loan shall be funded in accordance with the procedures set forth in such Section 2.03 by each Bank with respect to its Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 2.03(b), with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable). Upon making any such advance as provided above, the Administrative Agent shall send notice of such advance to the Borrower and the Banks. Any such advance shall initially be a Base Rate Loan. In the event that after giving effect to any such advance made to fund such Swap Bank or any of its Affiliates, the then-outstanding amount of the Borrower Obligations hereunder would exceed the Borrowing Base Advance Cap or the Total Available Committed Line Portion, the Banks shall have no duty to fund their pro rata share of any excess resulting from such advance made to repay amounts owing to such Swap Bank or any of its Affiliates under any Swap Contract (including, without limitation, any amounts required to be deposited as cash collateral by the Borrower in connection therewith).

(c) Advances Related to the Physical Trade Contracts. In addition to advances requested from time to time by the Borrower, in the event that any amounts owing to any Physical Trade Bank or any of its Affiliates under any Physical Trade Contract are not paid within two (2) Business Days after such obligation becomes due thereunder (whether at a scheduled date, by acceleration, early termination, on demand, or otherwise), then such Physical Trade Bank shall notify the Administrative Agent of such failure to pay and the Administrative Agent (without the necessity of any instructions or request from the Borrower) shall, during the period from the Closing Date until the Expiration Date and so long as such Physical Trade Bank (or its Affiliate) is not then a Defaulting Bank, make a Revolving Loan in accordance with the provisions of Section 2.03 of this Agreement under the Borrowing Base Line (after notice from the Administrative Agent that the requested advance is to be made to cover obligations of the Borrower under a Physical Trade Contract) and such Revolving Loan shall be funded in accordance with the procedures set forth in such Section 2.03 by each Bank with respect to its Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 2.03(c), with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable). Upon making any such advance as provided above, the Administrative Agent shall send notice of such advance to the Borrower and the Banks. Any such advance shall initially be a Base Rate Loan. In the event that after giving effect to any such advance made to fund such Physical Trade Bank or any of its Affiliates, the then-outstanding amount of the Borrower Obligations hereunder would exceed the Borrowing Base Advance Cap or the Total Available Committed Line Portion, the Banks shall have no duty to fund their pro rata share of any excess resulting from such advance made to repay amounts owing to such Physical Trade Bank or any of its Affiliates under any Physical Trade Contract (including, without limitation, any amounts required to be deposited as cash collateral by the Borrower in connection therewith).

(d) Swing Line Loans. The Swing Line Bank agrees on the applicable terms and conditions set forth herein, to make loans, from time to time, to the Borrower under the Borrowing Base Line (each such loan, a “Swing Line Loan”) on any Business Day during the period from the Closing Date to the Expiration Date, in an aggregate amount not to exceed at any time outstanding (i) such Bank’s Committed Line Portion for the Borrowing Base Line; or (ii) the Swing Line Dollar Advance Cap; provided, however, that, after giving effect to any Borrowing of Swing Line Loans, the Effective Amount of all outstanding Swing Line Loans, plus Revolving Loans, plus the Effective Amount of all L/C Obligations, shall not exceed the lesser of Borrowing Base Advance Cap or the Total Available Committed Line Portion. At no time shall the Swing Line Dollar Advance Cap be exceeded.

2.02 Loan Accounts.

(a) The Loans made by each Bank and the Letters of Credit Issued by an Issuing Bank shall be evidenced by one or more accounts or records maintained by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Borrower and the Letters of Credit Issued for the account of the Borrower hereunder, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the Obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

(b) Upon the request of any Bank made through the Administrative Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of loan accounts. Each such Bank may endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Bank is irrevocably authorized by the Borrower to endorse its Note(s) and each Bank’s record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the Obligations of the Borrower hereunder or under any such Note to such Bank.

2.03 Procedure for Borrowing.

(a) Revolving Loan:

(i) Each Borrowing of Revolving Loans consisting only of Base Rate Loans shall be made upon the Borrower’s written notice delivered to the Administrative Agent and the Banks in the form of a Notice of Borrowing (Revolving Loan), which notice must be received by the Administrative Agent and the Banks by no later than 1:00 p.m. (New York City time) two (2) Business Days immediately preceding the Borrowing Date specifying the amount of the Borrowing; provided that if such Notice of Borrowing indicates that it is “irrevocable” (by checking the applicable box on such Notice of Borrowing), the deadline for providing such notice shall be reduced by one Business Day so that such notice must be received no later than 1:00 p.m. (New York City time) one (1) Business Day immediately preceding the Borrowing Date. Each such Notice of Borrowing shall be by electronic transfer or facsimile, confirmed immediately in an original writing. Each Borrowing of Revolving Loans that includes any Offshore Rate Loans shall be made upon the Borrower’s written notice delivered to the Administrative Agent and the Banks in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent by no later than 1:00 p.m. (New York City time) four (4) Business Days prior to the requested Borrowing Date), specifying the amount of the Borrowing; provided that if such Notice of Borrowing indicates that it is “irrevocable” (by checking the applicable box on such Notice of Borrowing), the deadline for providing such notice shall be reduced by one Business Day so that such notice must be received no later than 1:00 p.m. (New York City time) three (3) Business Days immediately preceding the Borrowing Date. Each such Notice of Borrowing shall be by electronic transfer or facsimile, confirmed immediately in an original writing. Each requested Offshore Rate Loan must have an Offshore Effective Amount of at least $15,000,000.

(ii) The Administrative Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank’s Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 2.03(b), with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) of that Borrowing.

(iii) Each Bank will make the amount of its Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 2.03(b), with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) of such Borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s payment office by 3:00 p.m. (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the Borrower by the Administrative Agent at such office by crediting the Lock Box with the aggregate of the amounts made available to the Administrative Agent by the Banks and in like funds as received by the Administrative Agent.

To the extent that any Notice of Borrowing contemplated in the foregoing provisions of this Section 2.03(a) is delivered on the applicable Business Day but after the specified time for such notice, such notice shall be deemed to have been received as of the start of business on the immediately succeeding Business Day.

(b) Swing Line Loan: (i) Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable written notice delivered to the Administrative Agent and the Swing Line Bank in the form of a Notice of Borrowing (Swing Line), which notice must be received by the Administrative Agent and the Swing Line Bank by no later than 1:00 p.m. (New York City time) on the Borrowing Date specifying the amount of the Borrowing. Each such Notice of Borrowing shall be by electronic transfer or facsimile, confirmed immediately in an original writing. Each requested Swing Line Loan shall be in a minimum amount of $1,000,000.

(ii) Refunded Swing Line Loan. If the Administrative Agent shall not have received full repayment in cash of any Swing Line Loan on or before 11:00 a.m. (New York City time) on the applicable Advance Maturity Date for such Swing Line Loan, the Swing Line Bank may, not later than 3:00 p.m. (New York City time), on such day, request on behalf of the Borrower of such Swing Line Loan (which hereby irrevocably authorizes the Swing Line Bank to act on its behalf), that each Bank having a Committed Line Portion, including the Swing Line Bank, shall, on a several basis, make a Revolving Loan in an amount equal to such Bank’s Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 2.03(b), with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) of the outstanding amount of the such Swing Line Loan (a “Refunded Swing Line Loan”). In accordance with Section 2.03(b)(v), each Bank shall make the proceeds of its Refunded Swing Line Loan available to the Swing Line Bank for the account of the Swing Line Bank at the Swing Line Bank’s lending office for Loans prior to 11:00 a.m. (New York City time) in funds immediately available on the Business Day next succeeding the date such request is made. The proceeds of such Refunded Swing Line Loans shall be immediately applied to repay the Swing Line Loans.

(iii) If prior to the making of any Refunded Swing Line Loan pursuant to Section 2.03(b)(i) one of the events described in Section 9.01(e) or 9.01(f) shall have occurred, each Bank shall, on the date such Refunded Swing Line Loan was to have been made, purchase an undivided participating interest in the Swing Line Loan in an amount equal to its Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 2.03(b), with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) of such Swing Line Loan (the “Swing Line Participation Amount” and each participating Bank a “Swing Line Participating Bank”). Each Swing Line Participating Bank shall promptly transfer to the Swing Line Bank, in immediately available funds, the amount of its Swing Line Participation Amount and upon receipt thereof the Swing Line Bank shall deliver to each such Swing Line Participating Bank a Swing Line Loan participation certificate, in a form specified by the Swing Line Bank, dated the date of receipt of the Swing Line Participation Amount and in such amount.

(iv) Whenever, at any time after the Swing Line Bank has received from any Swing Line Participating Bank such Swing Line Participating Bank’s Swing Line Participation Amount, the Swing Line Bank receives any payment on account thereof, the Swing Line Bank shall distribute to each such Swing Line Participating Bank its allocable portion of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Swing Line Participating Bank’s participating interest was outstanding and funded, and in the case of principal and interest payments, to reflect such Swing Line Participating Bank’s pro rata portion of such payment if such payment is not sufficient to pay the principal and interest on all Swing Line Loans then due) in like funds as received; provided, however, that in the event that such payment received by the Swing Line Bank is required to be returned, such Swing Line Participating Bank shall return to the Swing Line Bank any portion thereof previously distributed by the Swing Line Bank to it in like funds as such payment is required to be returned by the Swing Line Bank.

(v) Each Lender’s obligation to make Refunded Swing Line Loans referred to in Section 2.03(b)(ii) above and to purchase participating interests pursuant to Section 2.03(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Swing Line Bank, the Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any failure to satisfy any condition precedent to extensions of credit set forth in Section 5, (iv) any adverse change in the condition (financial or otherwise) of the Borrower or the Guarantor, (v) any breach of this Agreement by the Borrower or by the Guarantor with respect to any Loan Document to which it is a party or any other Bank or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

To the extent that any Notice of Borrowing contemplated in the foregoing provisions of this Section 2.03(b) is delivered on the applicable Business Day but after the specified time for such notice, such notice shall be deemed to have been received as of the start of business on the immediately succeeding Business Day.

2.04 Conversion and Continuation Elections.

(a) Borrower may, upon written notice to the Administrative Agent in accordance with Subsection 2.04(b):

(i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any Offshore Rate Loan, to convert any such Loans into Loans of any other Type (provided, however, that the Offshore Effective Amount of each Offshore Rate Loan must be at least $15,000,000); or

(ii) elect, as of the last day of the applicable Interest Period, to continue any Revolving Loans having Interest Periods expiring on such day (provided, however, that the Offshore Effective Amount of each Offshore Rate Loan must be at least $15,000,000);

provided, however, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof, to have an Offshore Effective Amount of less than $15,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

(b) Borrower shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 1:00 p.m. (New York City time) two (2) Business Days immediately preceding the Conversion/Continuation Date if the Loans are to be converted into Base Rate Loans; and four (4) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans, specifying:

(i) the proposed Conversion/Continuation Date;

(ii) the aggregate amount of Loans to be converted or continued;

(iii) the Type of Loans resulting from the proposed conversion or continuation;

(iv) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period; and

(v) whether such Notice of Conversion/Continuation is “revocable” or “irrevocable”(by checking the applicable box on such notice).

If a Notice of Conversion/Continuation is “irrevocable”, the deadlines set forth in Section 2.04(b) above shall be reduced by one (1) Business Day so that with respect to Loans to be converted to Base Rate Loans, the deadline for notice shall be not later than 1:00 p.m. (New York City time) one (1) Business Day immediately preceding the Conversion/Continuation Date, and with respect to Loans to be converted to Offshore Rate Loans, the deadline for notice shall be not later than 1:00 p.m. (New York City time) three (3) Business Days immediately preceding the Conversion/Continuation Date. With respect to any Notice of Conversion/Continuation, if such notice is delivered on the applicable Business Day after the specified time for such notice, such notice shall be deemed to have been delivered as of the start of the immediately succeeding Business Day.

(c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Borrower has failed to timely select a new Interest Period to be applicable to its Offshore Rate Loans, or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d) The Administrative Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Administrative Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans, with respect to which the notice was given, held by each Bank.

(e) Unless the Required Banks otherwise agree, during the existence of a Default or Event of Default, the Borrower may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

(f) After giving effect to any Borrowing, conversion or continuation of Loans, there may not be more than five (5) Interest Periods in effect.

(g) The Administrative Agent will promptly notify, in writing, each Bank of the amount of such Bank’s Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 2.04, with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) of that Borrowing.

To the extent that any Notice of Conversion/Continuation contemplated in the foregoing provisions of this Section 2.04 is not received as of the specified time, such notice shall be deemed to have been received as of the start of business on the immediately succeeding Business Day.

2.05 Optional Prepayments. The Borrower may, at any time or from time to time, upon the Borrower’s irrevocable written notice to the Administrative Agent received prior to 1:00 p.m. (New York City time) on the date of prepayment, prepay Loans in whole or in part without premium except any amounts due by Borrower pursuant to Article IV, which notice of prepayment shall specify: (x) the date and amount of the prepayment, which prepayment amount shall be in a principal amount of $250,000 or whole multiple thereof and (y) which Revolving Loans shall be prepaid. The Administrative Agent will promptly notify each Bank of its receipt of any such prepayment, and of such Bank’s Pro Rata Payment Share of such prepayment (which share may be affected by the allocation rules set forth in Section 2.11 with respect to Defaulting Banks).

2.06 Mandatory Prepayments of Loans; Mandatory Commitment Reductions. If on any date the Effective Amount of L/C Obligations exceeds the L/C Cap, the Borrower shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to 105% of the excess above any such cap. If on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Revolving Loans, and Swing Line Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the lesser of (a) the Collateral Position or (b) the Total Committed Line Portion, the Borrower shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and L/C Advances by an amount equal to the applicable excess.

2.07 Repayment. The Borrower shall repay the principal amount of each Revolving Loan and each Swing Line Loan to the Administrative Agent on behalf of the Banks, on the applicable Advance Maturity Date for such Loan. All amounts owing a Swap Bank under any Swap Contract, to the extent such amounts have not been repaid from the proceeds of a Revolving Loan pursuant to Section 2.01(b) hereof, shall be paid on demand, or if no demand is made, on the first (1st) Business Day after the Borrower receives notice that such amount was advanced by or becomes owing to a Swap Bank. All amounts owing a Physical Trade Bank under any Physical Trade Contract, to the extent such amounts have not been repaid from the proceeds of a Revolving Loan pursuant to Section 2.01(c) hereof, shall be paid on demand, or if no demand is made, on the first (1st) Business Day after the Borrower receives notice that such amount was advanced by or becomes owing to a Physical Trade Bank.

2.08 Interest.

(a)(i) Each Revolving Loan (except for a Revolving Loan made as a result of a drawing under a Letter of Credit or a Reducing L/C Borrowing) shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a floating rate per annum equal to (x) at all times such Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin, and (y) at all times the Loan is an Offshore Rate Loan, the greater of (A) the Offshore Rate plus the Applicable Margin and (B) the Cost of Funds rate plus the Applicable Margin.

(ii) Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the date funded at a floating rate per annum equal to the Swing Line Rate plus the Applicable Margin plus the Swing Line Premium. For the avoidance of doubt, upon any Swing Line Loan becoming a Refunded Swing Line Loan (in accordance with Section 2.03(b)(ii)) or upon the participation of the other Banks in any Swing Line Loan (in accordance with Section 2.03(b)(iii)), such Loan shall bear interest at the Base Rate.

(iii) Each Revolving Loan made as a result of a drawing under a Letter of Credit or a Reducing L/C Borrowing shall bear interest on the outstanding principal amount thereof from the date funded at a floating rate per annum equal to then applicable Base Rate plus the Applicable Margin.

(b) Interest on each Revolving Loan shall accrue through and including the last day of each calendar month and shall be paid in arrears on each Interest Payment Date. Interest on any Swing Line Loan shall be paid on the Advance Maturity Date with respect to such Swing Line Loan.

(c) Notwithstanding subsection (a) of this Section, if any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Borrower agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a fluctuating rate per annum equal to the then applicable rate on such Credit Extension plus the Default Rate, or if no rate is applicable at the Base Rate plus the Applicable Margin then applicable to Base Rate Loans plus the Default Rate.

(d) Anything herein to the contrary notwithstanding, the Obligations of the Borrower to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Borrower shall pay such Bank interest at the highest rate permitted by applicable law.

(e) Regardless of any provision contained in any Note or in any of the Loan Documents, none of the Banks shall ever be deemed to have contracted for or be entitled to receive, collect or apply as interest under any such Note or any Loan Document, or otherwise, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and, in the event that any of the Banks ever receive, collect or apply as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Note, and, if the principal balance of such Note is paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, the Borrower and such Bank shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee, or premium, rather than as interest, (ii) exclude voluntary prepayments and the effect thereof and (iii) spread the total amount of interest throughout the entire contemplated term of such Note so that the interest rate is uniform throughout such term; provided, however, that if all Obligations under the Note and all Loan Documents are performed in full prior to the end of the full contemplated term thereof and if the interest received for the actual term thereof exceeds the maximum lawful rate, such Bank shall refund to the Borrower the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of such Bank’s Note at the time in question.

2.09 Fees.

(a) In addition to certain fees described in Sections 2.09(b) and 3.08 hereof, the Borrower shall pay to the Administrative Agent, for the account of each Bank, fees in accordance with the separate letter agreements between the Agents, the Banks and the Borrower. The Borrower shall also pay to the Agents, for their own accounts, fees in accordance with a separate letter agreement between the Agents and the Borrower.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Bank a commitment fee for the period from and including the Closing Date to but not including the Maturity Date, computed at the Commitment Fee Rate on the average daily Available Committed Line Portion of such Bank during the period for which payment is made; provided that for any day that a Bank is a Defaulting Bank hereunder, its average daily Available Committed Line Portion shall be deemed to be, solely for purposes of this Section 2.09(b), zero. The commitment fee shall accrue through the last day of each of March, June, September and December and shall be payable quarterly in arrears on the fifth (5th) Business Day of the each of April, July, October, and January and on the Maturity Date or such earlier date as the Committed Line Portion of such Bank shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof (or if such day is not a Business Day, the next succeeding Business Day).

2.10 Computation of Fees and Interest.

(a) All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Except as otherwise expressly set forth, interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof through the last day thereof.

(b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error.

2.11 Payments by the Borrower.

(a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower in respect of Obligations hereunder shall be made to the Administrative Agent for the account of the Banks at the Administrative Agent’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 1:00 p.m. (New York City time) on the date specified herein. Any payment received by the Administrative Agent later than 1:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. If and to the extent the Borrower makes a payment in full to the Administrative Agent no later than 1:00 p.m. (New York City time) on any Business Day and the Administrative Agent does not distribute to each Bank its Pro Rata Payment Share (subject to distribution provisions set forth in Sections 2.11(a)(i) and 2.11(a)(ii)) of such payment in like funds as received on the same Business Day, the Administrative Agent shall pay to each Bank on demand interest on such amount as should have been distributed to such Bank at the Federal Funds Effective Rate for each day from the date such payment was received until the date such amount is distributed.

(i) For any payment received by the Administrative Agent from or on behalf of the Borrower in respect of Obligations that are then due and payable (and prepayments pursuant to Section 2.05) and to the extent that such payment is not subject to allocation under Section 2.11(a)(ii) hereof, the Administrative Agent will promptly distribute such amounts in like funds as received, to each Bank, its Pro Rata Payment Share; provided, however, that with respect to any Bank that is a Defaulting Bank at the time that the Administrative Agent makes any distribution of payments contemplated above, all amounts paid by or on behalf of the Borrower for the account of such Defaulting Bank arising from any Obligation under the Loan Documents will be applied, as follows: first, to the Administrative Agent, any Issuing Bank, any Swing Line Bank or any other Bank, on a pro rata basis, for amounts then due and payable from such Defaulting Bank to such parties in connection with any such party’s advance of funds that have not been reimbursed by the Defaulting Bank under this Agreement with respect to any Revolving Loans, Refunded Swing Line Loan, Swing Line Participation Amount or L/C Advance to the extent that such obligations of the Defaulting Bank relate to Revolving Loans, Swing Line Loans or Letters of Credit extended or Issued (as applicable) prior to such Bank becoming a Defaulting Bank and not thereafter repaid, amended or Issued; second, to an account identified by and under the control of the Collateral Agent (maintained for the benefit of the Secured Parties), until amounts deposited in such account, with respect to a Defaulting Bank, equal such Defaulting Bank’s Pro Rata Advance Share or its Pro Rata Advance Adjusted Share, as applicable, of each Swing Line Loan and Letter of Credit outstanding at the time that such Bank became a Defaulting Bank and not thereafter repaid, amended, or Issued, as the case may be; and third, the remainder, if any, to the Defaulting Bank. Any amounts held from time to time with respect to a Defaulting Bank in the account referred to in the last clause of the preceding sentence (i) which then exceed the amount referred to in such clause or (ii) when such bank shall cease to be a Defaulting Bank shall be paid to such Defaulting Bank within one (1) Business Day.

(ii) With respect to (A) any amounts received by the Administrative Agent on account of the Obligations from the Borrower or any Guarantor, in each case, after the occurrence and during the continuance of an Event of Default (or after the Obligations have automatically become immediately due and payable as set forth in the proviso to Section 9.02(b)), or (B) proceeds obtained upon the exercise of any remedies by the Agents for the benefit of the Secured Parties hereunder or under any other Loan Document, the Administrative Agent will, in the case of each clause (A) and (B), promptly distribute such amounts in accordance with Section 2.01 of the Intercreditor Agreement.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full as and when required, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower has not made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Effective Rate for each day from the date such amount is distributed to such Bank until the date repaid.

2.12 Payments by the Banks to the Administrative Agent. If and to the extent any Bank shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Borrower such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Base Rate for each day during such period. A notice of the Administrative Agent submitted to any Bank with respect to amounts owing under this Section 2.12 shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Bank’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Borrower of such failure to fund and, upon demand by the Administrative Agent, the Borrower shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

2.13 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein (or, with respect to any payment and proceeds of Collateral described in Section 2.11(a)(ii), as provided in the Intercreditor Agreement), any Bank shall obtain on account of the Loans (or other Obligations referenced in clause (a) of the definition of such term) made or undertaken by such Bank any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Payment Share, such Bank shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Banks such participations in the Loans (or other Obligations referenced in clause (a) of the definition of such term) made or undertaken by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each Bank, except that with respect to any Bank that is a Defaulting Bank by virtue of such Bank failing to fund its Pro Rata Advance Share or its Pro Rata Adjusted Advance Share of any Revolving Loan, Refunded Swing Line Loan, Swing Line Loan Participation Amount, or L/C Borrowing, such Defaulting Bank’s pro rata share of the excess payment shall be allocated to the Bank (or the Banks, pro rata) that funded such Defaulting Bank’s Pro Rata Advance Share or Pro Rata Adjusted Advance Share; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s ratable share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

2.14 Increases in Commitments. The Total Committed Line Portions in effect at any time after the Closing Date and prior to the Expiration Date (including at any time when the Total Committed Percentage is less than 100%) may be increased by an aggregate amount not to exceed $300,000,00 so that the aggregate Total Committed Line Portion at any time shall not exceed $500,000,000; provided that with respect to any such increase, (i) each Issuing Bank and Swing Line Bank approves each such increase (with respect to both Existing Banks and New Banks) and (ii) the following conditions are satisfied:

(a) Not more than forty-five (45) days and not less than thirty (30) days prior to the proposed effective date of such increase in the Total Committed Line Portions (or such shorter period as may be agreed among the Administrative Agent and the Borrower), the Borrower makes a written request for such increase to the Administrative Agent, who shall forward a copy of any such request to each Bank. Each request by the Borrower pursuant to the immediately preceding sentence shall (i) specify a proposed effective date of such increase (the “Requested TCL Increase Effective Date”), (ii) specify the amount of such requested increase in the Total Committed Line Portions (the “Requested TCL Increase Amount”), each such requested increase amount to be in a minimum amount of not less than $15,000,000, and (iii) constitute an invitation to each Bank to increase its Committed Line Portion by its Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Agreement, with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) of the Requested TCL Increase Amount.

(b) Each Bank, acting it its sole discretion exercised in good faith and with no obligation to increase its Committed Line Portion pursuant to Section 2.14(a), shall by notice to the Borrower and the Administrative Agent advise the Borrower and Administrative Agent whether or not such Bank agrees to accept all or any portion of such Requested TCL Increase Amount within fifteen (15) days of the Borrower’s request. Any such Bank may initially accept all of its Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Agreement, with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) of such Requested TCL Increase Amount or a lesser portion of such Requested TCL Increase Amount, or decline to accept any portion of such Requested TCL Increase Amount. If any Bank shall not have responded affirmatively within such fifteen (15)-day period, such Bank shall be deemed to have rejected the Borrower’s request for an increase in the Requested TCL Increase Amount in full. Promptly following the conclusion of such fifteen (15)-day period, the Administrative Agent shall notify the Borrower of the results of the Borrower’s request to the Banks to so increase the Total Committed Line Portions by the Requested TCL Amount.

(c) With respect to any Requested TCL Increase Amount, if the amount of the increases in the Total Committed Line Portions that Banks accepted in accordance with Section 2.14(b) shall be less than the Requested TCL Increase Amount (such difference the “Unsubscribed Increase Amount”), the Borrower and the Administrative Agent (subject to the approval of the Collateral Agent and the Required Banks) may offer to any Eligible Assignee(s) or other Person(s) as may be agreed by the Borrower and the Administrative Agent (each a “New Bank”) the opportunity to accept all or a portion of such Unsubscribed Increase Amount. The effectiveness of all such increases in Total Committed Line Portions are subject to the satisfaction of the following conditions: (1) each Bank that so elects to increase its Committed Line Portion, each New Bank, the Administrative Agent and the Borrower shall have executed and delivered a Committed Line Portion Addendum, substantially in the form of Schedule 11.22; (2) the Total Committed Line Portions after giving effect to such increases shall not exceed the Maximum Line; (3) any fees and other amounts payable by the Borrower in connection with such increase and accession shall have been paid; (4) any other amounts then due hereunder shall have been paid; (5) delivery of a certificate of a Responsible Officer of the Borrower as to the matters set forth in Section 5.01(f); and (6) delivery to the Administrative Agent, if requested, of a legal opinion in respect of the Committed Line Portion in form and substance reasonably satisfactory to the Administrative Agent.

(d) Upon each Requested TCL Increase Effective Date: (i) Schedule 2.01 of this Agreement shall be amended to incorporate the Committed Line Portion of the applicable Bank as set forth on Attachment 1 to the applicable Committed Line Portion Addendum without any further action or consent of any party; and (ii) the Administrative Agent shall cause a copy of such revised Schedule 2.01 to be available to the Banks.

(e) Subject to the terms and conditions hereof, with respect to each Requested TCL Increase Effective Date, (i) each Bank holding a Loan and/or an L/C Obligation (an “Existing Effective Amount”) immediately prior to such Requested TCL Effective Date (each such Bank an “Existing Bank”) severally agrees, as of the such Requested TCL Increase Effective Date, to continue such Existing Effective Amount and/or sell a portion of its Existing Effective Amount to other Banks (including any New Banks) and/or purchase from other Existing Banks all or a portion of such other Existing Effective Amounts and/or make such additional Loans and/or accept such additional L/C Obligations as requested by the Borrower as of such date; and (ii) each Existing Bank that has increased its Committed Line Portion in accordance with this Section 2.14(b) and each New Bank as of such date severally agrees to purchase from the other Existing Banks all or a portion of such Existing Effective Amounts and/or make such Loans and/or accept such L/C Obligations as requested by the Borrower as of such date, in each case such that, after giving effect to all such sales, purchases, and new Loans and L/C Obligations contemplated in clauses (i) and (ii) above, the Committed Percentage of each Bank shall equal such Bank’s Effective Amount Percentage.

(f) The Borrower will not pay any New Bank or Existing Bank (in each case, or any Affiliate thereof) in connection with such New Bank or Existing Bank accepting or increasing, as applicable, any Committed Line Portion hereunder, any fees or other compensation higher than that paid to the Existing Banks (or in the case of an increase by an Existing Bank, the other Existing Banks) for equivalent financial services rendered under this Agreement unless the Borrower notifies the Administrative Agent prior to providing such higher fees or other compensation to such New Bank or Existing Bank, as applicable, and provides equivalent fees or other compensation to the other Banks at the same time that such Bank receives them. Each increase in the Committed Line Portion of a Bank under this Section 2.14 (whether by a New Bank or an Existing Bank) shall be treated substantially the same as the other Credit Extensions hereunder, including with respect to right of payment and benefit of guarantees and security.

2.15 Payments from Guarantor and Liquidation of Collateral. In the event payment is made with respect to the Obligations of the Borrower (or any Affiliate thereof) hereunder by Guarantor to the Banks or the Administrative Agent for the benefit of the Secured Parties, (a) when no Event of Default under this Agreement or any other Loan Document has occurred and is then continuing, such payment shall be shared by the Banks as provided in Section 2.11(a)(i) hereof, and (b) after the occurrence and during the continuation of an Event of Default hereunder or under any other Loan Document, such payment shall be shared by the Secured Parties in accordance with the Intercreditor Agreement.

2.16 Defaulting Bank Notwithstanding any other provision in this Agreement to the contrary, if at any time a Bank becomes a Defaulting Bank, the following provisions shall apply so long as any Bank is a Defaulting Bank:

(a) Until such time as the Defaulting Bank ceases to be a Bank under this Agreement, it will retain its Committed Line Portion and will remain subject to all of its obligations as a Bank hereunder, although it will be presumed that such Defaulting Bank will fail to satisfy any funding obligation and, accordingly, all other Banks hereby agree to fund Loans and Letters of Credit in accordance with their respective Pro Rata Adjusted Advance Shares.

(b) A Defaulting Bank may cease to be a Defaulting Bank (i) as specified in the second sentence of the definition thereof, and (ii) to the extent such Defaulting Bank makes such purchases and/or Loans and/or accepts such L/C Obligations as are required to make the Committed Percentage of each Bank, after giving effect to all such purchases and new Loans and any amounts received by any Bank pursuant to Section 2.11(a)(i), equal to such Bank’s Effective Amount Percentage; provided that if there is more than one Defaulting Bank at such time, the Committed Percentage and the Effective Amount Percentage of the Non-Defaulting Banks (including any Defaulting Bank that after giving effect to the required purchases of Loans and acceptances of L/C Obligations, would cease to be a Defaulting Bank) shall be calculated using the aggregate Committed Line Portions and Effective Amounts of only such Non-Defaulting Banks in the denominators of the Committed Percentage and Effective Amount Percentage calculations (in lieu of the Total Committed Line Portions and the Effective Amount of all Banks). Each Bank agrees to sell to and/or purchase from the Defaulting Bank or such other Banks, such Effective Amounts as may be required to effect clause (ii) above.

(c) No SPT Contract entered into by an SPT Bank shall benefit from the security package provided by the Security Documents, if at the time such SPT Contract was entered, such SPT Bank (or its Affiliate) was a Defaulting Bank.

ARTICLE III

THE LETTERS OF CREDIT

3.01 The Letter of Credit Lines.

(a) Subject to the terms and conditions set forth herein, each Issuing Bank agrees (A) from time to time on any Business Day during the period from the Closing Date to the Expiration Date, to issue Letters of Credit for the account of the Borrower under the Borrowing Base Line and in accordance with Subsections 3.02(b), 3.02(c), and 3.02(d) and (B) to honor drafts under the Letters of Credit. No SPT-Related Standby Letter of Credit shall be Issued if, after giving effect to such Issuance, the outstanding amounts of all SPT-Related Standby Letters of Credit (excluding all Physical Trade Delivery-Related Standby Letters of Credit) plus the aggregate SPT Bank Close-Out Amounts of all SPT Banks would exceed the SPT-Related L/C Cap. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower’s ability to request that an Issuing Bank Issue Letters of Credit shall be fully revolving, and, accordingly, the Borrower may, during the foregoing period, request that an Issuing Bank Issue Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Borrower acknowledges and agrees that the Existing Letters of Credit are an Obligation under this Agreement.

(b) No Issuing Bank is under any obligation to Issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(ii) such Issuing Bank has received written notice from any Bank, any other Issuing Bank, the Administrative Agent or the Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii) the expiry date of any requested Letter of Credit is after the earlier to occur of (A) 90 days after the date of Issuance of such Letter of Credit or, solely in the case of any 360-Day Letter of Credit, 360 days after the date of Issuance of such 360-Day Letter of Credit or (B) the Maturity Date, or, solely in the case of a 360-Day Letter of Credit, the 360-Day L/C Maturity Date, unless all the Banks have approved such expiry date in writing, but any SPT-Related Standby Letter of Credit may by its terms be renewable for successive 90-day periods unless a notice that the applicable Issuing Bank declines to renew such Letter of Credit is given to the applicable Issuing Bank and the Administrative Agent on or prior to any date for notice of non-renewal to the beneficiary set forth in such SPT-Related Standby Letter of Credit, but in any event at least five Business Days prior to the date of the notice of non-renewal of such SPT-Related Standby Letter of Credit, any such automatic renewal of a Letter of Credit being subject to the fulfillment of the applicable conditions set forth in Article V; provided that the terms of each of the SPT-Related Standby Letters of Credit that is automatically renewable (1) shall require the applicable Issuing Bank to give the beneficiary of such SPT-Related Standby Letter of Credit notice of any non-renewal prior to the expiry date, (2) shall permit such beneficiary, upon receipt of such notice, to draw under such SPT-Related Standby Letter of Credit prior to the expiry date of the SPT-Related Standby Letter of Credit, and (3) shall not permit the expiry date (after giving effect to any renewal) of such SPT-Related Standby Letter of Credit in any event to be extended to a date that is later than the Maturity Date. If a notice of non-renewal is given by the applicable Issuing Bank pursuant to the immediately preceding sentence, the related SPT-Related Standby Letter of Credit shall expire on its expiry date;

(iv) the expiry date of any such requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit;

(v) such requested Letter of Credit is not in form and substance acceptable to such Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of such Issuing Bank;

(vi) such Letter of Credit is for the purpose of supporting the Issuance of any letter of credit by any other Person;

(vii) such Letter of Credit is denominated in a currency other than Dollars;

(viii) the amount of such requested Letter of Credit together with outstanding Letters of Credit and Revolving Loans exceeds the lesser of the Borrowing Base Advance Cap or the Total Available Committed Line Portion;

(ix) the amount of such requested Letter of Credit together with all outstanding L/C Obligations exceeds the Issuance Cap; or

(x) the amount of such requested Letter of Credit would result in exposure of an Issuing Bank in excess of its Issuing Bank Sub-Limit.

3.02 Issuance, Amendment and Renewal of Letters of Credit.

(a) Each Letter of Credit which is Issued hereunder shall be Issued upon the irrevocable written request of the Borrower pursuant to a Notice of Borrowing (Letter of Credit) in the applicable form attached hereto as Exhibit A received by an Issuing Bank (with a copy sent by the Borrower to the Administrative Agent) by no later than 1:00 p.m. (New York City time) on the proposed date of Issuance. Each such request for Issuance of a Letter of Credit shall be by electronic transfer or facsimile, confirmed immediately in an original writing or by electronic transfer, in the form of an L/C Application, and shall specify in form and detail satisfactory to such Issuing Bank: (i) the proposed date of Issuance of the Letter of Credit (which shall be a Business Day); (ii) whether the requested Letter of Credit would be a commercial documentary letter of credit, SPT-Related Standby Letter of Credit, Physical Trade Delivery-Related Standby Letter of Credit or other standby letter of credit; (iii) the face amount of the Letter of Credit; (iv) the expiry date of the Letter of Credit, which date shall not, without the prior, explicit consent of each Bank, be later than the earlier to occur of (A) 90 days after the proposed date of Issuance of such Letter of Credit or (B) the Maturity Date (or in the case of any 360-Day Letter of Credit, the 360-Day L/C Maturity Date); (v) the name and address of the beneficiary thereof; (vi) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vii) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (viii) such other matters as such Issuing Bank may require. Upon receipt of such request, the Administrative Agent will promptly notify the Banks of the receipt by it of any L/C Application. Upon receipt by an Issuing Bank of a Letter of Credit request, such Issuing Bank shall confirm with the Administrative Agent that the Administrative Agent has received a copy of such request and, if not, such Issuing Bank shall provide the Administrative Agent with a copy thereof. Upon receipt by such Issuing Bank of confirmation from the Administrative Agent in writing, in the form of Exhibit K hereto, that the requested issuance or amendment is permitted in accordance with the terms hereof, such Issuing Bank shall, on the requested date, issue such Letter of Credit for the account of the requesting Borrower or issue the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.

(b) From time to time while a Letter of Credit is outstanding and prior to the Expiration Date, an Issuing Bank will, upon the written request of the Borrower received by such Issuing Bank (with a copy sent by the Borrower to the Administrative Agent) by no later than 1:00 p.m. (New York City time) on the proposed date of amendment, consider the amendment of any Letter of Credit Issued by it. Each such request for amendment of a Letter of Credit shall be made by electronic transfer or facsimile, confirmed immediately in an original writing or by electronic transfer, made in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to such Issuing Bank and the Administrative Agent: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as such Issuing Bank may require. Such Issuing Bank shall be under no obligation to amend any Letter of Credit.

(c) The Issuing Banks and the Banks agree that, while a Letter of Credit is outstanding and prior to the Expiration Date, at the option of the Borrower and upon the written request of the Borrower received by an Issuing Bank (with a copy sent to the Administrative Agent and the other Issuing Banks) by no later than 1:00 p.m. (New York City time) on the proposed date of renewal, the Issuing Bank shall, subject to Section 3.01(b), renew any Letter of Credit Issued by it. Each such request for renewal of a Letter of Credit made by the Borrower shall be made by electronic transfer or facsimile, confirmed immediately in an original writing or by electronic transfer, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to such Issuing Bank and the Banks: (i) the Letter of Credit to be renewed; (ii) the proposed date of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as such Issuing Bank may require.

(d) If any outstanding Letter of Credit Issued by an Issuing Bank shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from such Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal such Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit subject to Section 3.01(b) and in accordance with this Subsection 3.02(d) upon the request of the Borrower, then such Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Borrower and the Banks hereby authorize such renewal, and, accordingly, such Issuing Bank shall be deemed to have received an L/C Amendment Application from the Borrower requesting such renewal.

(e) Any Issuing Bank may, at its election, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Expiration Date.

(f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(g) Each Issuing Bank will also deliver to the Administrative Agent a true and complete copy of each Letter of Credit or amendment to or renewal of a Letter of Credit Issued by it.

3.03 Risk Participations, Drawings, Reducing Letters of Credit and Reimbursements.

(a) Immediately upon the Issuance of each Letter of Credit by an Issuing Bank, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank, on a several basis, a participation in such Letter of Credit and each drawing or Reducing L/C Borrowing thereunder in an amount equal to the product of (i) the Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.03, with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing or Reducing L/C Borrowing, respectively. For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Committed Line Portion of each Bank by an amount equal to the amount of such participation.

(b) In the event of any request for a drawing under a Letter of Credit Issued by an Issuing Bank by the beneficiary or transferee thereof, such Issuing Bank will promptly notify the Borrower. Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided, however, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. The Borrower shall reimburse an Issuing Bank prior to 5:00 p.m. (New York City time), on each date that any amount is paid by such Issuing Bank under any Letter of Credit or to the beneficiary of a Reducing Letter of Credit in the form of a Reducing L/C Borrowing (each such date, an “Honor Date”), in an amount equal to the amount so paid by such Issuing Bank. In the event the Borrower fails to reimburse such Issuing Bank for the full amount of any drawing under any Letter of Credit or of any Reducing L/C Borrowing, as the case may be, by 5:00 p.m. (New York City time) on the Honor Date, such Issuing Bank will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Bank thereof and the Borrower shall be deemed to have requested that Revolving Loans be made by the Banks to be disbursed to such Issuing Bank not later than one (1) Business Day after the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Borrowing Base Line.

(c) In the event of any request for a Reducing L/C Borrowing by the Borrower in association with any Reducing Letter of Credit, the amount available for drawing under such Reducing Letter of Credit will be reduced automatically, and without any further amendment or endorsement to such Reducing Letter of Credit, by the amount actually paid to such beneficiary, notwithstanding the fact that the payment creating such Reducing L/C Borrowing is not made pursuant to a conforming and proper draw under the corresponding Reducing Letter of Credit.

(d) Each Bank shall upon any notice pursuant to Subsection 3.03(b) make available to the Administrative Agent for the account of any Issuing Bank an amount in Dollars and in immediately available funds equal to its Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.03, with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) of the amount of the drawing or of the Reducing L/C Borrowing, as the case may be, whereupon the Banks shall (subject to Subsection 3.03(e)) each be deemed to have made a Revolving Loan to the Borrower in that amount. If any Bank so notified fails to make available to the Administrative Agent for the account of such Issuing Bank the amount of such Bank’s Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.03, with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) of the amount of the drawing or of the Reducing L/C Borrowing, as the case may be, by no later than 3:00 p.m. (New York City time) on the Business Day following the Honor Date, then interest shall accrue on such Bank’s obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time during such period. The Administrative Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.03.

(e) With respect to any unreimbursed drawing or Reducing L/C Borrowing, as the case may be, that is not converted into Revolving Loans in whole or in part for any reason, the Borrower shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of such drawing or Reducing L/C Borrowing, as the case may be, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the then applicable Base Rate plus the Applicable Margin plus the Default Rate, and each Bank’s payment to such Issuing Bank pursuant to Subsection 3.03(d) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.03.

(f) In the event that payment under any Letter of Credit Issued by an Issuing Bank is drawn or purported to be drawn in a currency other than United States Dollars, the amount of reimbursement to such Issuing Bank therefor shall be calculated on the basis of such Issuing Bank’s selling rate of exchange in effect (for the date on which such Issuing Bank pays such draft or reimburses any of its correspondents which paid such draft) for cable transfers to the place where and in the currency in which such draft is payable. The Borrower shall comply with any and all governmental exchange regulations now or hereafter applicable to any foreign exchange, and shall indemnify and hold the Banks harmless from any failure of the Borrower so to comply. If, for any cause whatsoever, there exists at the time in question no rate of exchange generally current at such Issuing Bank for effective cable transfer of the sort above provided for, the Borrower agrees to pay the Banks on demand an amount in United States Dollars equivalent to the actual cost of settlement of such Issuing Bank’s obligation to the payor of the draft or acceptance or any holder thereof, as the case may be, and however and whenever such settlement may be made by such Issuing Bank.

(g) Each Bank’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit or Reducing L/C Borrowing, shall be absolute and unconditional and without recourse to the relevant Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.04 Repayment of Participations.

(a) Upon (and only upon) receipt by the Administrative Agent for the account of an Issuing Bank of immediately available funds from the Borrower (i) in reimbursement of any payment made by such Issuing Bank under a Letter of Credit or in connection with a Reducing L/C Borrowing with respect to which any Bank has paid the Administrative Agent for the account of such Issuing Bank for such Bank’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Administrative Agent will pay to each Bank, in the same funds as those received by the Administrative Agent for the account of such Issuing Bank, the amount of such Bank’s Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.04, with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) of such funds.

(b) If the Administrative Agent or an Issuing Bank is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the Administrative Agent for the account of such Issuing Bank pursuant to Subsection 3.04(a) in reimbursement of a payment made under a Letter of Credit or in connection with a Reducing L/C Borrowing or interest or fee thereon, each Bank shall, on demand of such Issuing Bank, forthwith return to the Administrative Agent or such Issuing Bank the amount of its Pro Rata Advance Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.04, with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) of any amounts so returned by the Administrative Agent or such Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Administrative Agent or such Issuing Bank, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

3.05 Role of the Issuing Banks.

(a) Each Bank and the Borrower agree that, in paying any drawing under a Letter of Credit Issued by an Issuing Bank or funding any Reducing L/C Borrowing, such Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft or certificates expressly required by such Letter of Credit, but with respect to Reducing L/C Borrowings, no document of any kind need be obtained) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (a) through (g) of Section 3.06; provided, however, that, anything in such clauses or elsewhere herein to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Banks may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Banks shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.06 Obligations Absolute. The Obligations of the Borrower under this Agreement and any L/C-Related Document to reimburse an Issuing Bank for a drawing under a Letter of Credit or for a Reducing L/C Borrowing, and to repay any L/C Borrowing and any drawing under a Letter of Credit or Reducing L/C Borrowing converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(a) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(c) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(d) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(e) any payment by any Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by any Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(f) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations of the Borrower in respect of any Letter of Credit; or

(g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

Notwithstanding anything to the contrary in this Section 3.06 or in the Continuing Agreement for Letters of Credit, the Issuing Banks shall not be excused from liability to Borrower to the extent of any direct damages (as opposed to consequential, indirect and punitive damages, claims in respect of which are hereby waived by Borrower) suffered by Borrower that are caused by any of the Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, provided, however, that the parties hereto expressly agree that:

(i) the Issuing Banks may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) the Issuing Banks shall have the right, in their sole discretion exercised in good faith, to decline to accept documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by the Banks when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

3.07 Cash Collateral Pledge. (i) Unless otherwise consented to, in writing, by the Administrative Agent, if an Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (ii) if, as of the Expiration Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall Cash Collateralize such L/C Obligations in an amount equal to 105% of such L/C Obligations not less than ten (10) Business Days prior to the Expiration Date and such L/C Obligations shall remain Cash Collateralized thereafter. Upon the occurrence of the circumstances described in Section 2.06 requiring the Borrower to Cash Collateralize Letters of Credit, the Borrower shall immediately Cash Collateralize the L/C Obligations in an amount equal to the applicable excess. Upon the occurrence of and during the continuation of any Event of Default the Borrower shall immediately Cash Collateralize the L/C Obligations in an amount equal to 105% of the Effective Amount of the L/C Obligations as of such date.

3.08 Letter of Credit Fees.

(a) The Borrower shall pay to each Issuing Bank, for its own account, such customary fees and charges in connection with the issuance, administration, payment, negotiation and amendment of each Letter of Credit as the Borrower and the Issuing Bank shall from time to time agree, including as set forth in the separate fee letter dated as of the date hereof between the Borrower and the Issuing Banks.

(b) The Borrower shall pay to the Administrative Agent for the account of each of the Banks a letter of credit fee with respect to each of the Letters of Credit Issued hereunder equal to the greater of (i) $700 for the period for which such Letter of Credit is outstanding, and (ii) the product of the Applicable Margin (determined on a per annum basis as of the first day of each calendar month) multiplied by the average daily maximum amount available to be drawn under such Letter of Credit, in the case of each clause (i) and (ii), together with any related fees such as telecopy, facsimile and courier fees, such letter of credit fees to be due and payable monthly in arrears (on such fees accrued through and including the last day of such calendar month) on the later to occur of (i) the fifth Business Day of the immediately succeeding calendar month, and (ii) two Business Days following receipt of a final invoice for the same, commencing on the first such monthly date to occur after the Closing Date.

3.09 Applicability of Uniform Customs and Practice and ISP98. Unless otherwise expressly agreed by an Issuing Bank and the Borrower when a Letter of Credit is Issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of Issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each standby Letter of Credit and documentary Letter of Credit. If Borrower desires to use the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of Issuance) for standby Letters of Credit, Borrower shall request and note this explicitly on the standby Letter of Credit application.

3.10 Existing Letters of Credit. Borrower hereby acknowledges and agrees that the Existing Letters of Credit listed on Attachment B to the Special Certificate hereto shall be deemed to be Letters of Credit Issued under this Agreement for all purposes.

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01 Taxes.

(a) Any and all payments by the Borrower to each Bank or any or all of the Agents under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Borrower shall pay all Other Taxes.

(b) If the Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii) the Borrower shall make such deductions and withholdings;

(iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) the Borrower shall also pay to each Bank or the Administrative Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

(c) The Borrower agrees to indemnify and hold harmless each Bank and the Administrative Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the Administrative Agent or such Bank specifies as necessary to preserve the after-tax yield the Administrative Agent or such Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted, provided, however, that the Borrower shall not be required to indemnify or hold harmless any Bank to the extent (but only to the extent) of such Bank’s gross negligence or willful misconduct. Payment under this indemnification shall be made within 30 days after the date the Bank or the Administrative Agent makes written demand therefor.

(d) Within 30 days after the date of any payment by the Borrower of Taxes, Other Taxes or Further Taxes, the Borrower shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

(e) If the Borrower is required to pay any amount to the Administrative Agent or any Bank pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

4.02 Illegality.

(a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by such Bank to the Borrower through the Administrative Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Borrower shall, upon receipt of notice of such fact and demand from such Bank (with a copy to the Administrative Agent), prepay in full, without premium or penalty, such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Borrower is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Borrower shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

4.03 Increased Costs and Reduction of Return.

(a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in Letters of Credit, or, in the case of an Issuing Bank, any increase in the cost to such Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Borrower shall be liable for, and shall from time to time, within 30 days of demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs, provided, however, that the Borrower shall not be required to pay any such amount to the extent that such amount is reflected in changes in the Base Rate, the Offshore Rate or other fees or charges of such Bank.

(b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy and such Bank’s desired return on capital) determines that the amount of such capital is increased as a consequence of its loans, credits or obligations under this Agreement, then, within 30 days of demand of such Bank to the Borrower through the Administrative Agent, the Borrower shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase, provided, however, that the Borrower shall not be required to pay any such amount to the extent that such amount is reflected in changes in the Base Rate.

4.04 Funding Losses. The Borrower shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

(a) the failure of the Borrower to make on a timely basis any payment of principal of any Offshore Rate Loan;

(b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 2.06;

(d) the prepayment (including prepayments made pursuant to Article II but excluding prepayments made pursuant to Section 4.02) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period;

(e) the automatic conversion under Section 2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period except any such automatic conversion resulting from prepayments required by Section 4.02; or

(f) that arise as a result of any payments, sales, purchases or other transfers contemplated in Section 2.14 on any Requested TCL Effective Date;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Banks under this Section and under Section 4.03, each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

4.05 [Reserved].

4.06 Reserves on Offshore Rate Loans. The Borrower shall pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided, however, that the Borrower shall have received at least 15 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

4.07 Certificates of Banks. Together with any demand by a Bank for reimbursement or compensation pursuant to this Article IV, such Bank shall provide to the Borrower (with a copy to the Administrative Agent) a certificate signed by an authorized officer of the Bank (a) describing the event giving rise to such demand, and (b) showing the method and detailed calculations (which may include any reasonable averaging, attribution or allocation procedures) used by the Bank to determine the amount demanded by the Bank. In calculating the amount of costs, expenses, capital requirements or rate of reduction allocable to the Borrower, such Bank shall use such reasonable methods as such Bank shall determine. Such calculation and certification shall be conclusive and binding on the Borrower in the absence of manifest error.

4.08 Substitution of Banks. Upon the receipt by the Borrower from any Bank (an “Affected Bank”) of a claim for compensation under Section 4.03 or upon the Borrower repaying any Loan (or portion thereof) advanced hereunder pursuant to Section 2.12 as a result of a Bank failing to fund its Pro Rata Advance Share to the Administrative Agent (such constituting a Defaulting Bank as defined in Section 1.01), the Borrower may: (a) request the Affected Bank to use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Affected Bank, such designation or assignment (i) eliminates or reduces, in the future, amounts payable pursuant to Section 4.03 and (ii) does not subject the Affected Bank to any unreimbursed costs or expense (and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Affected Bank in connection with any such designation or assignment); (b) request the Affected Bank or the Defaulting Bank (as the case may be) to use its best efforts to designate a replacement bank or financial institution satisfactory to the Borrower to acquire and assume all or a ratable part of all of such Affected Bank’s or Defaulting Bank’s (as the case may be) Loans and Committed Line Portion (a “Replacement Bank”); (c) request one or more of the other Banks to acquire and assume all or part of such Affected Bank’s Loans and Committed Line Portion; (d) designate a Replacement Bank or (e) remove such Defaulting Bank (in its various capacities hereunder) upon the payment of all amounts then due to such Defaulting Bank hereunder at par, to the extent such removal is approved by the Agents. Any such designation of an alternative office, branch or Affiliate under clause (a) above and any such designation of a Replacement Bank under clause (b) or (d) shall be subject to the prior written consent of the Swing Line Bank and each Issuing Bank (which consent shall not be unreasonably withheld).

4.09 Survival. The agreements and Obligations of the Borrower in this Article IV shall survive the payment of all other Obligations.

ARTICLE V

CLOSING ITEMS

5.01 Matters to be Satisfied Upon Execution of Agreement. At the time the Banks execute this Agreement, unless otherwise waived by the Banks, the Documentation Agent shall have received all of the following, in form and substance satisfactory to the Documentation Agent, the Administrative Agent, and each Bank:

(a) Loan Documents. This Agreement, the Notes, the Security Agreement, the Guaranty, the Atmos Support Agreement, the Intercreditor Agreement, the Commodity Account Hedging Assignment Agreement, that certain Subordination Agreement between the Guarantor, as subordinated creditor, and the Administrative Agent, and certain other documents executed in connection with the Original Credit Agreement, and each other document or certificate executed in connection with this Agreement, executed by each party thereto;

(b) Resolutions; Incumbency. Copies of the resolutions of the members of the Borrower authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary of the Borrower, and certifying the names and true signatures of the officers of the Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by the Borrower hereunder;

(c) Organization Documents; Existence; Good Standing. The articles or certificate of formation and the regulations of the Borrower as in effect on the Closing Date, all certified by the Secretary of the Borrower as of the Closing Date, and the articles or certificate of formation and the Bylaws or regulations of Atmos Energy Corporation and Atmos Energy Holdings, Inc. as in effect on the Closing Date, all certified by the Secretary of Atmos Energy Corporation and Guarantor as of the Closing Date together with certificates of existence and good standing for the Borrower, Atmos Energy Corporation and Guarantor from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where not being in good standing on the part of the Borrower, Atmos Energy Corporation and/or the Guarantor would have a Material Adverse Effect on such entity’s transactions within such state, certified as of, or reasonably close to, the Closing Date;

(d) Legal Opinions. Legal opinion of counsel to the Borrower and counsel to Guarantor each addressed to the Administrative Agent and the Banks, in form and substance acceptable to the Administrative Agent and the Banks;

(e) Payment of Fees. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of Agents to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agents’ reasonable estimate of Attorney Costs incurred or to be incurred by them through the closing proceedings (provided, however, that such estimate shall not thereafter preclude final settling of accounts between the Borrower and Agents); including any such costs, fees and expenses arising under or referenced in Sections 2.09 and 11.04(a) and all costs of the auditors and consultants retained by the Banks in connection with the Obligations of the Borrower to Agents;

(f) Certificate. A certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date, stating to the best of such officer’s knowledge that:

(i) The representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date; and

(ii) No Default or Event of Default exists or would result from the Credit Extension.

(g) Insurance. Evidence of insurance required to be maintained by the Borrower hereunder;

(h) Filings. Evidence that all filings needed to perfect the security interests granted by the Security Documents have been completed or due provision has been made therefor;

(i) [Reserved].

(j) Collateral Position Report. The Administrative Agent shall have received a Borrowing Base Collateral Position Report that accurately reflects the information recorded therein as of November 15, 2010, and that has been duly executed by a Responsible Officer of the Borrower;

(k) Other Documents. Such other approvals, opinions, documents or materials as the Agents or any Bank may request; and

(l) Special Certificate. That certain certificate executed by a Responsible Officer of the Borrower and countersigned by the Administrative Agent, which sets forth the Existing Letters of Credit and information related to certain Eligible Accounts, including but not limited to, the applicable counterparties and credit limits of such Eligible Accounts.

5.02 Conditions to Each Credit Extension. The agreement of each Bank to make any Loan requested to be made by it on any date and the agreement of the Issuing Banks to Issue any Letter of Credit is subject to the satisfaction of the following conditions precedent:

(a) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing or Notice of Borrowing (Letter of Credit Request) pursuant to Section 2.03 or Section 3.02, as the case may be.

(b) Representations and Warranties. Each of the representations and warranties made by the Borrower and the Guarantor in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent any such representation and warranty relates solely to a specified prior date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date.

(c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Credit Extensions requested to be made on such date.

(d) Borrowing Availability. The aggregate Effective Amount outstanding under this Agreement shall not exceed the lesser of the Borrowing Base Advance Cap or the Total Available Committed Line Portion.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 5.02 have been satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and each Bank that:

6.01 Existence and Power. Each of the Borrower, its Subsidiaries and Guarantor:

(a) is a limited liability company or corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on their business and to execute, deliver, and perform their respective Obligations under the Loan Documents;

(c) is duly qualified as a foreign limited liability company or corporation, as the case may be, and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

to the best knowledge of such Person, is in compliance with all Requirements of Law.

6.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower and Guarantor of each Loan Document to which such Person is party, have been duly authorized and do not and will not:

(a) contravene the terms of the Organization Documents of such Person;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

(c) to the best knowledge of the Borrower, violate any Requirement of Law.

6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its Subsidiaries or Guarantor, as applicable, of any Loan Document.

6.04 Binding Effect. This Agreement and each other Loan Document to which the Borrower or any of its Subsidiaries or Guarantor is a party constitute the legal, valid and binding obligations of such Person to the extent that it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

6.05 Litigation. Except as specifically disclosed in Schedule 6.05, there are no actions, suits or proceedings, pending, or to the knowledge of the Borrower, or Guarantor threatened at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, or any of its Subsidiaries or Guarantor or any of their respective properties which purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; and no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower. As of the Closing Date, neither the Borrower nor any of its Subsidiaries are in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

6.07 ERISA Compliance. Except as specifically disclosed in Schedule 6.07:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, that have resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) To the Borrower’s best knowledge, no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) or ERISA.

6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12. Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09 Title to Properties. The Borrower and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.10 Taxes. The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges shown thereon to be due and payable, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets as due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

6.11 Financial Condition.

(a) The unaudited balance sheet of the Borrower dated as of September 30, 2010:

(i) fairly presents the financial condition of the Borrower as of the date thereof; and

(ii) shows all material indebtedness and other liabilities, direct or contingent, of the Borrower and as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

(b) Since September 30, 2010, there has been no Material Adverse Effect.

6.12 Environmental Matters. The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as previously specifically disclosed in Schedule 6.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.13 Regulated Entities. Neither the Borrower, nor any Person controlling the Borrower, or any of its Subsidiaries, is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.14 No Burdensome Restrictions. Neither the Borrower nor any of its Subsidiaries is a party to or bound by any Contractual Obligation or subject to any restriction in any Organization Document or any Requirement of Law which could reasonably be expected to have a Material Adverse Effect.

6.15 Copyrights, Patents, Trademarks and Licenses, Etc. To the Borrower’s best knowledge, the Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed.

6.16 Subsidiaries. The Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.16.

6.17 Insurance. Except as specifically disclosed in Schedule 6.17, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

6.18 Full Disclosure. To the Borrower’s best knowledge, none of the representations or warranties made by the Borrower or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties is made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided however, that with respect to projected financial information, the Borrower only represents that such information was prepared and presented in good faith based upon assumptions believed to be reasonable at the time.

6.19 Solvency. After giving effect to the making of each Loan and the issuance of each Letter of Credit, (a) the amount of the “present fair saleable value” of the assets of the Borrower and of the Borrower and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount of all “liabilities of the Borrower and of the Borrower and its Subsidiaries, taken as a whole, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of the Borrower and of the Borrower and its Subsidiaries, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of the Borrower and of the Borrower and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (c) neither the Borrower nor the Borrower and its Subsidiaries, taken as a whole, will have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and (d) each of the Borrower and the Borrower and its Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature. For purposes of this Section 6.19 “debt” means “liability on a claim”, “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

6.20 AML Laws.

(a) The Borrower is not and to its knowledge none of its Affiliates are in violation of any Requirement of Law relating to terrorism or money laundering (collectively, “AML Laws”), including, but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (“USA PATRIOT Act”).

(b) The Borrower is not and, to its knowledge no Affiliate or broker or other agent of the Borrower or the Guarantor that is acting or benefiting in any capacity in connection with the Loans is, any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of the Executive Order or any other applicable OFAC regulations;

(ii) a Person owned or controlled by, or acting on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order or any other applicable OFAC regulations;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable AML Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or other applicable OFAC regulations; or

(v) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website, currently available at www.treas.gov/offices/enforcement/ofac/ or any replacement website or other replacement official publication of such list.

(c) The Borrower is not and, to its knowledge no Affiliate, broker or other agent of it or the Guarantor acting in any capacity in connection with the Loans: (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or other applicable OFAC regulations, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable AML Law.

If the Borrower acquires or forms any Subsidiary, each of the foregoing representations and warranties shall be thereafter deemed modified to cover the Borrower and its Subsidiaries, mutatis mutandis.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit or any Committed Line Portion shall remain outstanding:

7.01 Financial Statements. The Borrower shall deliver to the Banks, in form and detail satisfactory to the Banks:

(a) as soon as available, but not later than 120 days after the end of each fiscal year, (i) a copy of the consolidated audited financial statements to include a balance sheet as at the end of such year for each of (A) Atmos Energy Corporation, (B) Atmos Energy Holdings, Inc. and (C) the Borrower, (ii) a copy of the consolidating unaudited financial statements to include a consolidating balance sheet as at the end of such year for Atmos Energy Holdings, Inc. and the Borrower and (iii) a copy of the consolidated audited financial statements of the Borrower and its Subsidiaries, and the related statements of income or operations, members’ capital and cash flows for such year for such entities, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm (“Independent Auditor”), which opinion shall state that such financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditors of any material portion of the records of such entities;

(b) as soon as available, but not later than sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Atmos Energy Holdings, Inc. and Atmos Energy Corporation, (i) the unaudited consolidated financial statements of Atmos Energy Corporation and Atmos Energy Holdings, Inc., each to include a balance sheet as at the end of such fiscal quarter, with the related statements of income and/or operations, members’ capital and cash flows for such year for such entities, for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, setting forth in comparative form, in the case of each such consolidated balance sheet, the corresponding figures as of the last day of the corresponding period in the immediately preceding fiscal year and, in the case of each such consolidated statement of income and operations, members’ capital and cash flows, the corresponding figures for the corresponding period in the immediately preceding fiscal year, and (ii) the unaudited consolidating balance sheet and income statement of Atmos Energy Holdings, Inc.; and

(c) as soon as available, but not later than 45 days after the end of each month, the consolidated financial statements of the Borrower and its subsidiaries in form acceptable to Banks

7.02 Certificates; Other Information. The Borrower shall furnish to the Agents and the Banks:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a), (b), and (c), an Embedded Value Report as of the date of such financial statements and a Compliance Certificate, each executed by a Responsible Officer of the Borrower;

(b) a Borrowing Base Collateral Position Report executed by a Responsible Officer of the Borrower as of 15th day of each month and as of the last Business Day of each month, in each case delivered within ten (10) days of such reporting date; provided, however, that if any Borrowing Base Collateral Position Report fails to reflect an “excess” (as contemplated by such report) of greater than 10% over the lesser of Borrowing Base Advance Cap or the Total Available Committed Line Portion applicable as of such reporting date, then until two consecutive Borrowing Base Collateral Position Reports have evidenced an “excess” (as contemplated by such report) of greater than 10% over the lesser of Borrowing Base Advance Cap and the Total Available Committed Line Portion applicable as of the applicable reporting date for such reports, the Borrower shall provide two additional Borrowing Base Collateral Position Reports per month, one as of the 7th day of each month and the other as of the 22nd day of each month. Upon the delivery of the second consecutive Borrowing Base Collateral Position Report evidencing a greater than 10% “excess”, the Borrower will revert to delivering two (2) Borrowing Base Collateral Position Reports per month as described in the first portion of this Section 7.02(b);

(c) on or before the tenth (10th) day of each month, a Net Position Report as of the first (1st) day of said month, and on or before the twenty-fifth (25th) day of each month, a Net Position Report as of the fifteenth (15th) day of such month, in each case certified by a Responsible Officer of the Borrower;

(d) promptly when available, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Agents, at the request of any Bank, may from time to time reasonably request;

(e) a quarterly report of inventory storage locations at each quarter end;

(f) a SPT Activity Report executed by a Responsible Officer of the Borrower as of 15th day of each month and as of the last Business Day of each month, in each case delivered within ten (10) days of such reporting date; provided that if any such SPT Activity Report evidences that the Borrower has an “SPT Activity Utilization Ratio” (as defined therein) of 90% or more, then the Borrower shall provide additional SPT Activity Reports on the 7th day and the 22nd day of each month, in each case delivered within seven (7) days of such reporting date, until such time as the last delivered SPT Activity Report evidences an “SPT Activity Utilization Ratio” of 80% or less;

(g) a report, to be delivered concurrently with the financial statements delivered pursuant to Section 7.01(c), that sets forth the Cumulative Loss as of the end of the calendar month to which the financial statements that are being delivered concurrently relate; and

(h) if any report described in clauses 7.02(a), (b) and (c) above is not reasonably satisfactory in form and substance to the Administrative Agent, Borrower shall promptly deliver such information supplementing such report as the Administrative Agent reasonably requests.

7.03 Notices. The Borrower shall promptly notify the Agents and each Bank:

(a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that could reasonably be expected to become a Default or Event of Default;

(b) of the occurrence of any event which could reasonably be expected to cause a material impairment of the Collateral Position;

(c) of the occurrence of any event which could reasonably be expected to cause a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a material Contractual Obligation of the Borrower or any Subsidiary; (ii) any material dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including proceedings pursuant to any applicable Environmental Laws;

(d) of the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate (but in no event more than 10 days after the Borrower receives notice or becomes aware of such event), and deliver to the Agents and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:

(i) an ERISA Event;

(ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

(iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower or any ERISA Affiliate; or

the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

(e) of any material change in accounting policies or financial reporting practices by the Borrower; and

(f) of any intended relocation of inventory or any intended new location of inventory owned by the Borrower, at least ten (10) Business Days prior to the date such inventory is to be stored at such location.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or reasonably could be expected to be) breached or violated as therein provided.

7.04 Preservation of Corporate Existence, Etc. The Borrower shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of organization;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

(c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05 Maintenance of Property. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain and preserve, all its property used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except in any case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.06 Insurance. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, marine cargo insurance, if appropriate.

7.07 Payment of Obligations. The Borrower shall pay, and shall cause each of its Subsidiaries to pay and discharge, as the same shall become due and payable, all their respective material obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and unless adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

(b) all lawful claims which, if unpaid, would by law become a Lien upon its property unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or Subsidiary, and provided that at such time the claim becomes a Lien (other than a lis pendens notice), it shall be promptly paid; and

(c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.08 Compliance with Laws. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.09 Compliance with ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.10 Inspection of Property and Books and Records. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary. The Borrower shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of any Agents or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Agent or Bank causing such inspection and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists either of the Agents or any Bank may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11 Environmental Laws. The Borrower shall conduct, and shall cause each of its Subsidiaries to conduct, its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws.

7.12 Use of Proceeds. The Borrower (a) shall use the proceeds of the Credit Extensions (i) to refinance all Loans outstanding under the Original Credit Agreement and to provide for the continuance of the Letters of Credit outstanding thereunder and (ii) to facilitate the purchase, shipment, storage and sale of Product and to otherwise provide working capital related thereto, and (c) shall not use the proceeds of the Credit Extensions in contravention of any Requirement of Law or of any Loan Document restrictions on use of proceeds. The Borrower shall not use the proceeds of the Loans or any Letter of Credit to acquire, directly or indirectly, any Margin Stock.

7.13 Collateral Position Audit. At some date not later than the six-month anniversary of the Closing Date and at such other times as Agents deem advisable, the Borrower will allow Agents or an entity satisfactory to Agents to conduct a thorough examination of the Collateral, and the Borrower will fully cooperate in such examination. The Borrower will pay the costs and expenses of one such examination each calendar year.

7.14 Lock Box. The Borrower shall (i) maintain a lock box (the “Lock Box”) with Bank of America, N.A. and shall notify in writing and otherwise take such reasonable steps to ensure that all Account Debtors under any of its Accounts forward payment in the form of cash, checks, drafts or other similar items of payment directly to such Lock Box and shall provide Banks with reasonable evidence of such notification, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited all payments under such Accounts to the Lock Box. In the event that any Account Debtor does make any payment directly to the Borrower, the Borrower shall promptly deposit such amounts into the Lock Box. The Borrower and each Bank acknowledge and agree that prior to the Activation Period, the Borrower may operate and transact business through the Lock Box account in its normal fashion, including making withdrawals from the Lock Box account. The Borrower and each Bank further acknowledge and agree that during the Activation Period, Bank of America, N.A. shall transfer all collected and available balances in the Lock Box as directed by the Collateral Agent. The Borrower and each Bank acknowledge and agree that the Bank Blocked Account is owned by the Collateral Agent for the benefit of the Agents, the Issuing Banks and the Banks and that the Lock Box is under the dominion and control of the Collateral Agent. The Collateral Agent at any time may apply amounts contained in the Bank Blocked Account toward satisfaction of the Obligations. Upon the irrevocable payment in full of the Borrower’s Obligations and the termination of each Bank’s Committed Line Portion under this Agreement, the Collateral Agent shall release the funds on deposit in the Bank Blocked Account as directed by the Borrower upon receipt of a written request for such a release of funds from the Borrower.

7.15 Financial Covenants. (a) The Borrower will, at all times, maintain, with respect to the elected Borrowing Base Sub-Cap for such time, (i) Net Working Capital and Tangible Net Worth, each at a level not less than the minimum threshold set forth opposite such applicable Borrowing Base Sub-Cap under the heading “Minimum Net Working Capital” and “Minimum Tangible Net Worth,” as applicable, under the definition of Borrowing Base Sub-Cap, and (ii) the Ratio of Total Liabilities to Tangible Net Worth, at a level not more than the maximum threshold set forth opposite such applicable Borrowing Base Sub-Cap under the heading “Maximum Ratio at Total Liabilities to Tangible Net Worth” under the definition of “Borrowing Base Sub-Cap.”

(b) The Borrower shall at all times cause the Cumulative Loss to be less than or equal to $10,000,000; provided that if the Cumulative Loss exceeds $10,000,000 as of the Cumulative Loss Report Date, the Borrower shall prepare and submit, within ten (10) Business Days of each Cumulative Loss Report Date a report to the Administrative Agent, in form and substance acceptable to the Administrative Agent, in its sole discretion exercised in good faith, which report shall explain the circumstances of such Cumulative Loss and set forth a plan satisfactory to the Administrative Agent, in its sole discretion exercised in good faith, that provides in reasonable detail the actions the Borrower proposes to take to reduce the Cumulative Loss to an amount less than $10,000,000 before the next “reporting” date and provided further that for so long as (i) the Borrower executes the plan in accordance with its terms and (ii) the plan remains effective to reduce the Cumulative Loss within the required period, as determined by the Administrative Agent, in its sole discretion exercised in good faith, then there shall be no breach of this provision.

7.16 Swap Contracts. The Borrower shall promptly notify the Administrative Agent of the “early termination,” or its equivalent, of any Swap Contract and the Administrative Agent shall promptly notify the Banks of the same.

7.17 Physical Trade Contracts. The Borrower shall promptly notify the Administrative Agent of the “early termination,” or its equivalent, of any Physical Trade Contract and the Administrative Agent shall promptly notify the Banks of the same.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit or Committed Line Portion shall remain outstanding, unless the Banks waive compliance in writing:

8.01 Limitation on Liens. The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on property of the Borrower or any of its Subsidiaries on the Closing Date and set forth in Schedule 8.01 securing Indebtedness outstanding on such date;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided, however, that no notice of lien has been filed or recorded under the Code;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty and, with respect to any such warehousemen’s or landlord’s lien, such liens only secure accrued rental charges;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) Liens on the property of the Borrower or its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business; provided, however, that all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(g) Liens consisting of judgment or judicial attachment liens; provided, however, that the enforcement of such Liens is effectively stayed and all such unstayed liens in the aggregate at any time outstanding for the Borrower and its Subsidiaries do not exceed $1,000,000;

(h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business, which, in the aggregate, are not substantial in amount, and which do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(i) purchase money security interests (other than capital leases) on any property acquired or held by the Borrower or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided, however, that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $1,000,000;

(j) Liens of interest owners, including, without limitation, Liens arising as would be defined in Texas Bus. & Com. Code Section 9.343, comparable laws of the states of Oklahoma, Kansas, Wyoming or New Mexico, or other comparable law;

(k) Liens not permitted by clause 8.01 (a), (b), (c), (d), (e), (f), (g), (h) or (i), in an aggregate amount not to exceed $1,000,000;

(l) Liens securing contractual obligations permitted by Section 8.06; and

(m) Cross-Affiliate Netting Liens.

8.02 Consolidations and Mergers. The Borrower shall not, nor shall it suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

8.03 Limitation on Indebtedness. The Borrower shall not suffer, or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness incurred pursuant to or in accordance with this Agreement;

(b) Indebtedness consisting of trade payables in the ordinary course of business;

(c) Indebtedness existing on the Closing Date, and described on Schedule 8.01;

(d) Indebtedness in respect of purchase money security interests permitted by Section 8.01 hereof;

(e) Indebtedness in respect of Contingent Obligations permitted by Section 8.06 hereof; and

(f) Subordinated Debt.

8.04 Transactions with Affiliates. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary. Without limiting the foregoing, all sales of Product by Borrower to, and purchases of Product by Borrower from, any Affiliate of Borrower shall be at the market price on the day of sale, except for transactions made in connection with Borrower’s index sales strategies that shall have been approved by the Banks prior to any such transactions.

8.05 Use of Proceeds. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (a) to purchase or carry Margin Stock, (b) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (c) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

8.06 Contingent Obligations. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

(a) endorsements for collection or deposit in the ordinary course of business;

(b) swap contracts (including for the avoidance of doubt, any Swap Contract) entered into in the ordinary course of business and physical trade contracts (including, for the avoidance of doubt, any Physical Trade Contract) entered into in the ordinary course of business; and

(c) Contingent Obligations of the Borrower and its Subsidiaries existing as of the Closing Date and described on Schedule 8.06.

8.07 Restricted Payments. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly declare or make, any distribution of income or capital on account of any membership interest of the Borrower now or hereafter in existence (“Distributions”), or set aside or otherwise deposit or invest any sums for such purpose, except, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Distributions to the Guarantor.

8.08 ERISA. The Borrower shall not, nor suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

8.09 Change in Business. The Borrower shall not, nor suffer or permit any of its Subsidiaries to, engage in any line of business different from the line of business carried on by the Borrower and its Subsidiaries on the date hereof.

8.10 Accounting Changes. The Borrower shall not, nor suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary.

8.11 Net Position. At no time will the Borrower allow its Net Position to exceed 2,000,000 MMBTUS of natural gas. At no time will the Borrower allow the sum of the following: (a) 25% of the Borrower’s Net Position Value, plus (b) Borrower’s Storage and Unhedged Transportation Exposure, plus (c) Borrower’s Below Index Sales Exposure, to exceed 33% of Borrower’s Net Working Capital at such time, where:

“Net Position Value” means Borrower’s Net Position valued at the One-Year NYMEX Natural Gas Strip as quoted by BNP Paribas’s Commodity Indexed Transactions Group, such Net Position Value to be adjusted on the first Business Day of each January, April, July and October.

“Below Index Sales Exposure” means (the maximum volume of gas required to be sold at below index prices multiplied by the discount from index), minus (the net positive value of all hedge contracts related to the utilization of the related storage & transportation assets).

“Storage and Unhedged Transportation Exposure” means the aggregate amount of (1) all contractual costs for storage contracts in excess of three (3) months minus the aggregate amount of (i) any forward reimbursement of storage costs contractually obligated by its customers plus (ii) the embedded value of the company’s storage injection and withdrawal rights as it pertains to the hedges designated to its storage books or the forward market prices where storage is not yet hedged plus (2) unhedged transportation expenses that the Borrower incurs prior to the transportation of Product.

8.12 Loans and Investments. The Borrower shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in any Person, including any Affiliate of Borrower, except for:

(a) investments in cash equivalents and Marketable Securities;

(b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c) so long as no Default of Event of Default shall have occurred and be continuing, or would result therefrom, advances, loans, extensions of credit (by way of guaranty or otherwise), capital contributions, or purchases of Capital Stock, bonds, notes, debentures, or other debt securities of, or any assets constituting a business unit or, or make any other investment in, any Person (all of the foregoing, “Investments”), in a collective annual aggregate amount (calculated exclusive of Investments permitted under Section 8.12(a) and (b) above) not to exceed $10,000,000; provided that additional Investments in excess of $10,000,000 provided for under this Section 8.12(c) shall be permitted with the approval of the Required Banks.

8.13 [Reserved].

8.14 Collateral Accounts. Borrower shall not maintain any deposit accounts (as defined in Section 9-102 of the Uniform Commercial Code) or securities accounts (as defined in Section 8-501 of the Uniform Commercial Code) other than the Collateral Accounts.

8.15 Risk Management Policy. The Borrower will not materially change its risk management policies without the prior written consent of the Administrative Agent and the Banks. Borrower agrees that upon request by Agents, from time to time, the Borrower and the Banks will review and evaluate Borrower’s risk management policies.

8.16 SPT-Related Standby Letters of Credit. The Borrower shall not permit the sum of all outstanding SPT-Related Standby Letters of Credit (excluding all Physical Trade Delivery-Related Standby Letters of Credit) plus the aggregate SPT Bank Close-Out Amounts of all SPT Banks to exceed the SPT-Related L/C Cap.

ARTICLE IX

EVENTS OF DEFAULT

9.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay any amount payable hereunder or under any other Loan Document when due including without limitation such amounts as may come due as a result of a “demand” made by the Banks under the Notes; or

(b) Representation or Warranty. Any representation or warranty made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, or any Responsible Officer furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect or incomplete in any respect on or as of the date made or deemed made; or

(c) Covenant Defaults. The Borrower fails to perform or observe:

(i) any term, covenant or agreement contained in Sections 7.04(a), 7.10, 7.12, 7.13, 7.15, Article VIII this Agreement and Section 5 of the Security Agreement;

(ii) any term, covenant or agreement contained in Sections 7.01, 7.02, 7.03, 7.07, 7.16, and 7.17 of this Agreement and such default shall continue unremedied for a period of five days after the occurrence of such default; and

(iii) any other term, covenant or agreement not expressly set forth in Section 9.01(c)(i) or (ii) above that is contained in any of the Loan Documents and such default shall continue unremedied for a period of 20 days after the occurrence of such default;

(d) Cross-Default. The Borrower or any Subsidiary of the Borrower (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) if such amounts are owed to any Bank or its Affiliate, or pursuant to any SPT Contract; (ii) fails to make any other payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (iii) fails to perform or observe any other material condition or covenant; or (iv) any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if, after expiration of any grace or cure period therein provided, the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded, except to the extent that any such amounts are in bona fide dispute in an aggregate amount not exceeding $1,000,000 for which adequate reserves are maintained in accordance with GAAP; or

(e) Insolvency; Voluntary Proceedings. The Borrower or any Subsidiary of the Borrower: (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

(f) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Subsidiary of the Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower or any Subsidiary or any of the Borrower’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Borrower or any Subsidiary of the Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any Subsidiary of the Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(g) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $1,000,000; or (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or

(h) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Borrower or any Subsidiary of the Borrower, which such judgment, order, decree or award is not effectively stayed pending appeal thereof, involving in the aggregate a liability as to any single or related series of transactions, incidents or conditions, to pay an amount of $1,000,000 or more; or

(i) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Borrower or any Subsidiary of the Borrower which has or would reasonably be expected to have a Material Adverse Effect; or

(j) Change of Control. There occurs any Change of Control not previously approved by the Banks; or

(k) Adverse Change. There occurs a Material Adverse Effect;

(l) Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Guaranty executed by such Guarantor; or such Guaranty is for any reason (other than satisfaction in full of all Obligations and the termination of the Loans) partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or such Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at subsections (e) or (f) of this Section occurs with respect to such Guarantor; or

(m) Security Documents. (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any Guarantor shall so assert, or (ii) if any Lien created under any of the Security Documents shall cease to be valid, enforceable, perfected security interest in the Collateral described therein and of the same effect and priority purported to be created thereby.

9.02 Remedies. If any Event of Default occurs, the Administrative Agent may and shall, at the request of the Required Banks:

(a) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law including, without limitation, seeking to lift the stay in effect under the Proceeding; provided, however, that upon the occurrence of any event specified in subsection (e) or (f) of Section 9.01, the obligation of each Bank to make Loans and any obligation of an Issuing Bank to Issue Letters of Credit shall automatically terminate and an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) together with the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent, any Issuing Bank or any Bank.

9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9.04 Application of Collateral Proceeds. Except as expressly provided in this Agreement, all amounts received or recovered under this Agreement or any other Loan Document (a) through the exercise of remedies by the Administrative Agent and/or Collateral Agent or liquidation of collateral, or (b) upon the occurrence and during the continuation of any Event of Default under any Loan Document, as a result of a payment by the Borrower or any Guarantor, or otherwise, in the case of each (a) and (b), shall be applied according to Section 2.01 of the Intercreditor Agreement.

ARTICLE X

AGENTS

10.01 Appointment and Authorization.

(a) Each Bank, on its own behalf and, solely with respect to the designation and appointment of BNP Paribas as Collateral Agent under the Security Agreements, on behalf of each of its affiliates and each of its Indemnified Persons, hereby irrevocably (subject to Section 10.09) designates and authorizes the Agents to take such action on its behalf and on behalf of such Persons under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agents have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship, if any, between independent contracting parties.

(b) Each Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Banks to act for such Issuing Bank with respect thereto; provided, however, that such Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent,” as used in this Article X, included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to such Issuing Banks. Prior to the issuance of a Letter of Credit by an Issuing Bank other than the Administrative Agent, such Issuing Bank shall provide written notice to the Administrative Agent of the dollar amount, the date of such issuance and the expiry date of such Letter of Credit. Such issuance shall be subject to the consent of the Administrative Agent. Such consent shall not result in the imposition of any liability upon the Administrative Agent.

10.02 Delegation of Duties. Each of the Agents may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.03 Liability of Agents. None of Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agents under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Borrower’s Subsidiaries or Affiliates.

10.04 Reliance by Agents.

(a) Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by Agents. Each of the Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of all of the Banks or the Required Banks, as applicable, as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each of the Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of all of the Banks or the Required Banks, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks.

(b) For purposes of determining compliance with the conditions specified in Section 5.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Agents to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

10.05 Notice of Default. Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Banks of its receipt of any such notice. The Agents shall take such action with respect to such Default or Event of Default as may be requested by all of the Banks or the Required Banks, as applicable, in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such request, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

10.06 Credit Decision. Each Bank acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Agents hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agents, the Agents shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of Agent-Related Persons.

10.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse Agents upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agents are not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agents.

10.08 Agents in Individual Capacity. Each Agent and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though such Agent was not an Agent or Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, the Agents and their respective Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that the Agents shall be under no obligation to provide such information to them. With respect to its Loans, each of the Agents shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not an Agent or Issuing Bank, and the terms “Bank” and “Banks” include BNP Paribas in its individual capacities.

10.09 Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Banks. If the Administrative Agent resigns under this Agreement, Société Générale shall automatically become the successor agent; provided that if Société Générale declines, then Royal Bank of Scotland shall automatically become the successor agent. If each of Société Générale and Royal Bank of Scotland declines to become the successor agent, the Required Banks shall appoint, from among the Banks, a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the resigning Administrative Agent may appoint, after consulting with the Banks, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, the successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Banks appoint a successor agent as provided for above.

10.10 Withholding Tax.

(a) If any Bank is a “foreign corporation, partnership or trust” within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent:

(i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed copies of IRS Form W-8BEN before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

(iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Bank, such Bank agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Bank. To the extent of such percentage amount, the Administrative Agent will treat such Bank’s IRS Form W-8BEN as no longer valid.

(c) If any Bank claiming exemption from United States withholding tax by filing IRS Form W-8ECI with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d) If any Bank is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

(e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs), except to the extent caused solely by the gross negligence or willful misconduct of the Administrative Agent. The obligation of the Banks under this Subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

10.11 Collateral Matters. (a) The Agents are authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Banks irrevocably authorize the Agents, at their option and in their discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon payment in full of all Loans and all other Obligations known to the Agents and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by all of the Banks. Upon request by the Agents at any time, the Banks will confirm in writing the Agents’ authority to release particular types or items of Collateral pursuant to this Subsection 10.11(b); provided, however, that the absence of any such confirmation for whatever reason shall not affect the Agents’ rights under this Section 10.11.

(c) Each Bank agrees with and in favor of each other (which agreement shall not be for the benefit of the Borrower or any Subsidiary) that the Borrower’s obligations to such Bank under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by such Bank.

10.12 Monitoring Responsibility. Each Bank will make its own credit decisions hereunder, thus the Agents shall have no duty to monitor the Collateral Position, the amounts outstanding under sub-lines or the reporting requirements or the contents of reports delivered by the Borrower. Each Bank assumes the responsibility of keeping itself informed at all times.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments and Waivers. No amendment, supplement, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in accordance with the provisions of this Section 11.01. The Required Banks may, or, with the written consent of the Required Banks, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Banks or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Banks or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Bank’s Committed Line Portion, in each case without the consent of each Bank affected thereby, or

(ii) amend, modify or waive any provision of this Section 11.01, or any provision of this Agreement or the Intercreditor Agreement having the effect of modifying the treatment of payments or disbursements to the Banks, or reduce the percentage specified in the definition of Required Banks, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral or release a Guarantor from its obligations under a Guaranty, in each case without the written consent of each of the Banks directly affected thereby, or

(iii) amend, modify or waive any provision of Article X without the written consent of the Agents, or

(iv) amend, modify or waive any provision contained in Sections 7.16, 7.17, 8.16, 9.04 or 11.21 or any other Section of this Agreement which amendment, modification or waiver would adversely affect the rights and duties of the Swap Banks or Physical Trade Banks hereunder, unless in writing and signed by the Administrative Agent and each Bank that is a Swap Bank or Physical Trade Bank at the time of such amendment, waiver or consent; provided further that the defined terms “Issuance Cap”, “Issuing Bank Sub-Limit” and “Issuing Percentage Cap” may, with respect to any Issuing Bank, be amended from time to time, upon the written consent of such Issuing Bank and the Borrower, which written consent shall be notified by the applicable Issuing Bank to the Administrative Agent and each other Bank promptly upon or prior to the effective date of such modification. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Borrower, the Banks, the Agents and all future holders of the Loans. In the case of any waiver, the Borrower, the Banks and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. For the avoidance of doubt, nothing in this Section 11.01 shall be construed to limit the ability of (i) Banks to increase their respective Committed Line Portions or (ii) New Banks to join this Agreement as Banks, in each case, in accordance with the terms of Section 2.14 hereof.

11.02 Notices.

(a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission; provided, however, that any matter transmitted by the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to the Borrower or the Agents, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agents.

(b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Articles II, III or X shall not be effective until actually received by the Administrative Agent or Agents, as applicable.

(c) Any agreement of the Agents and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Agents and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agents and the Banks shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agents or the Banks in reliance upon such telephonic or facsimile notice, except to the extent of the gross negligence or willful misconduct of the Agents or any Bank. The obligation of the Borrower to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agents and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agents and the Banks of a confirmation which is at variance with the terms understood by the Agents and the Banks to be contained in the telephonic or facsimile notice.

11.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agents or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04 Costs and Expenses. The Borrower shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse each Agent and the Lead Arranger within five (5) Business Days after demand (subject to Subsection 5.01(e)) for all the actual and reasonable costs and expenses incurred in connection with the development, preparation, negotiation, execution, delivery and administration of the transactions contemplated hereby, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs and costs of commercial finance examinations, incurred by each Agent and the Lead Arranger, excluding, however, any costs or expenses incurred in connection with any negotiation, dispute or claim solely between or among BNP Paribas and the other Agents and/or one or more of the Banks; and

(b) pay or reimburse the Agents and each Bank within five Business Days after demand (subject to Subsection 5.01(e)) for all actual and reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the monitoring, administration, enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document, excluding, however, any costs or expenses incurred in connection with any negotiation, dispute or claim solely between or among the Agents and/or one or more of the Banks; and all such costs and expenses during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

11.05 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold Agent-Related Persons, and each Bank and each of its respective officers, directors, partners, employees, counsels, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Administrative Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower shall have no obligation hereunder to any Indemnified Person for that portion of any Indemnified Liabilities (i) that is adjudged by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person or (ii) for the portion of any Indemnified Liabilities that are owed by an Indemnified Person to any other Indemnified Person, but in all events, the Borrower shall remain liable for the remainder of the Indemnified Liabilities not so excluded. The agreements in this Section shall survive payment of all other Obligations.

11.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Agents or the Banks, or the Agents or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agents or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to each of the Agents upon demand its pro rata share of any amount so recovered from or repaid by the Agents.

11.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Agents and each Bank.

11.08 Assignments, Participations, Etc.

(a) Any Bank, at any time may assign and delegate to one or more Eligible Assignees (each an “Assignee”) all, or any ratable part of all, of the Loans, the Committed Line Portion, the L/C Obligations and the other rights and obligations of such Bank hereunder, subject to the consent of the Administrative Agent and each Issuing Bank; provided, however, that (i) any such disposition shall not, without the prior consent of the Borrower, require the Borrower to apply to register or qualify the Loan or any Note under the securities laws of any state, (ii) the Borrower and the Administrative Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (x) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Administrative Agent by such Bank and the Assignee; (y) such Bank and its Assignee shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance (“Assignment and Acceptance”) in form attached hereto as Exhibit D, together with any Note or Notes subject to such assignment; and (z) the assignor Bank or Assignee has paid to the Administrative Agent a processing fee in the amount of $2,500, and (iii) each such assignment to an Assignee (other than any Lender) shall be in an aggregate principal amount of $1,000,000 or a whole multiple in excess thereof (other than in the case of (A) an assignment of all of a Bank’s interests under this Agreement or (B) an assignment to an Affiliate of the assigning Bank).

(b) From and after the date that the Administrative Agent notifies the assignor Bank that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c) The Borrower shall execute and deliver to the Administrative Agent, new Notes evidencing such Assignee’s assigned Loans and Committed Line Portion and, if the assignor Bank has retained a portion of its Loans and its Committed Line Portion, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Committed Line Portion arising therefrom. The Committed Line Portion allocated to each Assignee shall reduce such Committed Line Portion of the assigning Bank pro tanto. Upon such Assignment, the Administrative Agent is authorized to revise Schedule 2.01 and Schedule 11.02 to reflect the adjusted status of the Banks.

(d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in any Loans, the Committed Line Portion of that Bank and the other interests of that Bank (the “originating Bank”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank’s and the Borrower’s obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Borrower, the Issuing Banks and the Administrative Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank’s rights and obligations under this Agreement and the other Loan Documents and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 11.01. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

(e) Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Borrower and provided to it by the Borrower or any Subsidiary or Affiliate, or by the Agents on the Borrower or Subsidiary’s or Affiliate’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower; provided, however, that such source is not bound by a confidentiality agreement with, or under obligation of confidentiality to the Borrower known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) such Bank’s independent auditors and other professional advisors; (G) to any Affiliate of such Bank, or to any Participant or Assignee, actual or potential; provided, however, that such Affiliate, Participant or Assignee agrees to keep such information confidential to the same extent required of the Banks hereunder, and (H) as to any Bank, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is party or is deemed party with such Bank. The foregoing is not intended to limit the Banks’ obligations to maintain confidential information received from the Borrower under applicable laws.

(f) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

11.09 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Borrower against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agents or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10 Automatic Debits of Fees. With respect to any letter of credit fee or other fee, interest or any other cost or expense (including Attorney Costs) due and payable to BNP Paribas, as Agent or otherwise, and the Issuing Banks under the Loan Documents, the Borrower hereby irrevocably authorizes the Collateral Agent to debit any Collateral Account of the Borrower with the Collateral Agent (such Collateral Accounts being under the exclusive dominion and control of the Collateral Agent) in an amount such that the aggregate amount debited from all such accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion exercised in good faith) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

11.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agents in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agents shall reasonably request.

11.12 Collateral Accounts Charges and Procedures. The Collateral Agent is hereby authorized to (a) charge the Collateral Accounts or any deposit account of the Borrower maintained at the Collateral Agent for all returned checks, service charges, and other fees and charges associated with the deposits by the Borrower to and withdrawals by the Borrower from the Collateral Accounts; (b) follow its usual procedures in the event the Collateral Accounts or any check, draft or other order for payment of money should be or become the subject of any writ, levy, order or other similar judicial or regulatory order or process; (c) charge the Collateral Accounts or any deposit account of the Borrower maintained at the Collateral Agent for any Letter of Credit reimbursement, Loan repayments, interest or fees; and (d) pay from the Collateral Accounts, on behalf of the Borrower, suppliers and other business expenses of the Borrower. If the available balances in the Collateral Accounts relating to the Borrower are not sufficient to pay the Administrative Agent for any returned check, draft or order for the payment of money relating to the Borrower, or to compensate the Administrative Agent for any charges or fees due the Administrative Agent with respect to the deposits by the Borrower to and withdrawals by the Borrower from the Collateral Accounts, the Borrower agrees to pay on demand the amount due the Administrative Agent. The Borrower agrees that the Collateral Accounts are subject to the Control Agreements or, in the case of the Bank Blocked Account, is an account of the Collateral Agent.

11.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Banks, the Administrative Agent and Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.16 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11.17 Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, at its address set forth in Section 11.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.18 Waiver of Jury Trial. THE BORROWER, THE BANKS AND THE AGENTS EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE BANKS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.19 Release of Collateral. (a)Upon any sale or other transfer of any Collateral that is permitted under the Loan Documents by the Borrower or a sale of all of the assets of, or all of the Capital Stock of, a Subsidiary in a transaction that is permitted under the Loan Documents (other than a sale, transfer or other disposition to the Guarantor or any other guarantor of the Obligations), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.11 hereof, the security interest in such Collateral shall automatically terminate and Collateral Agent or Administrative Agent, as the case may be, shall execute and a deliver a termination or satisfaction of any Security Document affecting such Collateral, in proper form for recording.

(b) Upon Termination Date, the pledge and security interest granted pursuant to the Security Agreement and the other Loan Documents shall automatically terminate and all rights to the Collateral shall revert to the Borrower. Upon any such termination or pursuant to any termination or release as described in Section 11.19(a), the Collateral Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.

11.20 Entire Agreement. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE BORROWER, THE BANKS AND THE ADMINISTRATIVE AGENT, AND SUPERSEDES ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.

11.21 Effect of Amendment and Restatement. On the Closing Date, the Original Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that the liens and security interests granted under the Security Agreements (as defined in the Original Credit Agreement) are continuing and in full force and effect and, upon the amendment and restatement of the Original Credit Agreement pursuant to this Agreement, such liens and security interests secure and continue to secure the payment of the Obligations, and that the Notes outstanding under and as defined in the Original Credit Agreement are, upon the Closing Date, replaced by the Notes issued hereunder.

11.22 Joinder. From and after the Closing Date, each financial institution, acceptable to the Agents and the Borrower, that executes and delivers a Committed Line Portion Addendum, substantially in the form of Schedule 11.22 (a “Committed Line Portion Addendum”), shall become a party to the Credit Agreement and the Intercreditor Agreement and have the rights and obligations of a Bank hereunder and under the other Loan Documents and shall be bound by the other provisions hereof and thereof.

11.23 Specified Laws. Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the Specified Laws, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or Administrative Agent, as applicable, to identify the Borrower in accordance with the Specified Laws.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ATMOS ENERGY MARKETING, LLC,
a Delaware limited liability company

By:	/s/ RONALD W. BAHR
Name: Ronald W. Bahr
Title: Senior Vice President

[Signature Page for Fifth Amended and Restated Credit Agreement]

BNP PARIBAS, as Administrative Agent, Collateral Agent and as a Bank, Issuing Bank, and Swing Line Bank

By:	/s/ RICK WERNLI
Name: Rick Wernli
Title: Director

By:	/s/ ANDREW STRATOS
Name: Andrew Stratos
Title: Vice President

[Signature Page for Fifth Amended and Restated Credit Agreement]

SOCIÉTÉ GÉNÉRALE, as Co-Syndication Agent, an Issuing Bank and as a Bank

By:	/s/ CHAD CLARK
Name: Chad Clark
Title: Managing Director

[Signature Page for Fifth Amended and Restated Credit Agreement]

THE ROYAL BANK OF SCOTLAND plc, as Co-Syndication Agent and as a Bank

By:	/s/ BRIAN D. WILLIAMS
Name: Brian D. Williams
Title: Vice President

[Signature Page for Fifth Amended and Restated Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Co-Documentation Agent and as a Bank

By:	/s/ MICHEL KERMARREC
	Name:	Michel Kermarrec
	Title:	Vice-President

By:	/s/ ZALI WIN
	Name:	Zali Win
	Title:	Managing Director

[Signature Page for Fifth Amended and Restated Credit Agreement]

NATIXIS, acting through its New York Branch, as Co-Documentation Agent, a Bank and an Issuing Bank

By:	/s/ DAVID PERSHAD
	Name:	David Pershad
	Title:	Managing Director

By:	/s/ VINCENT LAURAS
	Name:	Vincent Lauras
	Title:	Senior Managing Director

[Signature Page for Fifth Amended and Restated Credit Agreement]

COOPERATIEVE CENTRALE RAIFFEISEN –

BOERENLEENBANK B.A. “RABOBANK

NEDERLAND”, NEW YORK BRANCH, a

Netherlands banking cooperative licensed as a branch in

the State of New York, as Co-Documentation Agent and

as a Bank

By:	/s/ BRETT DELFINO
	Name:	Brett Delfino
	Title:	Executive Director

By:	/s/ EVA RUSHKEVICH
	Name:	Eva Rushkevich
	Title:	Executive Director

[Signature Page for Fifth Amended and Restated Credit Agreement]

BROWN BROTHERS HARRIMAN & CO., as a Bank

By:	/s/ MICHAEL L. VELLUCCI
	Name:	Michael L. Vellucci
	Title:	Senior Vice President

[Signature Page for Fifth Amended and Restated Credit Agreement]

DZ BANK AG DEUTSCHE ZENTRAL- GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, as a Bank

By:	/s/ JOHN COUSSA
	Name:	John Coussa
	Title:	Senior Vice President

By:	/s/ NICOLAS VON PFLUG
	Name:	Nicolas von Pflug
	Title:	Senior Vice President

[Signature Page for Fifth Amended and Restated Credit Agreement]

LLOYDS TSB BANK PLC, as a Bank

By:	/s/ JULIA R. FRANKLIN
	Name:	Julia R. Franklin
	Title:	Assistant Vice President

By:	/s/ KAREN WEICH
	Name:	Karen Weich
	Title:	Vice President

[Signature Page for Fifth Amended and Restated Credit Agreement]

TRUSTMARK NATIONAL BANK, as a Bank

By:	/s/ JEFF DEUTSCH
	Name:	Jeff Deutsch
	Title:	Senior Vice President

[Signature Page for Fifth Amended and Restated Credit Agreement]

SCHEDULE 2.01

COMMITTED LINE AND

COMMITTED LINE PORTION

(EXCLUDING SWAP CONTRACTS AND PHYSICAL TRADE CONTRACTS)

I.	Committed Line:

	A.	Maximum Line:	$200,000,000

	B.	Total Committed Line Portions	$200,000,000

	C.	Total Committed Percentage:	100%

II.	Committed Line Portions:

Line:	Bank	Dollar Amount

Borrowing Base Line	BNP Paribas	$50,000,000

	Société Générale	$30,000,000

	Royal Bank of Scotland	$20,000,000

	Natixis	$20,000,000

	Rabobank	$20,000,000

	Credit Agricole	$20,000,000

	Lloyds TSB Bank plc	$10,000,000

	Brown Brothers Harriman & Co.	$10,000,000

	DZ Bank	$10,000,000

	Trustmark National Bank	$10,000,000

Total Committed Line Portion:		$200,000,000

Schedule 2.01-1

SCHEDULE 6.05

LITIGATION, AND PATENT, TRADEMARK, ETC. CLAIMS

None.

Schedule 6.05-1

SCHEDULE 6.07

ERISA MATTERS

None.

Schedule 6.07-1

SCHEDULE 6.12

ENVIRONMENTAL MATTERS

None.

Schedule 6.12-1

SCHEDULE 6.16

SUBSIDIARIES AND EQUITY INVESTMENTS

None.

Schedule 6.16-1

SCHEDULE 6.17

INSURANCE MATTERS

None.

Schedule 6.17-1

SCHEDULE 7.03(f)

LOCATIONS OF INVENTORY STORAGE

1.	North Liberty, Kansas
2.	Saltville, Virginia
3.	Barnsley, Kentucky
4.	East Diamond, Kentucky
5.	Bearcreek, Louisiana
6.	Epps, Louisiana
7.	Bethel, Texas
8.	Bistineau, Louisiana
9.	Egan, Louisiana
10.	Portland, Kentucky
11.	Columbus, Ohio
12.	Helenwood, Tennessee
13.	Kanawha, West Virginia
14.	Monroe, Louisiana
15.	Buffalo, New York
16.	Ellisburg, Pennsylvania
17.	Portland, Tennessee
18.	Early Grove, Virginia
19.	Birmingham, Alabama

Schedule 7.03(f)-1

SCHEDULE 8.01

PERMITTED INDEBTEDNESS AND LIENS

None.

Schedule 8.01-1

SCHEDULE 8.06

CONTINGENT OBLIGATIONS

None.

Schedule 8.06-1

SCHEDULE 11.02

ADDRESSES FOR NOTICES AND LENDING OFFICES

ATMOS ENERGY MARKETING, LLC

Borrower’s Address:

13430 Northwest Freeway, Suite 700

Houston, Texas 77040

Attention: Ronald W. Bahr

Telephone: (713) 688-7771

Facsimile: (713) 688-5124

BNP PARIBAS,

As Administrative Agent and Collateral Agent

787 Seventh Avenue

New York, New York 10019

Attention: Andrew Stratos

Telephone: (917) 472-4717

Facsimile: (212) 841-2536

BNP PARIBAS,

As an Issuing Bank, a Bank, a Swap Bank, and

a Physical Trade Bank

787 Seventh Avenue

New York, New York 10019

Attention: Andrew Stratos

Telephone: (917) 472-4717

Facsimile: (212) 841-2536

SOCIÉTÉ GÉNÉRALE,

As Co-Syndication Agent, an Issuing Bank, a Bank

a Swap Bank and a Physical Trade Bank

100 Crescent Court, Suite 700

Dallas, TX 75201

Attention: Chad Clark

Telephone: (214) 459-3498

Facsimile: (214) 459-8027

ROYAL BANK OF SCOTLAND

As a Co-Syndication Agent, and a Bank

600 Steamboat Road,

Greenwich, CT 06830

Attention: Ellen Guo

Telephone: (203) 971-7627

Schedule 11.02-1

With copies to:

600 Travis St., Suite 6500

Houston, Texas 77002

Attention: Matthew Main

Telephone: (713) 221-24415

Facsimile: (713) 221-2430

NATIXIS,

As Co-Documentation Agent, an Issuing Bank,

a Bank and a Swap Bank

9 West 57th Street,

35th Floor

New York, New York 10019

Attention: David Pershad

Telephone: (212) 872-5015

Facsimile: (212) 872-5162

RABOBANK

As Co-Documentation Agent, a Bank and a Swap Bank

Rabobank Nederland

245 Park Avenue

New York, New York 10167

Attention: Eva Rushkevich

Telephone: (212) 916-3711

Facsimile: (212) 916-3731

CREDIT AGRICOLE

As Co-Documentation Agent, a Bank and a Swap Bank

Credit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, New York 10019

Attention: Michel Kermarrec

Telephone: (212) 261-7391

Facsimile: (212) 261-3445

DZ BANK

As a Bank

DZ Bank AG Deutsche Zentral-Genossenschaftsbank,

Frankfurt am Main

609 Fifth Avenue

New York, New York 10017-1021

Attention: John Coussa/ Alexander Ploch

Telephone: (212) 745-1592 / (212) 745-1591

Facsimile: (212) 745-1556

Schedule 11.02-2

BROWN BROTHERS HARRIMAN & CO.

As a Bank

140 Broadway

New York, New York 10005

Attention: Paul Feldman

Telephone: (212) 493-7732

Facsimile: (212) 493-8998

LLOYDS TSB BANK plc

As a Bank

Lloyds TSB Bank plc

1095 Avenue of the Americas

34th Floor

New York, New York 10036

Attention: Windsor Davies

Telephone: (212) 930-8909

Facsimile: (212) 930-5098

TRUSTMARK NATIONAL BANK

As a Bank

Trustmark National Bank

10497 Town & Country Way

Houston, TX 77024

Attention: Lad Perenyi

Telephone: (713) 827-3707

Facsimile: (713) 365-0890

Schedule 11.02-3

SCHEDULE 11.22

COMMITTED LINE PORTION ADDENDUM

Reference is made to the FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 8, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ATMOS ENERGY MARKETING, LLC, a Delaware limited liability company (the “Borrower”), BNP PARIBAS, a bank organized under the laws of France (“BNP Paribas”), as a Bank, an Issuing Bank, Administrative Agent and Collateral Agent, SOCIETE GENERALE, as Co-Syndication Agent, an Issuing Bank and a Bank, ROYAL BANK OF SCOTLAND, as Co-Syndication Agent and a Bank, CREDIT AGRICOLE, NATIXIS and RABOBANK, as Co-Documentation Agents and Banks, and each other financial institution that becomes a party hereto, including each financial institution that becomes a party thereto by executing this Committed Line Portion Addendum (collectively the “Banks”). Unless otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement are used herein as therein defined.

Upon execution and delivery of this Committed Line Portion Addendum (the “Addendum”) by the parties hereto pursuant to Sections 11.01 and 11.22 of the Credit Agreement, the undersigned Bank hereby becomes or confirms that it is a Bank, as applicable, under the Credit Agreement as set forth herein, and accepts the Committed Line Portion set forth in Attachment 1 hereto, effective as of the date hereof, and Schedule 2.01 shall be updated to reflect the Committed Line Portion of the undersigned provided for herein. With respect to each entity signing this Addendum as a Bank who, immediately prior to the effectiveness of this Addendum, was not a Bank under the Credit Agreement, such entity hereby (i) confirms that it has received and reviewed a copy of the Credit Agreement and the other Loan Documents requested by it and (ii) agrees that by executing this Addendum, it hereby becomes a “Bank” under to the Credit Agreement with the same force and effect as if originally named as a Bank therein, hereby expressly assumes all obligations and liabilities of a Bank thereunder. With respect to each entity signing this Addendum as a Bank who, immediately prior to the effectiveness of this Addendum, was already a Bank under the Credit Agreement, the Committed Line Portion set forth in Attachment 1 hereto shall be understood to represent the aggregate Committed Line Portion of such Bank and not a net increase in such Bank’s Committed Line Portion as it existed immediately prior to the effectiveness of this Addendum.

Attachment 1 hereto sets forth the Committed Line Portion that the undersigned party wishes to accept in connection with the Credit Agreement.

THIS ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

This Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Schedule 11.22-1

[NAME OF [NEW] BANK],
a [ ] organized under the laws of [ ], as a Bank

By:
Name:
Title:

[Signature Page to Addendum]

Accepted and Agreed:

ATMOS ENERGY MARKETING, LLC,

a Delaware limited liability company, as Borrower

By:
Name:
Title:

[Signature Page to Bank Addendum]

Accepted and Agreed:

BNP PARIBAS, a bank

organized under the laws

of France, as Administrative Agent

By:
Name:
Title:

[Signature Page to Bank Addendum]

ATTACHMENT 1

TO BANK ADDENDUM

Name of Bank:

Notice Address:

Attention:
Telephone:
Facsimile:

Commitments:

EXHIBIT A

FORM OF NOTICE OF BORROWING

(LETTERS OF CREDIT)

[Date]

BNP Paribas

787 Seventh Avenue

New York, New York 10019

Attention: Andrew Stratos

Telephone: (917) 472-4717

Facsimile: (212) 841-2536

Natixis, acting through its New York Branch

9 West 57th Street,

35th Floor

New York, New York 10019

Attention: David Pershad

Telephone: (212) 872-5015

Facsimile: (212) 872-5162

Société Générale

100 Crescent Court, Suite 700

Dallas, TX 75201

Attention: Chad Clark

Telephone: (214) 459-3498

Facsimile: (214) 459-8027

Re:	Fifth Amended and Restated Credit Agreement, dated as of December 8, 2010 (as amended or supplemented from time to time, the “Agreement”), by and among ATMOS ENERGY MARKETING, LLC (the “Borrower”), the banks that from time to time are parties thereto, BNP Paribas, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Agreement (capitalized terms used herein that are not defined shall have the respective meanings ascribed thereto in the Agreement). The Borrower hereby gives notice of its intention to request the [issuance, amendment, or renewal] of Letters of Credit as is further described on the Letter of Credit Application attached hereto and that the requested Letter of Credit will be a(n) [commercial documentary letter of credit, an SPT-Related Standby Letter of Credit, or other standby letter of credit1].

[1]

With respect to any Letter of Credit that is characterized as an “other standby letter of credit” a purpose should be specified for such “other standby letter of credit” so that clause (ii) might read “(ii) that the requested Letter of Credit will be an other standby letter of credit for the purpose of purchasing natural gas from a source other than a Physical Trade Bank.”

The Borrower represents and warrants, as of the date hereof and as of the date any Letter of Credit is issued, amended or renewed, that (i) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the Letters of Credit requested above; (ii) that the lesser of the Borrowing Base Advance Cap or the Total Available Committed Line Portion will not be exceeded after giving effect to the Letters of Credit requested above; and (iii) all of Borrower’s representations and warranties under the Agreement are true and correct, to Borrower’s knowledge, as of the date hereof.

Very truly yours,

ATMOS ENERGY MARKETING, LLC,

By:
Name:
Title:

FORM OF NOTICE OF BORROWING

(REVOLVING LOAN)

[Date]

BNP Paribas

787 Seventh Avenue

New York, New York 10019

Attention: Andrew Stratos

Telephone: (917) 472-4717

Facsimile: (212) 841-2536

Re:	Fifth Amended and Restated Credit Agreement, dated as of December 8, 2010 (as amended or supplemented from time to time, the “Agreement”), by and among ATMOS ENERGY MARKETING, LLC (the “Borrower”), the banks that from time to time are parties thereto, BNP PARIBAS, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Agreement (capitalized terms used herein that are not defined shall have the respective meanings ascribed thereto in the Agreement). The Borrower hereby gives notice of its intention to borrow under the Borrowing Base Line.

Please advance a Revolving Loan as follows:

Revocable/Irrevocable	[☐] Revocable
(check one)	[☐] Irrevocable

Date of Borrowing [a-1]	:
Amount	:
Type of Advance (Base Rate or Offshore Rate)	:
Interest Period (if Offshore Rate)	:	.

The Borrower represents and warrants, as of the date hereof and as of the date any Revolving Loan is made or renewed, that (i) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the Revolving Loan requested above; (ii) that none of the Borrowing Base Advance Cap, the Total Available Committed Line Portion, or the Dollar Advance Cap will be exceeded after giving effect to the Revolving Loan requested above; and (iii) all of Borrower’s representations and warranties under the Agreement are true and correct, to Borrower’s knowledge, as of the date hereof.

a-[1]

The aggregate amount of the Borrowing comprised of Offshore Rate Loans must be made in an amount equal to the Offshore Effective Amount. The date of the Borrowing must be a Business Day. With respect to any revocable notice, the Borrower must give four (4) Business Days’ advance notice for Borrowings comprised of Offshore Rate Loans, and two (2) Business Days’ advance notice for Borrowings comprised of Base Rate Loans; provided that with respect to any irrevocable notice, the Borrower must give three (3) Business Days’ and one (1) Business Day’s advance notice, respectively.

Very truly yours,

ATMOS ENERGY MARKETING, LLC,

By:
Name:
Title:

FORM OF NOTICE OF BORROWING

(SWING LINE LOAN)

[Date]

BNP Paribas

787 Seventh Avenue

New York, New York 10019

Attention: Andrew Stratos

Telephone: (917) 472-4717

Facsimile: (212) 841-2536

Re:	Fifth Amended and Restated Credit Agreement, dated as of December 8, 2010 (as amended or supplemented from time to time, the “Agreement”), by and among ATMOS ENERGY MARKETING, LLC (the “Borrower”), the banks that from time to time are parties thereto, BNP PARIBAS, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Agreement (capitalized terms used herein that are not defined shall have the respective meanings ascribed thereto in the Agreement). The Borrower hereby gives notice of its intention to borrow under the Borrowing Base Line.

Please advance a Revolving Loan as follows:

Date of Borrowing a-1	:
Amount	:
Type of Advance (Base Rate or Offshore Rate)	:
Interest Period (if Offshore Rate)	:	.

The Borrower represents and warrants, as of the date hereof and as of the date any Swing Line Loan is made or renewed, that (i) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the Swing Line Loan requested above; (ii) that none of the Borrowing Base Advance Cap, the Total Available Committed Line Portion, or the Swing Line Dollar Advance Cap will be exceeded after giving effect to the Swing Line Loan requested above; and (iii) all of Borrower’s representations and warranties under the Agreement are true and correct, to Borrower’s knowledge, as of the date hereof.

a-[1]

The aggregate amount of the Borrowing comprised of Offshore Rate Loans must be made in an amount equal to the Offshore Effective Amount. The date of the Borrowing must be a Business Day. Borrower must give four (4) Business Days advance notice for Borrowings comprised of Offshore Rate Loans, and the same Business Day advance notice for Borrowings comprised of Base Rate Loans.

Very truly yours,

ATMOS ENERGY MARKETING, LLC,

By:
Name:
Title:

EXHIBIT B

FORM OF

NOTICE OF CONVERSION/CONTINUATION

[Date]

BNP Paribas

787 Seventh Avenue

New York, New York 10019

Attention: Andrew Stratos

Telephone: (917) 472-4717

Facsimile: (212) 841-2536

Re:	Fifth Amended and Restated Credit Agreement, dated as of December 8, 2010 (as amended or supplemented from time to time, the “Agreement”), by and among ATMOS ENERGY MARKETING, LLC (the “Borrower”), the banks that from time to time are parties thereto, BNP PARIBAS, as Administrative Agent

Ladies and Gentlemen:

The Borrower hereby gives you irrevocable notice pursuant to Section 2.04 of the Agreement that the undersigned hereby requests a [conversion] [continuation] of [outstanding Borrowings] [an outstanding Borrowing] into a new Borrowing (the “Proposed Borrowing”) on the terms set forth below:

Form of Notice

Revocable/Irrevocable	[☐] Revocable
(check one)	[☐] Irrevocable

Outstanding Borrowing #1

Date of Borrowing	:
Aggregate Amount for Conversion[4]	:
Type of Advance	:
Interest Period	:

[4]

The aggregate amount for conversion with respect to Borrowings comprised of Offshore Rate Loans must be made in an amount equal to the Offshore Effective Amount or, if the remaining outstanding amount of such Borrowing would be less than an amount equal to the Offshore Effective Amount following the conversion or continuation, in the remaining outstanding amount of such Borrowing.

B-1

Proposed Borrowing

Date of Conversion or Continuation[5]	:
Aggregate Amount	:
Type of Advance	:
Interest Period	:

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing:

(a) the representations and warranties contained in the Agreement are correct in all material respects, before and after giving effect to the proposed Borrowing and the application of the proceeds therefrom, as though made on the date of the proposed Borrowing;

(b) no Default has occurred and remains uncured, nor would result from the proposed Borrowing; and

(c) neither the Borrowing Base Advance Cap nor the Total Available Committed Line Portion will be exceeded after giving effect to the proposed Borrowing.

Very truly yours,

ATMOS ENERGY MARKETING, LLC,

By:
Name:
Title:

[5]

The date of the proposed conversion or continuation must be a Business Day. Borrower must give not less than four (4) Business Days’ advance notice for conversions into or continuations of Borrowings comprised of Offshore Rate Loans, and not less than two (2) Business Days’ advance notice for conversions into or continuations of Borrowings comprised of Base Rate Loans; provided that with respect to any irrevocable notice, the Borrower must provide not less than three (3) Business Days’ notice and one (1) Business Day’s notice, respectively.

B-2

EXHIBIT C

FORM OF

COMPLIANCE CERTIFICATE

[Date]

BNP Paribas

787 Seventh Avenue

New York, New York 10019

Attention: Andrew Stratos

Telephone: (917) 472-4717

Facsimile: (212) 841-2536

Re:	Fifth Amended and Restated Credit Agreement, dated as of December 8, 2010 (as amended or supplemented from time to time, the “Agreement”), by and among ATMOS ENERGY MARKETING, LLC (the “Borrower”), the banks that from time to time are parties thereto, BNP PARIBAS, as Administrative Agent

Ladies and Gentlemen:

The Borrower, acting through its duly authorized Responsible Officers (as that term is defined in the Agreement), certifies to each of the Banks that the Borrower is in compliance with the Agreement and in particular certifies the following as of                     :

(i)	Net Working Capital	$ ;

(ii)	Tangible Net Worth	$ ;

(iii)	Ratio of Total Liabilities to Tangible Net Worth	:1;

(iv)	Borrowing Base Sub-Cap	$ ;

(v)	Excess Tangible Net Worth	$ .

Further, the undersigned hereby certify that the Net Position has at no time exceeded the limitations set forth in Section 8.11, of the Agreement and that the undersigned has no knowledge of any Defaults under the Agreement which existed as of [                    ] or which exist as of the date of this letter.

The undersigned also certifies that the accompanying financial statements present fairly, in all material respects, the financial condition of the Borrower as of [                    ], and the related results of operations for the [                    ] then ended, in conformity with generally accepted accounting principles.

C-1

Very truly yours,

ATMOS ENERGY MARKETING, LLC

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF

ASSIGNMENT AND ACCEPTANCE

[Date]

Reference is made to the Fifth Amended and Restated Credit Agreement, dated as of December 8, 2010 (as amended or supplemented from time to time, the “Agreement”), among ATMOS ENERGY MARKETING, LLC (the “Borrower”), the banks that from time to time are signatories thereto, and BNP PARIBAS, as Administrative Agent. Capitalized terms used herein but not defined herein shall have the meanings specified in the Agreement.

Pursuant to the terms of the Agreement, [                    ] (“Assignor”), wishes to assign and delegate to [                    ] (“Assignee”), [            ]% of its rights and obligations under the Agreement. Therefore, Assignor, Assignee, and Administrative Agent agree as follows:

Section 1. The Assignor hereby sells and assigns and delegates to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i), (ii), and (iii) of Section 2 of this Assignment and Acceptance, a [                    ]% interest in and to all of the Assignor’s rights and obligations under the Agreement and the other Loan Documents as of the Effective Date (as defined below), including such percentage interest in the Assignor’s Committed Line Portion, the Loans owing to the Assignor, the Assignor’s Pro Rata Advance Share of the Letters of Credit, and the Note held by the Assignor.

Section 2. The Assignor (i) represents and warrants that, prior to executing this Assignment and Acceptance, its Committed Line Portion is $[                    ], the aggregate outstanding principal amount of Loans owed by the Borrower to the Assignor is $[                    ], and its Pro Rata Advance Share of the outstanding Effective Amount of L/C Obligations is $[                    ]; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (v) attaches the Note referred to in Section 1 above and requests that Administrative Agent exchange such Note for a new Note dated [                    ], in the principal amount of $[                    ] payable to the order of the Assignee[, and a new Note dated in the principal amount of $[                    ] payable to the order of Assignor].

3. The Assignee (i) confirms that it has received a copy of the Agreement, together with copies of the financial statements referred to in Section 7.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement or any other Loan Document; (iii) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Agreement and any other Loan Document as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement or any other Loan Document are required to be performed by it as a Bank; (v) specifies as its Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof; (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement and Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty; and (vii) represents that it is an Eligible Assignee.

4. The effective date for this Assignment and Acceptance shall be [                    ] (“Effective Date”), and following the execution of this Assignment and Acceptance, Administrative Agent will record it in its records of the transactions under the Agreement.

5. Upon such recording, from and after the Effective Date, Administrative Agent shall make all payments under the Agreement and the Notes in respect of the interest assigned hereby (including all payments of principal, interest, and fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement and the Notes for periods prior to the Effective Date directly between themselves.

6. This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.

[ASSIGNOR]

By:

Name:

Title:

Address:

Attention:

Telecopy No:

[ASSIGNEE]

By:

Name:

Title:

Lending Office:

Address:

Attention:

Telecopy No:

BNP Paribas, as Administrative Agent

By:

Name:

Title:

EXHIBIT E

ATMOS ENERGY MARKETING, LLC, BORROWING BASE

COLLATERAL POSITION REPORT AS OF [DATE]

In my capacity as Responsible Officer for ATMOS ENERGY MARKETING, LLC, I hereby certify that as of the date written above, the amounts indicated below were accurate and true as of the date of preparation. I also certify that the net long or short position has not exceeded the limitations set forth in Section 8.11, of the Credit Agreement.

I.	COLLATERAL
	A.	Cash Collateral	$		100%	$
	B.	Equity in Eligible Broker accounts	$		90%	$
	C.	Tier I Accounts	$		90%	$
	D.	Tier II Accounts	$		85%	$
	E.	Tier I Unbilled Accounts	$		85%	$
	F.	Tier II Unbilled Accounts	$		80%	$
	G.	Eligible Hedged Inventory	$		85%	$
	H.	Eligible Unhedged Inventory	$		80%	$
	I.	Eligible Exchange Receivables	$		80%	$
	J.	Undelivered Product Value	$		80%	$
	K.	Realizable Unrealized Profits, up to a maximum amount of $50,000,000; less	$		70%	$
	L.	First purchaser liability; less	$(	)	100%	$(	)
	M.	Physical Trade Bank Prompt Close-Out Amounts; less	$		100%	$
	N.	SPT Close-Out Amounts (other than Physical Trade Bank Prompt Close-Out Amounts)	$		125%	$
	TOTAL COLLATERAL		$
	BORROWING BASE SUB-CAP					$
	BORROWING BASE ADVANCE CAP					$
	TOTAL AVAILABLE COMMITTED LINE PORTION

II.	BANK OUTSTANDINGS					$
	A.	Loans from the Banks				$
	B.	L/C’s from the Banks				$

TOTAL OUTSTANDINGS UNDER BORROWING BASE LINE
III.	EXCESS/(DEFICIT) (I-II)
IV.	NET SHORT OR LONG POSITION MMBTUS					$

Attached hereto are (i) an aging report, (ii) a schedule of netted Eligible Exchange Receivables, (iii) a schedule of Eligible Inventory, (iv) a schedule of Realizable Unrealized Profits, (v) a schedule of any net Mark-to-Market losses, and (vi) a schedule of all contras applied against (i) – (v).

By:
Responsible Officer

E-1

EXHIBIT F

FORM OF NET POSITION REPORT AND EXPOSURE REPORT

[Date]

BNP Paribas

787 Seventh Avenue

New York, New York 10019

Attention: Andrew Stratos

Telephone: (917) 472-4717

Facsimile: (212) 841-2536

Re:	Net Positions

In my capacity as Responsible Officer of ATMOS ENERGY MARKETING, LLC, I hereby certify to you that as of the date written above, such company’s aggregate net positions are as follows:

MMBTUS of Natural Gas
Long
(Short)
Net Position

To the best of my knowledge, these net positions have at no time exceeded the limitations set forth in Section 8.11, of that certain Fifth Amended and Restated Credit Agreement, dated as of December 8, 2010, as amended or supplemented from time to time, by and among ATMOS ENERGY MARKETING, LLC, the banks that from time to time are parties thereto, BNP Paribas, as Administrative Agent.

Furthermore, at no time has the sum of the following:

(a) 25% of the Borrower’s Net Position Value, $                    , plus

(b) Borrower’s Storage and Unhedged Transportation Exposure, $                    , plus

(c) Borrower’s Below Index Sales Exposure, $                    , exceeded 33% of Borrower’s Net Working Capital.

F-1

Very truly yours,

ATMOS ENERGY MARKETING, LLC,

By:
Name:
Title:

Date:

F-2

EXHIBIT G

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (this “Agreement”) is made as of the              day of             , 20    , by and between BNP PARIBAS, a bank organized under the laws of France (“Administrative Agent”), as Administrative Agent for the ratable benefit of the Secured Parties (as defined in the Credit Agreement (hereinafter defined)),                              (the “Subordinated Creditor”) and acknowledged by ATMOS ENERGY MARKETING, LLC, a Delaware limited liability company (“Borrower”).

RECITALS

WHEREAS, Administrative Agent and the Banks have made, or in the future may make, credit accommodations available to Borrower, pursuant to the terms and provisions of that certain Fifth Amended and Restated Credit Agreement, dated as of December 8, 2010 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) among Administrative Agent, the Borrower and the banks and financial institutions from time to time party thereto (collectively, the “Banks”); and

WHEREAS, Subordinated Creditor has made, or in the future may make, credit accommodations available to Borrower; and

WHEREAS, in order to induce Administrative Agent to consider making the credit accommodations described above available to Borrower in the future, Subordinated Creditor has agreed to subordinate certain of its rights and claims now existing or hereafter arising against Borrower to the rights and claims of Administrative Agent now existing or hereafter arising against Borrower, all in accordance with the terms and provisions of this Agreement; and

WHEREAS, the parties hereto are entering into this Agreement in order to set forth their agreements as to payment of the Senior Indebtedness (hereinafter defined) and the Junior Indebtedness (hereinafter defined) and their agreements as to certain other matters including but not limited to lien priorities.

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, the parties hereto hereby agree as follows:

AGREEMENT

ARTICLE I DEFINITIONS

As used in this Agreement, the terms defined above shall have their respective meanings set forth above and the following terms shall have the following meanings:

“Collateral” shall mean any and all property which now constitutes or hereafter will constitute collateral or other security for payment of the Senior Indebtedness pursuant to the Senior Documents or otherwise.

“Default” shall have the meaning set forth in the Credit Agreement.

“Distribution” by any Person shall mean (a) with respect to any stock or membership interest issued by such Person, the retirement, redemption, purchase or other acquisition for value of any such stock or membership interest, (b) the declaration or payment of any dividend or other distribution on or with respect to any such stock or membership interest, (c) any loan or advance by such Person to, or other investment by such Person in, the holder of any such stock or membership interest, and (d) any other payment (other than ordinary salaries to employees or advances made in the ordinary course of business to employees for travel or other expenses incurred in the ordinary course of business) by such Person to or for the benefit of the holder of any such stock or membership interest.

“Event of Default” shall have the meaning set forth in the Credit Agreement.

“Federal Bankruptcy Code” shall have the meaning set forth in Article VIII of this Agreement.

“Junior Creditor” shall mean the Subordinated Creditor and its successors and assigns.

“Junior Documents” shall mean any and all agreements, documents and instruments evidencing, together with all amendments, supplements and restatements thereof, evidencing, governing or executed or delivered in connection with the Junior Indebtedness.

“Junior Indebtedness” shall mean any and all indebtedness, obligations and liabilities of every kind and character of Borrower now or hereafter owing to any party to this Agreement other than Senior Creditor, including, without limitation, the indebtedness evidenced and to be evidenced by the Junior Documents, whether such indebtedness, obligations and liabilities are direct or indirect, primary or secondary, joint, several or joint and several, fixed or contingent and whether incurred by Borrower as maker, endorser, guarantor or otherwise.

“Permitted Payments” shall have the meaning set forth in Article IV of this Agreement.

“Person” shall mean and include an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture or other entity or a governmental authority.

“Proceeds” shall have the meaning assigned to it under the Uniform Commercial Code, shall also include “products” (as defined in the Uniform Commercial Code), and, in any event, shall include, but not be limited to (a) any and all proceeds of any insurance, indemnity, warranty, letter of credit or guaranty or collateral security payable to any grantor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to the owner of the Collateral from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any Person acting under color of governmental authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Senior Creditor” shall mean Administrative Agent and its successors and assigns.

“Senior Documents” shall mean any and all agreements, documents and instruments, together with all amendments, supplements and restatements thereof, evidencing, governing or executed or delivered in connection with the Senior Indebtedness or the Senior Creditor’s interests in the Collateral, including, without limitation, the Credit Agreement.

“Senior Indebtedness” shall mean any and all indebtedness, obligations and liabilities of every kind and character of Borrower now or hereafter owing to Senior Creditor, whether such indebtedness, obligations and liabilities are direct or indirect, primary or secondary, joint, several or joint and several, fixed or contingent and whether incurred by Borrower as maker, endorser, guarantor or otherwise, including, without limitation, any and all indebtedness, obligations and liabilities of Borrower now or hereafter owing to Senior Creditor pursuant to or evidenced by the Senior Documents.

ARTICLE II RIGHTS IN COLLATERAL

2.1 Priorities Regarding Collateral. The Junior Creditor covenants and agrees that it will not take or hold any liens or security interests on any property of Borrower. If for any reason, however, the Junior Creditor does obtain a lien or security interest in the Collateral, any and every lien and security interest in the Collateral in favor of or held for the benefit of the Senior Creditor has and shall have priority over any lien or security interest that Junior Creditor has or might have or acquire in the Collateral notwithstanding any statement or provision contained in the Junior Documents or otherwise to the contrary and irrespective of the time or order of filing or recording of financing statements, deeds of trust, mortgages or other notices of security interests, liens or assignments granted pursuant thereto, and irrespective of anything contained in any filing or agreement to which any party hereto or its respective successors and assigns may now or hereafter be a party, and irrespective of the ordinary rules for determining priorities under the Uniform Commercial Code or under any other law governing the relative priorities of secured creditors.

2.2 Management of Collateral. Senior Creditor shall have the exclusive right to manage, perform and enforce the terms of the Senior Documents with respect to the Collateral, to exercise and enforce all privileges and rights thereunder according to its discretion and the exercise of its business judgment including, but not limited to, the exclusive right to take or retake possession of the Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate the Collateral, pursuant to a foreclosure or otherwise. Notwithstanding any rights or remedies available to the Junior Creditor under applicable law or under any document or instrument evidencing, securing or otherwise executed in connection with the incurrence of the obligations contemplated by the Junior Documents, Junior Creditor shall not be permitted to foreclose upon its security interest in any of the Collateral, or to exercise similar remedies with respect thereto, so long as any of the Senior Indebtedness shall continue to exist, and only the Senior Creditor shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of Collateral. Junior Creditor will not in any manner interfere with Senior Creditor’s security interests in the Collateral unless and until Borrower has satisfied in full the Senior Indebtedness and Senior Creditor has given Junior Creditor written notice thereof. The Junior Creditor waives notice of, and agrees not to challenge the method, manner, time, place or terms, of any disposition of the Collateral by Senior Creditor. Accordingly, should Senior Creditor elect to exercise its rights and remedies with respect to any of the Collateral, Senior Creditor may proceed to do so without regard to any interest of the Junior Creditor, and the Junior Creditor waives any claims that it may have against Senior Creditor for any disposition of the Collateral. The Junior Creditor agrees, whether or not a default has occurred in the payment of any indebtedness or the performance of any other obligations to it, that any liens on and security interests in the Collateral or any portion thereof that it might have or acquire shall automatically be fully released ipso facto as to all indebtedness and other obligations secured thereby owing to Junior Creditor if and when Senior Creditor releases its lien in and security interest on such Collateral in the event of any sale, disposition or other realization by Senior Creditor (or any agent therefor) upon such Collateral.

ARTICLE III PROCEEDS

3.1 Distribution of Proceeds of Collateral. At any time during which all or any part of the Senior Indebtedness remains outstanding, and whether or not the same is then due and payable, the Proceeds of any sale, disposition or other realization by Senior Creditor (or any agent therefor) upon all or any part of the Collateral shall be applied first to the payment in full of all Senior Indebtedness in such order as Senior Creditor shall determine in its sole discretion exercised in good faith.

3.2 Contingent Obligations. For purposes of distributing the Proceeds of Collateral pursuant to this Article III, the portion of Senior Indebtedness consisting of loans or advances not yet made by Senior Creditor to Borrower under the Senior Documents (including, but not limited to, amounts with respect to letters of credit outstanding and reimbursement for fees, costs and expenses) shall be considered Senior Indebtedness then outstanding, and the Senior Creditor shall have the right to retain, in a cash collateral account, cash collateral equal to the amount thereof which Senior Creditor determines, in its sole good faith discretion, may arise or exist from time to time.

3.3 Holding of Proceeds in Trust. Except as provided for in Article IV of this Agreement, in the event the Junior Creditor receives Proceeds of the Collateral, Junior Creditor shall be deemed to hold all of such Proceeds in trust for the benefit of Senior Creditor until the proper application thereof in accordance with Section 3.1 hereof. The Junior Creditor shall not seek to challenge the validity, enforceability, priority or perfection of any of the Senior Documents if the purpose or effect thereof would in any manner defeat or delay the distribution of the Proceeds of any Collateral in the manner set forth in Section 3.1 hereof.

ARTICLE IV SUBORDINATION

The Junior Creditor covenants and agrees that the Junior Indebtedness, howsoever evidenced and whether now existing or hereafter incurred, shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Indebtedness:

(a) The holder of the Senior Indebtedness shall first be finally and irrevocably paid in cash an aggregate amount equal to the principal thereof and termination fees, if any, interest at the time due thereon, and all other costs, fees, expenses and/or obligations now or hereafter owing thereunder, before any payment or Distribution of any character, whether in cash, securities or other property, shall be made on account of the Junior Indebtedness or otherwise to or for the benefit of Junior Creditor; and any payment or Distribution of any character, whether in cash, securities or other property, which would otherwise, but for the provisions of this Article IV, be payable or deliverable in respect of the Junior Indebtedness or otherwise shall be paid or delivered directly to the holder of the Senior Indebtedness (or its duly authorized representatives), until all the Senior Indebtedness shall have been paid in full.

(b) Notwithstanding the provisions of subparagraph (a) of this Article IV, Borrower may (i) pay interest on the unpaid principal balance of the Junior Indebtedness on a monthly basis in arrears and make both scheduled payments and prepayments of principal on the terms and conditions set forth in the Junior Documents and (ii) make Distributions to Atmos Energy Holdings, Inc., a Delaware corporation (the “Permitted Payments”); provided, however, that as a condition precedent to Borrower’s right to make (and the Junior Creditor’s rights to receive) any and all such Permitted Payments, there shall not have occurred or then exist a Default or Event of Default under any of the Senior Indebtedness or any of the Senior Documents, or an event or condition which with notice, lapse of time or the making of such payment or Distribution would constitute a Default or Event of Default under any of the foregoing.

(c) The Junior Creditor agrees to promptly notify the Senior Creditor in writing of any default or event of default on any Junior Indebtedness or otherwise or under any of the Junior Documents and further agrees not to exercise any right or remedy or take any enforcement action with respect to any default or event of default on any of the Junior Indebtedness or otherwise or under any of the Junior Documents until such time as the Senior Indebtedness has been paid in full. Without limiting any of the foregoing, any failure of Borrower to perform any of its obligations to Junior Creditor as a result of any of the prohibitions, restrictions or limitations set forth in this Agreement shall not constitute the basis for a default or event of default on any Junior Indebtedness or under any Junior Documents.

(d) No reimbursement, payment, direct or indirect, or disbursement of other property or assets of Borrower shall be made by Borrower on account of the Junior Indebtedness or otherwise or received, accepted, retained or applied by the Junior Creditor (except for the account and benefit of Senior Creditor, which shall be held in trust for Senior Creditor or except for Permitted Payments as allowed in subparagraph (b) of this Article IV) until such time as the Senior Indebtedness has been finally and irrevocably paid in full in cash.

(e) Without affecting Junior Creditor’s obligations set forth in this Agreement not to exercise any remedy as set forth in this Agreement, in the event that the Junior Creditor receives any payment of any character, whether in cash, securities, or other properties, payable or deliverable in respect of the Junior Indebtedness and (i) such payment would cause an event or condition to occur which, with notice, lapse of time, or both, would cause a Default or an Event of Default to occur under the Senior Documents; or (ii) such payment is made after a Default or an Event of Default has occurred under the Senior Documents; or (iii) such payment is made at a time that the management of Borrower knew or reasonably should have known that a Default or an Event of Default had occurred under the Senior Documents, or that such payment could reasonably be expected to cause a Default or an Event of Default to occur under the Senior Documents, then such cash, securities or other properties shall be held in trust for the benefit of the holder of the Senior Indebtedness and shall be paid or delivered to the holder of the Senior Indebtedness (or its authorized representatives), in the proportions in which it holds same, until all the Senior Indebtedness shall have been paid in full.

(f) The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the holder of the Junior Indebtedness, on the one hand, and the holder of the Senior Indebtedness on the other hand. Nothing contained in this Agreement is intended to or shall impair, as between Borrower and its creditors other than the holder of the Senior Indebtedness and the holder of the Junior Indebtedness, the obligations of Borrower which are absolute and unconditional, to pay to the holder of the Junior Indebtedness the principal thereof and interest thereon as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights against Borrower of the holder of the Senior Indebtedness.

(g) No right of any present or future holder of any of the Senior Indebtedness to enforce the subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Borrower or by any act in good faith or failure to act in good faith by any such holder, or by any noncompliance by Borrower with the covenants, agreements and conditions of the Junior Indebtedness, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

(h) Senior Creditor shall have no obligation to preserve the rights of the Collateral against any prior parties or to marshal any of the Collateral for the benefit of any Person.

ARTICLE V BENEFIT OF AGREEMENT; AMENDMENT

This Agreement shall constitute a continuing offer to any person who, in reliance upon such provisions, become a Senior Creditor, and such provisions are made for the benefit of each Senior Creditor, acting on behalf of the Banks, and each of them may enforce such provisions. The Junior Creditor agrees not to assign or transfer, at any time this Agreement remains in effect, any rights, claim or interest of any kind in or to any Junior Indebtedness without first notifying Senior Creditor and making such assignment expressly subject to this Agreement. The provisions of the Junior Documents as in effect on the date hereof may not be amended or modified in any respect without the prior written consent of Senior Creditor.

ARTICLE VI FURTHER ASSURANCES

Each of the parties hereto hereby agrees to promptly execute and deliver to the other parties hereto any and all such further instruments and documents and take such further action as such other parties may reasonably request in order to fully effect the purposes of this Agreement.

ARTICLE VII REPRESENTATIONS AND WARRANTIES

7.1 Senior Creditor and Junior Creditor. Each of the parties hereto hereby represents and warrants to the other party hereto that:

(a) such party has full power, authority and legal right to execute, deliver and perform this Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement; and

(b) this Agreement constitutes a legal, valid and binding obligation of such party enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

ARTICLE VIII BANKRUPTCY

Junior Creditor agrees not to commence, or to join with any other creditor in commencing any case under Title 11 of the United States Code, as amended and/or superseded (the “Federal Bankruptcy Code”) by or against Borrower or any of its property without the prior written consent of Senior Creditor. The provisions of this Agreement shall continue in full force and effect, notwithstanding the commencement of a case under the Federal Bankruptcy Code by or against Borrower. In furtherance of the foregoing, if Junior Creditor receives any property of, or payments from Borrower after the commencement of such a case on account of a secured claim which is subordinated by the terms of this Agreement (whether as “adequate protection” payments or otherwise), Junior Creditor shall immediately turn such property or payments over to Senior Creditor. To the extent that Junior Creditor has or acquires any rights under Section 363 or Section 364 of the Federal Bankruptcy Code with respect to the Collateral, the Junior Creditor hereby agrees not to assert such rights without the prior written consent of Senior Creditor. Junior Creditor hereby grants to Senior Creditor the right, but Senior Creditor shall not be obligated, to file, prove and vote claims on account of the Junior Indebtedness in any receivership, bankruptcy, or other proceeding under the Federal Bankruptcy Code commenced by or against Borrower.

ARTICLE IX MISCELLANEOUS

9.1 No Waiver, Cumulative Remedies. No failure to exercise, and no delay in exercising on the part of any party hereto, any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and shall not be exclusive of any rights or remedies provided by law.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telegraph, telecopier, or telex) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or five days after being deposited in the mail, postage prepaid, or, in the case of telegraphic notice, when delivered to the telegraph company, or in the case of telex notice, when sent, answer back received, addressed as set forth below or to such address or other address as may be hereafter notified by the respective parties hereto:

To Senior Creditor:	BNP Paribas 787 Seventh Avenue New York, New York 10019 Attention: Andrew Stratos Telephone: (917) 472-4717 Facsimile: (212) 841-2536

To Junior Creditor:
Attention:
Telephone:
Facsimile:

9.3 GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS, TRANSFEREES AND ASSIGNS.

9.4 Amendments and Waivers. Neither this Agreement nor any of the terms hereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by each of the parties hereto.

9.5 Exculpation. Neither Senior Creditor nor its agents have made to the other parties hereto nor do any of them hereby or otherwise make any representations or warranties, express or implied, nor do they assume any liability with respect to (i) obligors under any instruments of guarantee; (ii) the enforceability, validity, value or collectibility of Senior Indebtedness, any Collateral therefor, or any guarantee or security which may have been granted to any of them in connection with the Senior Documents; or (iii) Borrower’s title or right to transfer any collateral or security. No party hereto shall be liable to any other party hereto for any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on its part or its respective agents, officers, employees or attorneys with respect to any transaction relating to the Collateral or this Agreement. To the maximum extent permitted by law, except as otherwise provided herein, Junior Creditor waives any claim it might have against Senior Creditor with respect to, or arising out of, the handling of the Collateral (including, without limitation, any such claim based upon the timing or method of realizing upon such Collateral).

9.6 Third Party Rights. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or other interest under, or because of the existence of, this Agreement.

9.7 Termination. This Agreement shall terminate upon the final and indefeasible payment in full of all the Senior Indebtedness and the termination of all of the Senior Documents.

9.8 Counterparts. This Agreement may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

9.9 Legend. All promissory notes issued in connection with the Junior Indebtedness shall contain a legend substantially in the form of the following:

“THIS PROMISSORY NOTE, AND PAYMENT AND ENFORCEMENT HEREOF, IS SUBJECT TO THE TERMS AND PROVISIONS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF             , 20     BETWEEN BNP PARIBAS, AS ADMINISTRATIVE AGENT, AND                                                              , AS SUCH SUBORDINATION AGREEMENT MAY BE AMENDED FROM TIME TO TIME.”

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[EXECUTION PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

SENIOR CREDITOR:

BNP PARIBAS, as Administrative Agent

By:
Name:
Title:

JUNIOR CREDITOR:

By:
Name:
Title:

ACKNOWLEDGMENT BY ATMOS ENERGY MARKETING, LLC

ATMOS ENERGY MARKETING, LLC hereby acknowledges receipt of a copy of the foregoing Subordination Agreement and agrees that, except as otherwise provided by the foregoing Subordination Agreement, it will not pay any indebtedness subordinated by the foregoing Subordination Agreement until all the Senior Indebtedness shall have been paid in full.

ATMOS ENERGY MARKETING, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT H

BAILEE ACKNOWLEDGEMENT

BNP PARIBAS 787 Seventh Avenue, 30th Floor New York, New York 10019 Attention: Andrew Stratos Fax: (212) 841-2536 Telephone: (917) 472-4717	ATMOS ENERGY MARKETING, LLC 13430 Northwest Freeway, Suite 700 Houston, Texas 77040 Attention: Ronald W. Bahr Fax: (713) 688-5124 Telephone: (713) 688-7771

[Date]

To [NAME OF BAILEE/CONSIGNEE]

      [ADDRESS]

Re:	[NAME OF GRANTOR]

Ladies and Gentlemen:

Atmos Energy Marketing, LLC (“Atmos”) hereby notifies and acknowledges to [NAME OF BAILEE/CONSIGNEE] (the “Company”) that it has granted to BNP Paribas, on its own behalf and on behalf of certain secured parties (the “Collateral Agent”), a security interest in all [INSERT DESCRIPTION OF COMMODITY HELD] and the proceeds thereof currently held or which may be delivered from time to time to the Company [for storage/on consignment] at its facility located at [                            ] (the “Product”).

Atmos remains the owner of the Product and the Company can follow any and all instructions of Atmos until the Company shall have received notice from the Collateral Agent (a “Control Notice”) instructing the Company to no longer take instruction from Atmos. After receipt of a Control Notice, Atmos irrevocably authorizes and instructs the Company to take instructions only from the Collateral Agent with respect to the Product and any warehouse receipts or documents of title related thereto. The Company shall be fully protected in relying upon any Control Notice and any subsequent instructions from the Collateral Agent. Atmos hereby irrevocably agrees that delivery of any or all of the Product by the Company in accordance with any such notification and instruction from the Collateral Agent shall constitute delivery of such Product to a person whose receipt was rightful as against Atmos, notwithstanding that Atmos is the holder or the party to which delivery is to be made under or pursuant to any warehouse receipt or other document of title.

By countersigning below, the Company (a) acknowledges the Collateral Agent’s security interest in the Product, (b) confirms that no party has advised the Company that such party claims a security interest or lien in the Product or requested the Company to hold the Product, or any portion thereof, for its benefit, and (c) agrees that, without prior notice to the Collateral Agent, the Company will not issue negotiable warehouse receipts or documents of title covering the Product. [For a Consignee Add: If the Company purchases any of the Product, it will pay the purchase price to Account Number                     6 at BNP Paribas or to such other account as instructed jointly by Atmos and the Collateral Agent or, after any Control Notice, as instructed by the Collateral Agent. On payment to such account, title to the Product purchased will pass to the Customer free and clear of any security interest or lien of the Collateral Agent.]

[SIGNATURE PAGES FOLLOW]

[6]	A Controlled Account.

Sincerely,

BNP PARIBAS, as Collateral Agent

By:
Name:
Title:

ATMOS ENERGY MARKETING, LLC

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[NAME OF BAILEE/CONSIGNEE]

By:
Name:
Title:

[INSERT CONTACT INFORMATION]

EXHIBIT I

FORM OF EMBEDDED VALUE REPORT

[Provided Separately]

I-1

EXHIBIT J

SPT ACTIVITY REPORT AS OF [DATE]

In my capacity as Responsible Officer for ATMOS ENERGY MARKETING, LLC, I hereby certify that as of the date written above, the amounts indicated below were accurate and true as of the date of preparation. I also certify that SPT Contract related activity has not exceeded the limitations set forth in Section 8.16 of the Credit Agreement.

SPT Bank	Maximum Swap Bank Close-Out Amount	Maximum Physical Trade Bank Close- Out Amount	Maximum SPT Bank Close-Out Amount	Current Swap Bank Close- Out Amount	Current Physical Trade Bank Close-Out Amount	Current Aggregate SPT Bank Close-Out Amount	Available SPT Close- Out Amount
BNP Paribas	$50,000,000	$50,000,000	$50,000,000
Société Générale	$50,000,000	$50,000,000	$50,000,000
Royal Bank of Scotland	$25,000,000	$25,000,000	$25,000,000
Natixis	$25,000,000	N/A	$25,000,000
Brown Brothers Harriman & Co.	N/A	N/A	N/A
Credit Agricole	$25,000,000	N/A	$25,000,000
DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main	N/A	N/A	N/A
Lloyds TSB Bank plc	N/A	N/A	N/A
Rabobank	$25,000,000	N/A	$25,000,000
Trustmark National Bank	N/A	N/A	N/A
Totals	N/A	N/A	N/A

J-1

CALCULATION OF SPT ACTIVITY UTILIZATION RATIO

Total Current Aggregate SPT Bank Close-Out Amount (“Total CO Amount”)[7]	Amount of Outstanding SPT-Related Standby Letters of Credit (excluding all Physical Trade Delivery-Related Standby Letters of Credit) (“Total SPT L/C Amount”)	Covenant Cap (“Covenant Cap”)[8]	“SPT Activity Utilization Ratio” = ((Total CO Amount) + (Total SPT L/C Amount)) /(Covenant Cap) [expressed as a percentage, rounded to the ninth decimal place]
$40,000,000	[ ]	$100,000,000

By:
Responsible Officer

[7]	Determined by reference to the U.S. Dollar amount listed in the last row under the heading “Current Aggregate SPT Bank Close-Out Amount
[8]	Determined by reference to the limit set in Section 8.16 of the Credit Agreement, which as of the closing of the Fifth Amended & Restated Credit Agreement is $100,000,000.

J-2

EXHIBIT K

(AGENT BANK LETTERHEAD)

FORM OF ADMINISTRATIVE AGENT CONFIRMATION OF

LETTER OF CREDIT ISSUANCE/ AMENDMENT APPROVAL

[DATE]

To: [Issuing Bank]

Re:	Confirmation of Approval

Dear [Issuing Bank]:

Reference is made herein to that certain Fifth Amended and Restated Credit Agreement, dated as of December 8, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among ATMOS ENERGY MARKETING, LLC, a Delaware limited liability company (the “Borrower”), BNP PARIBAS, a bank organized under the laws of France, as a Bank, an Issuing Bank, Administrative Agent and Collateral Agent, SOCIETE GENERALE, as Co-Syndication Agent, an Issuing Bank and a Bank, ROYAL BANK OF SCOTLAND, as Co-Syndication Agent and a Bank, CREDIT AGRICOLE, NATIXIS and RABOBANK, as Co-Documentation Agents and Banks, and each other financial institution which may become a party hereto (collectively the “Banks”).

Pursuant to Section 3.02(a) of the Credit Agreement, the Administrative Agent hereby confirms that the [Issuance/Amendment] of the Letter of Credit requested by the Borrower as of [            ], 20[    ], pursuant to its submission of the [L/C Application/ LC Amendment Application] attached hereto as Annex 1 is permitted in accordance with the terms of the Credit Agreement [and, immediately prior to and after giving effect to the Issuance of such Letter of Credit, no condition set forth in Section 3.01(b) of the Credit Agreement shall exist or result therefrom].

K-1

BNP PARIBAS, a bank organized under the laws of France, as Administrative Agent

By:
Name:
Title:

K-2